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As filed with the Securities Exchange Commission on May 19, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PETROSHARE CORP.
(Exact name of Registrant as specified in its charter)

Colorado	1311	46-1454523
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9635 Maroon Circle, Suite 400
Englewood, Colorado 80112
(303) 500-1160
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Stephen J. Foley
Chief Executive Officer
PetroShare Corp.
9635 Maroon Circle, Suite 400
Englewood, Colorado 80112
(303) 500-1160
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David J. Babiarz James A. Liebscher Polsinelli PC 1401 Lawrence Street, Suite 2300 Denver, Colorado 80202 (303) 572-9300	Robert G. Reedy Kevin J. Poli Porter Hedges LLP 1000 Main Street, 36th Floor Houston, Texas 77002 (713) 226-6674

Approximate date of commencement of proposed sale to the public:
As soon as practical after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒ Emerging Growth Company ☒

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)(2)(3)	Amount of registration fee(4)

Common Stock, $0.001 par value per share			$50,000,000	$5,795.00

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act.

(2)
Pursuant to Rule 416(a) under the Securities Act, if prior to completion of the distribution of the securities covered hereby, (i) additional securities of the same class are issued or issuable as a result of a stock split or stock dividend, this registration statement shall be deemed to cover the additional securities resulting from the split or the stock dividend on the registered securities, and (ii) all the securities of a class which includes the registered securities are combined by a reverse split into a lesser amount of securities of the same class, the amount of undistributed securities of such class deemed to be covered hereby shall be proportionately reduced.

(3)
Includes the aggregate offering price of additional shares of common stock represented by the underwriters' option to purchase shares of our common stock to cover over-allotments, if any.

(4)
A registration fee in the amount of $3,969.45 was previously paid by the Registrant in connection with the filing of a Registration Statement on Form S-1 (Registration No. 333-213113) on October 31, 2016. The Registrant did not sell any securities pursuant to Registration Statement No. 333-213113 and it was withdrawn on November 29, 2016. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the filing fee of $3,546.73 previously paid by the Registrant is being used to offset the filing fee of $5,795.00 required for the filing of this Registration Statement.

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 19, 2017

PRELIMINARY PROSPECTUS

PetroShare Corp.

            Shares

Common Stock

        We are offering                shares of our common stock. Our common stock is currently quoted on the OTCQB Marketplace under the symbol "PRHR." We plan to apply to list our common stock on the NYSE MKT under the symbol "PRHR" prior to the date of closing of the offering. We intend to seek approval from our shareholders to grant our Board of Directors the discretion to implement a reverse split of our common stock prior to the date of this prospectus if necessary to meet the minimum share price of the initial listing requirements of the NYSE MKT. The share prices on an over-the-counter marketplace may not be indicative of the market price of our common stock on the NYSE MKT. On May 18, 2017, the last reported sale price of our common stock on the OTCQB Marketplace was $1.94 per share.

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements for future filings.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 19 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds to us, before expenses	$	$

(1)
Includes total incentive fees payable to Johnson Rice & Company L.L.C. and Seaport Global Securities equal to 1.00% of the aggregate gross proceeds of this offering, including any proceeds from the exercise by the underwriters of their option to purchase additional shares. We have also agreed to reimburse the underwriters for certain of their expenses. See "Underwriting" on page 94 of this prospectus for more information about these arrangements.

        The underwriters have the option to purchase up to an additional                shares from us to cover over-allotments at the public offering price less the underwriting discount and commissions.

        We expect that delivery of the common stock will be made through the facilities of the Depository Trust Company on or about                        , 2017.

Joint Book-Running Managers

Johnson Rice & Company L.L.C.	Seaport Global Securities

The date of this prospectus is                        , 2017

ADDITIONAL INFORMATION

        You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, the securities covered hereby only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities covered hereby. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

        For investors outside the United States: Neither we nor any of the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside of the United States.

        This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

        We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

        Except where the context requires otherwise, in this prospectus the "Company," "PetroShare Corp.," "PetroShare," "we," "us," and "our" refer to PetroShare Corp., a Colorado corporation.

        This prospectus contains descriptions of certain contracts, agreements or other documents affecting our business. These descriptions are not necessarily complete. For the complete text of these documents, you can refer to the exhibits filed with or incorporated by reference in the registration statement of which this prospectus is a part. See "WHERE YOU CAN FIND ADDITIONAL INFORMATION."

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, especially the "Risk Factors" section beginning on page 19 and our financial statements and notes thereto contained in this prospectus, before making an investment decision. This prospectus includes certain terms commonly used in the oil and natural gas industry, which are defined in the "GLOSSARY OF OIL AND NATURAL GAS TERMS" in Appendix A beginning on page A-1.

 BUSINESS OVERVIEW

        We are an independent oil and natural gas company focused on the acquisition and development of crude oil and natural gas properties and have assembled approximately 9,900 net acres, including mineral rights only acreage, most of which is located in the Denver-Julesburg Basin, or the DJ Basin, in northeast Colorado. Our current operating focus is within the Wattenberg Field of the DJ Basin, which is located primarily in Adams and Weld Counties, Colorado. We have concentrated our efforts in areas where we believe the geo-mechanical characteristics of the underlying formations offer the potential for greater returns on capital. Our evaluation metrics include reservoir thickness, rock quality and resistivity of each formation, each of which affect the number of wells we plan to drill per drilling spacing unit.

        We have placed particular emphasis on acquiring acreage in an area of the southern Wattenberg Field in Adams County and southwest Weld County, Colorado, along with an area southeast of the field, which areas we refer to collectively as the Southern Core, where we have assembled approximately 8,900 net acres. We selected our Southern Core acreage due to the quality of the hydrocarbon bearing rock, the production performance from other nearby wells, and the liquids-weighted nature of the production. We believe that all of these factors make development of much of our Southern Core acreage economic in the prevailing commodity price environment. We also have recently completed acquisitions in an area in the northern portion of the Wattenberg Field that previously has yielded hydrocarbon production from both vertical and horizontal wells.

        We have identified over 250 gross potential horizontal drilling locations, which could result in over 90 net standard-range lateral wells (approximately 5,000 lateral feet), in areas of the Wattenberg Field that are prospective for oil and liquids-rich natural gas in the Niobrara and Codell formations. However, our strategy is to drill and participate in as many mid-range (approximately 7,500 lateral feet) and extended-range lateral (approximately 10,000 lateral feet) wells as feasible, which could result in fewer net wells in our inventory. Industry results and our own technical analysis have suggested that mid and extended-range lateral wells are the most efficient method to develop acreage in the Wattenberg Field. Ultimately the number of mid and extended-range lateral wells we are able to drill or participate in will be determined by several factors including the nature and size of our interest in the acreage, nearby development, geology, drilling spacing units, permitting, surface access, and pad location. Over 100 of these locations are either permitted, or in the process of being permitted, and are comprised of standard, mid and extended-range lateral wells.

        The following map illustrates the location of the Southern Core:

        Our strategy is to continue to leverage our management team's extensive technical, land, financial, and industry operating experience to direct the majority of our capital expenditure program through June 30, 2018 toward drilling operated Niobrara and Codell horizontal wells and acquire additional leaseholds in the DJ Basin, which we believe will enhance our strategic value. Since entering the DJ Basin in 2015, we have grown our position through acquisitions and organic leasing activities. Consistent with our track record, we plan to continue to selectively and opportunistically pursue strategic acquisitions in and around our core areas in Adams and Weld Counties.

        We have an interest in 80 gross (26.4 net) productive wells and 33,151 gross (9,929 net, including 410 net minerals only) acres of oil and gas properties. With the exception of 17 gross (2.9 net) horizontal wells in which we are participating as a non-operator, all of these wells are vertical wellbores. Over the first quarter of 2017, we produced hydrocarbons at an average rate of approximately 440 BOE/D. At the end of April 2017, our average production exceeded 1,300 BOE/D, or approximately three times the average first quarter rate. At December 31, 2016, we had estimated proved developed reserves of 740 MBOE and proved undeveloped reserves of 5,568 MBOE, with a standardized measure of approximately $42.8 million and a PV-10 value of approximately $48.6 million based on SEC pricing of $42.75 per Bbl and $2.481 per MMBtu. For an explanation of the PV-10 value and a reconciliation to the standardized measure, see "—Summary Historical Reserve Data."

        The table below presents summary information with respect to our current acreage position:

	Total
Location	Gross	Net
Southern Core
Todd Creek Farms	4,512	1,526
South Brighton	5,015	2,030
Runway	16,473	5,359
Northern Wattenberg	1,796	642
Other	80	20
Buck Peak	5,276	352

Total acreage	33,152	9,929

SOUTHERN CORE OVERVIEW

        We have subdivided our Southern Core focus area into the Todd Creek Farms, South Brighton, and Runway prospects. The Southern Core covers areas in the southern Wattenberg Field as well as outlying areas to the southeast of the field, all of which is a part of the DJ Basin. Discovered in 1970, and historically a gas field, the Wattenberg Field now produces both crude oil and natural gas primarily from the Niobrara and Codell formations. The DJ Basin generally extends from the Denver metropolitan area throughout northeast Colorado into parts of Wyoming, Nebraska, and Kansas. The majority of the Wattenberg Field lies in Weld County but reaches into Adams, Arapahoe, Boulder, Broomfield, Denver, and Larimer Counties, all in Colorado.

        Our primary targets in the Southern Core are the multiple benches in the Niobrara formation, including the A, B, and C benches, and the Codell formation. The outlying portions of our Southern Core acreage, including our Runway prospect, is prospective for the D and J Sands.

        The Niobrara formation is a calcareous chalk, shale, and limestone rock formation varying from approximately 200 to 1,500 feet in thickness and extending from Canada to New Mexico, but the vast majority of the oil and natural gas concentration is in Colorado and Wyoming. The formation generally slopes downward from east to west, from Kansas to western Colorado, from hydrocarbon producing depths of approximately 1,000 feet to 12,000 feet below the surface. The Codell formation is an oil and natural gas producing tight sandstone formation generally found at depths of approximately 7,000 to 8,000 feet below the surface and located at the base of the Niobrara—Fort Hays limestone member.

        The D and J Sands are present throughout the Wattenberg Field and contain hydrocarbons at depths ranging from 4,000 feet to 10,000 feet in the center of the DJ Basin. The D Sand is generally economically productive for both oil and gas in vertical wells when such wells encounter higher quality sandstones. The J Sand is the principal formation in the Wattenberg Field and produces gas and associated condensate from tight sand reservoirs. We have access to 3D seismic data in the area of our Runway prospect which may help us determine the best way to ultimately develop our acreage.

        The Southern Core covers areas in Adams County and southwest Weld County. The Southern Core area saw significant development through vertical drilling in the preceding decades, but modern horizontal drilling is relatively new for the area. The "northern core Wattenberg," located south of Greeley, Colorado in west-central Weld County, has been the primary focus of oil and gas producers for the past seven years. However, activity in the Southern Core has picked up significantly over the past two years and, according to the Colorado Oil and Gas Conservation Commission ("COGCC") records, active operators in the Southern Core, including PDC Energy, Inc. ("PDC"), Great Western Oil & Gas Co. ("Great Western"), Ward Petroleum Co. ("Ward"), and Kerr-McGee Corporation

("Kerr-McGee"), are increasing their permitting, spacing and drilling programs. We believe the Southern Core provides us compelling economics in the current price environment.

        We currently possess a total inventory of over 220 gross potential horizontal drilling locations (up to 84 net wells) on our Todd Creek Farms and South Brighton prospects in the Southern Core, including 100 locations that are fully permitted or in the final permitting stages. This horizontal well inventory assumes 12 to 16 wells per 640-acre drilling spacing unit with multi-zone potential in the Codell and Niobrara A, B, and C formations. This multi-zone potential has been successfully tested by other operators and we are currently participating as a non-operator in active development programs with three different established area operators. Our participation is comprised of multiple horizontal wells targeting the Codell and all three benches of the Niobrara formation.

        Through the period ending June 30, 2018, we plan on spending $53.2 million on development of our properties, lease acquisitions, and working capital. Our plan is to drill approximately 24 gross (10.2 net) operated wells and participate in an additional 12 gross (1.3 net) non-operated wells in the Southern Core. We plan to fund these activities using the net proceeds from this offering, cash on hand, cash flow generated from operations, including our non-operated wells, and additional equity or debt financings as necessary.

Southern Core: Todd Creek Farms

        Within the Southern Core, our primary prospect is Todd Creek Farms, which is located in northwest Adams County, Colorado. We have assembled a 4,512 gross (1,526 net) acre position in Todd Creek Farms. Through our geologic analysis, as well as the results from wells in which we have participated as a non-operator, we identified the Todd Creek Farms prospect as being highly prospective for multi-bench horizontal well development in the Niobrara A, B, C, and Codell formations.

  Todd Creek Farms—Operated Activity

        We have obtained permits for 22 operated wells on our Todd Creek Farms acreage. After setting surface casing in April 2017, we began horizontal lateral drilling operations of all 14 Shook pad wells in May 2017, on which we have permitted 6 Codell wells and 8 wells targeting all three benches of the Niobrara. Our working interest in the Shook pad wells averages approximately 45%. Our second operated pad is expected to be the Corcillius pad, on which we have permitted 8 wells targeting the Codell and Niobrara formations. However, we do not expect to begin any drilling operations on the Corcillius pad until early 2018.

        Under our operated capital plan through June 30, 2018, we plan to drill and complete 14 gross (6.3 net) operated horizontal wells on our Shook pad and 7 gross (3.1 net) operated horizontal wells on our Corcillius pad, for a total capital expenditure of approximately $34 million.

  Todd Creek Farms—Non-Operated Activity

        During 2016 and the first quarter of 2017, we participated in the drilling and completion of 17 gross (2.9 net) horizontal wells in Todd Creek Farms. All of these wells are operated by companies with an established track record in the Wattenberg Field, including PDC, Great Western, and Ward. In addition to the aforementioned wells, we have been informed that Great Western and Ward plan to collectively drill up to 12 additional gross wells on pads in Todd Creek Farms over the next 12 to 14 months. While as a non-operator we are unable to control whether and when these additional wells will be drilled and completed, we have allocated a total capital cost of $5.8 million for an additional 1.3 wells net to our interest.

        The PDC Jacobucci pad, where we have working interests ranging from 8% to 27%, is currently on production and flowing back into the sales pipeline. The Jacobucci pad is comprised of 14 mid-range horizontal wells, including 6 Codell wells, 3 Niobrara B wells, and 5 Niobrara C wells. In the same area, we participated in 2 extended-range lateral wells that are operated by Great Western on its Marcus pad, targeting the two separate benches in the Niobrara, with an approximately 15% working interest in each well. The Marcus pad wells had 120-day average daily production rates of 639 and 645 gross BOE/D per well, respectively. We also participated in one standard-range lateral Codell well with an approximately 11% working interest operated by Ward on its Riverdale pad, which had a 90-day average daily production rate of 542 gross BOE/D.

Southern Core: South Brighton

        Our South Brighton prospect is east of our Todd Creek Farms prospect and sits in northern Adams County and southern Weld County, Colorado. We acquired the majority of this acreage in our transaction with Crimson Exploration Operating, Inc. ("Crimson") during 2016. We have leaseholds encompassing 5,015 gross (2,030 net) acres in South Brighton. We believe South Brighton is prospective for multi-bench horizontal well development in the Niobrara and Codell formations.

  South Brighton—Operated Activity

        We anticipate that our first operated drilling program at South Brighton will be the Brighton Lakes pad on which we have an application pending for 8 extended-range lateral wells. We expect the pad to consist of up to 3 Codell wells and 5 Niobrara wells. Our working interest in the proposed Brighton Lakes pad wells averages approximately 26%. We expect to begin drilling operations on the Brighton Lakes pad by the first quarter of 2018. Under our operated capital plan through June 30, 2018, we plan to drill and complete 3 gross (0.8 net) operated horizontal wells on our Brighton Lakes pad, for a total capital expenditure of $4.4 million.

  South Brighton—Non-Operated Activity

        We have not participated in any non-operated wells in South Brighton; however, industry activity has picked up and we expect to receive notice to participate in wells from operators on our acreage over the next 12 months. Each of Great Western, Edge Petroleum Corp. ("Edge Petroleum"), Ward, and HRM Resources has acreage offsetting our South Brighton acreage. Edge Petroleum has permitted 10 standard-range lateral wells in South Brighton in which we have a 25% working interest; however, Edge Petroleum has not submitted an authorization for expenditure on these wells and they may or may not be drilled by June 30, 2018.

Southern Core: Runway

        Our Runway prospect is east of our Todd Creek Farms and South Brighton prospects and lies within Adams County, Colorado east of the Denver International Airport. With the closing of the Morning Gun acquisition on April 3, 2017 (as discussed further below), we now have leaseholds encompassing 16,473 gross (5,359 net) acres in the Runway prospect. Most of this acreage is held by production from vertical wells, giving us control of the pace of the development of this area. Nearby operator activity has shown this acreage to be prospective for D and J Sands and able to be developed using both vertical and horizontal wells.

        A number of public and private company operators are developing acreage near our position and we plan to monitor these operators' results. We believe this area to have extensive hydrocarbon saturation in tight sand reservoirs. At this time, we do not plan on allocating any capital to this area over the next 12 months; however, we will monitor nearby activity and may increase allocated capital to our Runway prospect if we feel the risk-adjusted returns on capital meet internal return targets.

 OTHER PROPERTIES

Northern Wattenberg Field

        In addition to our Southern Core acreage, we also have assembled 1,796 gross (642 net) acres in the northern area of the Wattenberg Field. A preliminary evaluation indicates that there are 34 potential gross horizontal drilling locations, which could result in up to 12 net wells on this acreage, based on 12 wells per each 640-acre drilling spacing unit. We are the operator on the majority of this acreage, giving us control of the pace of the development of this area. Nearby operator activity has shown this acreage to be prospective for multiple benches and zones, including both the Niobrara and Codell formations. A number of operators, including Noble Energy, Inc., Extraction Oil & Gas, Inc., and Synergy Resources Corporation, dba SRC Energy Inc., are actively developing acreage in the northern Wattenberg Field. At this time, we plan on directing little to no drilling and completion capital to this area over the next 12 months; however, we will monitor nearby activity from these other operators and may increase allocated capital to this area if we feel the risk-adjusted returns on capital meet internal return targets.

Buck Peak

        In 2014, we drilled and completed our initial two-well program at our Buck Peak prospect in northwest Colorado, targeting the Niobrara formation. Those two wells resulted in nominal production and accordingly, we are not actively pursuing development in this area. We will, however, monitor activity in the area and continue to evaluate additional opportunities for our 5,276 gross (352 net) acres.

CAPITAL PLAN THROUGH JUNE 30, 2018

        We plan to use the net proceeds from this offering, along with cash on hand and cash flow from operations, including from our non-operated wells, and equity and debt financings as necessary, to embark on an aggressive drilling program to convert our undeveloped leasehold position to production, cash flow and reserves. Through June 30, 2018, we plan to spend approximately $38.7 million to drill 10.2 net operated horizontal wells and approximately $5.8 million to participate in the drilling of 1.3 net non-operated wells in the Southern Core. We also have budgeted approximately $4.6 million for additional completion costs relating to the recently completed 14 gross (2.5 net) Jacobucci pad wells in which we are participating as a non-operator and $4.1 million for additional leasehold acquisitions and working capital.

        The following table presents a summary of certain of our planned expenditures through June 30, 2018, including development of our Southern Core properties:

Capital Expenditure, Lease Acquisition and Working Capital Budget ending June 30, 2018
Pad	Operator	Budgeted Gross Wells	Estimated Gross Well Cost	Budgeted Net Wells to Drill	Drilling Budget
			(in millions)		(in millions)
Operated:
Shook	PetroShare	14.0	$3.6	6.3	$22.7
Corcillius	PetroShare	7.0	3.7	3.1	11.6
Brighton Lakes	PetroShare	3.0	5.5	0.8	4.4

Total		24.0		10.2	$38.7
Non-Operated: Prospective To Be Drilled Over the Next 12 Months
Marcus	Great Western	7.0	$5.3	0.8	$4.2
Riverdale	Ward Petroleum	5.0	2.9	0.5	1.6

Total		12.0		1.3	$5.8

Total Capital Expenditure Budget Through June 30, 2018		36.0		11.5	$44.5
Additional completion costs relating to the 14 gross well Jacobucci pad					$4.6
Leasehold Acquisition Costs and Working Capital					$4.1

Total Capital Expenditure, Lease Acquisition and Working Capital Budget Through June 30, 2018					$53.2

BUSINESS STRATEGIES

        Our primary business objective is to increase shareholder value by increasing reserves, production, and revenue at attractive rates of return on invested capital. We are focused on exploiting long-lived, unconventional oil, NGL and natural gas reserves from the Wattenberg Field. We plan to accomplish our objectives through the execution of the following strategies:

  •
  Balanced operated and non-operated capital program.  Our management team elected initially to develop our properties in the Southern Core by participating in non-operated pads with established operators such as PDC, Ward and Great Western. The individuals on our management team have extensive experience operating in the DJ Basin, which combined with knowledge gained from our recent non-operated well participation and observing offset operator activity, gives us a strong understanding of the underlying formations and optimal drilling and completion techniques in our area. Based on this information and the continued de-risking and delineation of our position by nearby operators, we commenced our operated drilling activities on our Shook pad in April 2017. We expect operational control of our properties will enable us to capture operating efficiencies and allow us to control the pace of development and capital outlay.

  •
  Aggressively develop our Southern Core acreage.  We intend to aggressively and selectively drill and develop our Southern Core acreage position to maximize the value of our resource potential. On our remaining undeveloped acreage, we believe that we can drill between 12 and 16 horizontal wells per drilling spacing unit depending on the geologic and economic viability of the various

    Niobrara and Codell targets. Utilizing these assumptions, we have identified potential drilling locations that could result in up to 84 net wells in our Todd Creek Farms and South Brighton prospects. We plan to drill 10.2 net operated and participate in 1.3 net non-operated wells through June 30, 2018.

  •
  Pursue strategic acquisitions and increase our leasehold in the Wattenberg Field.  We intend to continue to leverage our management team's extensive relationships to opportunistically increase our acreage holdings at attractive valuations. We also intend to pursue organic leasing opportunities, corporate mergers or asset acquisitions, and farm-in related opportunities. We have a successful track record of closing oil and natural gas asset acquisitions, including the recent acquisitions of well interests and net acres from PDC, Crimson and Morning Gun Exploration LLC ("Morning Gun"). Since entering the DJ Basin without any acreage in 2015, we have rapidly grown our footprint to approximately 9,600 net acres. See "RECENT DEVELOPMENTS" on page 9 for more detail on our acquisitions.

OUR COMPETITIVE STRENGTHS

        We believe we are well-positioned to capitalize on current conditions in the oil and natural gas industry as a result of the following competitive strengths:

  •
  Multi-year drilling inventory in the Todd Creek Farms and South Brighton prospects targeting the Niobrara and Codell formations.  We believe nearby operator horizontal drilling activity and well results in and around our acreage have significantly mitigated the geologic risk in our drilling program. Our Todd Creek Farms and South Brighton prospects are located in an area where drilling results and the liquids-weighted nature of the assets allow for generating accretive returns even in a low commodity price environment. We have identified over 220 gross horizontal drilling locations (up to 84 net wells) on our Todd Creek Farms and South Brighton prospects. As of December 31, 2016, a majority of these locations have been designated proved undeveloped reserves by our third-party reserve engineer. We believe we can identify and develop additional locations in these prospects. We believe our multi-year drilling portfolio provides the potential for near-term growth in our production and reserves and highlights the long-term resource potential across our asset base.

  •
  Experienced and aligned management team with proven financial, technical and operational expertise.  Our Chief Executive Officer, Stephen Foley, has over 15 years of experience as a real estate developer in Colorado, with an extensive background in surface development in the areas in which we have acquired acreage. Our President, Frederick Witsell, and Chief Operating Officer, William Lloyd, bring a long history in Colorado and depth of experience in the industry to our company. Mr. Witsell has over 36 years of experience in several facets of the oil and gas industry, including prospect development, conventional and horizontal drilling and completion operations, project management, gathering and compression systems and marketing and risk management. Mr. Lloyd also has over 36 years of experience in the industry, serving in engineering, management and senior leadership capacities. Prior to this offering, our directors, executive officers and employees owned, including all options and warrants, approximately 42.2% of our company which provides a meaningful incentive to increase the value of our business for the benefit of all stockholders.

  •
  Our strategic partnerships.  In May 2015, we entered into a participation agreement (the "Participation Agreement") with Providence Energy Operators, LLC ("Providence"). We believe our relationship with Providence is instrumental to our success. In addition to helping to fund our acquisition and development strategy through a $5 million line of credit we established with Providence in May 2015 (the "initial line of credit"), the relationship provides us access to Providence's industry expertise. We believe our relationship with Providence is strong, as evidenced by its participation in all of our Southern Core acquisitions, our borrowing arrangement, and Providence's holdings in our common stock. The relationship with Providence and its affiliates has led to the acquisition of much of the acreage that we currently hold. In addition to our Providence relationship, our executive officers have developed relationships and formalized agreements with business partners that have, and we believe will continue to, contribute significantly to our growth. Through a services agreement executed in 2015 with Kingdom Resources, LLC ("Kingdom"), we have gained access to a portfolio of oil and gas leases in an attractive portion of the Wattenberg Field. Our relationship with Kingdom has also provided surface access for drilling operations and water for drilling and production operations on our leasehold interests.

  •
  Liquids-weighted reserves.  Our net proved reserves at December 31, 2016 were comprised of approximately 70% oil and NGLs (collectively, liquids). Given the current commodity price environment and resulting disparity between oil and natural gas prices on a BOE basis, we believe our high percentage of liquid reserves and drilling program focused on oil-weighted projects, compared to our overall reserve base, is a key strength.

  •
  Meaningful growth opportunities.  Our relative footprint and size provides us the ability to significantly increase our scale by piecing together acreage blocks that may be considered less attractive to larger operators within our focus area. These blocks have meaningful impact on our position as evidenced by the recent PDC, Crimson, and Morning Gun asset acquisitions and we expect to continue our track record of making these types of acquisitions as we grow our position. See "RECENT DEVELOPMENTS" below for more detail on our acquisitions.

RECENT DEVELOPMENTS

        During 2016 and early 2017, we took important steps to improve our business by making several lease acquisitions, participating as a non-operator in the drilling of 17 gross (2.9 net) horizontal wells in the Wattenberg Field, and completing the permitting process of our first planned operated wells in the Southern Core. Our leasing activities have been focused on areas in Adams County and southwest Weld County, Colorado in the Southern Core.

Supplemental Line of Credit

        On October 13, 2016, we entered into a revolving line of credit facility (the "supplemental line of credit") with Providence Energy Partners III, LP ("PEP III"). The supplemental line of credit permitted us to borrow up to $10 million to pay costs associated with our acquisition and development of oil and gas properties. We have used draws on the supplemental line of credit to pay for certain of our acquisitions, including the Crimson acquisition discussed below, as well as to pay costs associated with our operated and non-operated drilling programs.

        As required by an amendment to the supplemental line of credit, we repaid approximately $3.5 million in outstanding principal on April 12, 2017 and agreed not to borrow additional funds in exchange for PEP III extending the maturity date of the supplemental line of credit. We have approximately $3.6 million plus accrued interest of approximately $237,000 outstanding against the supplemental line of credit, all of which is due on June 13, 2017.

PDC Assets Acquisition

        On June 30, 2016, we completed the acquisition of oil and gas assets, or the PDC assets, from PDC. The PDC assets include leases covering approximately 3,652 gross (1,411 net) acres located in Adams County, Colorado and PDC's interest in 32 gross (13.0 net) productive wells and 8 horizontal well locations that are permitted. Providence exercised its option pursuant to the Participation Agreement and acquired 50% of the PDC assets. Much of the acreage we acquired from PDC is within our Todd Creek Farms prospect and held by production, while the remainder of the acreage is located in outlying areas of the Southern Core and is prospective for formations other than the Niobrara and Codell formations. The net purchase price to our interest for the PDC assets was approximately $2.3 million following allowances, post-closing adjustments and Providence's acquisition from us of its 50% interest in the PDC assets.

Crimson Assets Acquisition

        On December 22, 2016, we completed the acquisition of the Crimson assets. Simultaneous with the closing of the acquisition, Providence acquired 50% of our interest in the Crimson assets. The Crimson assets include oil and gas leases located in Adams, Arapahoe, Elbert, and Weld Counties, Colorado, covering approximately 14,874 gross (5,385 net) acres and an interest in 33 gross (10.4 net) productive wells. The net purchase price to our interest for the Crimson assets was approximately $2.5 million following allowances, post-closing adjustments and Providence's acquisition from us of its 50% interest in the Crimson assets.

Morning Gun Assets Acquisition

        On April 3, 2017, we completed the acquisition of the Morning Gun assets. Simultaneous with the closing of the acquisition, Providence acquired 50% of our interest in the Morning Gun assets. The Morning Gun assets include oil and gas leases covering approximately 5,874 gross (1,482 net) acres located in Adams and Weld Counties, Colorado. Morning Gun reserved to itself all rights that exist below 50 feet above the top of the uppermost J Sand formation for any leases or lands located in Township 7 North, Range 63 West in Weld County, Colorado. The net purchase price to our interest for the Morning Gun assets was approximately $1.3 million, which we paid using a combination of cash and common stock.

REVERSE STOCK SPLIT AND NYSE MKT LISTING

        In connection with this offering, we intend to apply for listing of our common stock on the NYSE MKT. In order to qualify for listing, we have to meet certain listing criteria, including a minimum share price. In order to ensure we can meet such listing criteria, we intend to seek approval from our shareholders to grant our Board of Directors discretionary authority to implement a reverse split in a range from 1-for-10 to 4-for-5 (the "reverse split"). In the event a reverse split is implemented, we do not intend to reduce the amount of our authorized common stock. Because we do not know if a reverse split will be implemented, or the ratio at which the shares would be consolidated, all information in this prospectus is presented on a pre-reverse split basis.

STRATEGIC RELATIONSHIP—PROVIDENCE ENERGY OPERATORS

        In May 2015, we entered into the Participation Agreement with Providence. Providence is an affiliate of Providence Energy Corp., a privately-held multi-million dollar acquirer of oil and gas properties throughout the United States, which currently owns and/or manages over two million net acres in 37 states with royalty or working interests in over 10,000 wells. As discussed elsewhere in this prospectus, Providence is also our primary lender through which we currently maintain the initial line of credit and is the beneficial owner of 13.3% of our common stock. Providence also was instrumental in our obtaining the supplemental line of credit through its affiliation with PEP III.

        The Participation Agreement gives Providence the option to acquire up to a 50% interest and participate in any oil and gas development on acreage we obtain through our services agreement with Kingdom and any other leases we acquire within an area of mutual interest ("AMI"). The AMI covers an area in Adams County, Colorado containing all of Township 1 South, Range 67 West, consisting of approximately 23,100 gross acres, with an additional one-mile border around the defined AMI area, plus any other mutually agreeable areas. The Participation Agreement also grants to Providence the option to participate in any well drilled on the AMI on a pro rata basis. To date, Providence has exercised its option under the Participation Agreement or otherwise has participated in all of our acreage acquisitions in the Wattenberg Field, the result of which is we retain a 50% or less interest in all of our DJ Basin properties.

RECENT PRIVATE PLACEMENT

        During December 2016 and January 2017, we completed a private placement of units consisting of convertible promissory notes and warrants to purchase our common stock. We received net proceeds of approximately $9.0 million from the private placement, after placement agent fees and other associated expenses.

        Each unit sold in the private placement is comprised of a 10% unsecured convertible promissory note in the face amount of $50,000 and 33,333 common stock purchase warrants. Each note is one of a series of similar notes designated the "10% Unsecured Convertible Promissory Notes" with the series totaling $10.0 million. The notes bear interest at the rate of 10% per year and are due and payable on December 31, 2018. Interest is payable semi-annually beginning June 30, 2017 and until the notes are paid in full. At any time after issuance, the principal amount of the notes and any accrued but unpaid interest are convertible into shares of our common stock at the option of the holder at the rate of $1.50 per share. The conversion price will be proportionately adjusted in the event of any stock splits, stock dividends or a capital reorganization.

        Each warrant issued in the private placement allows the holder to purchase one share of our common stock at a price of $3.00 per share at any time on or before December 31, 2019. The exercise price of the warrants, as well as the shares issuable upon the exercise of the warrants, is subject to adjustment in the event of any stock splits, stock dividends or a capital reorganization.

        In connection with the private placement, we paid the placement agent and participating broker-dealers a total commission of $1.0 million. As additional compensation to the agent, we issued a placement agent warrant to purchase a total of 666,600 shares of our common stock exercisable at a price of $1.50 per share. The placement agent warrant expires on December 31, 2021.

        The notes and the warrants contained forced conversion or redemption provisions, respectively. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—Liquidity and Capital Resources" beginning on page 72 for more information.

        In connection with the private placement, we granted to the holders of the notes, warrants, and placement agent warrants the right to include the common stock issuable upon exercise or conversion of those securities in any registration statement we file with the Securities and Exchange Commission (the "SEC"). The underwriters have informed us that, in their opinion, the inclusion of the shares underlying the securities in the registration statement of which this prospectus forms a part would adversely affect their ability to market this offering. Accordingly, we plan to file a new registration statement upon completion of this offering to register the underlying common stock.

CORPORATE INFORMATION

        We were incorporated under the laws of the State of Colorado on September 4, 2012. Our executive and administrative office is currently located at 9635 Maroon Circle, Suite 400, Englewood, Colorado 80112. Our telephone number is (303) 500-1160. We maintain a website at www.petrosharecorp.com, but the information on our website is not part of this prospectus.

THE OFFERING

Common stock offered by us	shares
Underwriters' overallotment option

We have granted the underwriters a 30-day option to purchase up to an aggregate of            additional shares of our common stock to cover over-allotments, to the extent the underwriters sell more than shares of common stock in this offering.

Common stock to be outstanding after this offering	shares
Use of proceeds

We estimate that our net proceeds from the sale of the common stock we are offering will be approximately $            after deducting estimated offering expenses payable by us. We intend to use the net proceeds from this offering for future drilling and leasing activity, repayment of short-term debt and for working capital purposes. See "Use of Proceeds" on page 39.

Risk Factors

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 19 of this prospectus for a discussion of factors to consider carefully before investing in our common stock.

Dividend Policy

We do not anticipate paying any cash dividends on our common stock. In addition, our outstanding convertible promissory notes place certain restrictions on our ability to pay cash dividends. Please read "Dividend Policy" on page 41.

OTCQB Marketplace Symbol	"PRHR"
Proposed NYSE MKT Symbol	We intend to apply to have our common stock listed on the NYSE MKT under the symbol "PRHR." No assurance can be given that our application will be accepted.

        The number of shares of common stock shown above to be outstanding following the offering is based on 22,551,537 shares currently outstanding and excludes:

  •
  4,875,000 shares of our common stock issuable upon exercise of outstanding options under our equity incentive plan at a weighted-average exercise price of $0.81 per share;

  •
  7,588,800 shares of our common stock that may be issued upon exercise of outstanding warrants at a weighted-average exercise price of $2.81 per share;

  •
  6,666,600 shares of our common stock that may be issued upon conversion of outstanding notes at a conversion price of $1.50 per share; and

  •
  4,933,300 shares of our common stock reserved for issuance under equity awards that may be granted under our equity incentive plan in the future.

        Except as otherwise noted, all information in this prospectus assumes:

  •
  an offering price of $            per share; and

  •
  no exercise of the underwriters' overallotment option to purchase additional shares.

 IMPLICATION OF BEING AN EMERGING GROWTH COMPANY

        We qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we intend to take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

  •
  Allowance to provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operation" disclosure;

  •
  Reduced disclosure about our executive compensation arrangements;

  •
  No requirement for non-binding advisory votes on executive compensation or golden parachute arrangements; and

  •
  Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

        We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1 billion in non-convertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under rules of the Securities and Exchange Commission, or SEC. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you might receive from other public companies in which you have a beneficial ownership.

SELECTED RISK FACTORS

        This offering involves a high degree of risk, as discussed more fully in the section entitled "Risk Factors." Risks discussed in the "Risk Factors" section should be carefully considered before investing in our common stock. In particular, the following risks, among others, may have an adverse effect on our business, which could cause the trading price of our common stock to decline and result in a partial or total loss of your investment:

Risks Relating to Our Company

  •
  As described in the notes to our unaudited interim financial statements, there is substantial doubt about our ability to continue as a going concern;

  •
  We are dependent on additional financing to repay our obligations and fund continued development and implementation of our business plan, and our failure to obtain this capital may cause the partial or total loss of your investment;

  •
  Our use of debt financing could have a material adverse effect on our financial condition and any default by us may cause us to forfeit all or a portion of our properties;

  •
  We have historically incurred losses and may not achieve profitability;

  •
  Our DJ Basin assets may be less valuable to us than expected;

  •
  Competition in the oil and natural gas industry is intense and many of our competitors have resources that are substantially greater than ours;

  •
  Our substantial investment in a limited number of prospects and lack of geographic diversification increases the risk to investors that we may not be profitable;

  •
  We have granted Providence the option to participate in certain of our acreage acquisitions, which has reduced ownership of the majority of our assets and which could have a material adverse effect on our financial condition or results of operations;

  •
  We may have difficulty managing our growth and our results of operation may suffer as a result; and

  •
  We have limited control over properties that we do not operate.

Risks Relating to the Energy Production and/or Distribution Industry

  •
  Oil and natural gas exploration and development are affected by fluctuations in oil and natural gas prices, and low prices could have a material adverse effect on the future of our business;

  •
  Our operations are subject to health, safety and environmental laws and regulations which may expose us to significant costs and liabilities and which may not be covered by insurance; and

  •
  Federal, state, and local legislative and regulatory initiatives relating to oil and gas production, including hydraulic fracturing, as well as government reviews of such activities, could result in increased costs, additional operating restrictions or delays, and adversely affect our production and/or ability to book future reserves.

Risks Related to the Offering and Our Common Stock

  •
  The price of our common stock may be volatile or may decline and you may not be able to resell your shares at or above the offering price; and

  •
  Investors in this offering will experience immediate substantial dilution of their investment.

Prospective investors in our common stock should be aware of these and other risk factors discussed in this prospectus.

SUMMARY FINANCIAL DATA

        The following tables present certain selected historical financial data about our company. Historical financial information as of and for the three months ended March 31, 2017 and 2016 have been derived from our unaudited interim financial statements. Historical financial information as of and for the years ended December 31, 2016 and 2015 has been derived from our financial statements, which have been audited by SingerLewak LLP, our independent registered public accounting firm for those years. The selected balance sheet data also illustrates the anticipated proceeds to our company from this offering. You should read the data set forth below in conjunction with the section entitled "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and our financial statements and related notes included elsewhere in this prospectus.

Statement of Operations Data

	March 31,		December 31,
	2017	2016	2016	2015
	(unaudited)		(revised)(1)
REVENUE:
Crude oil sales	$1,219,391	$—	$239,810	$1,328
Natural gas sales	202,427	—	68,304	—
NGL sales	39,567	—	25,002	—

Total revenue	$1,461,385	$—	$333,116	$1,328
COSTS AND EXPENSES:
Lease operating expense	231,691	180	167,988	31,863
Production taxes, gathering and marketing	189,962	—	38,634	46
Exploration costs	64,705	2,700	19,259	10,407
Depreciation, depletion, amortization and accretion	473,336	2,047	95,516	13,921
Plugging expense	21,048	—	31,122	—
Loss on impairment of crude oil and natural gas properties	—	16,721	116,303	154,776
General and administrative expense	1,190,084	679,575	4,022,969	1,265,134

Total costs and expenses	2,170,826	701,223	4,491,791	1,476,147

Operating (loss)	(709,441)	(701,223)	(4,158,675)	(1,474,819)
OTHER INCOME (EXPENSE):
Interest income	102	363	573	46
Interest expense	(1,429,800)	(21,946)	(323,170)	(48,602)

Total other income (expense)	(1,429,698)	(21,583)	(322,597)	(48,556)

Net (loss)	$(2,139,139)	$(722,806)	$(4,481,272)	$(1,523,375)

Net (loss) per share:
Basic and diluted	$(0.10)	$(0.03)	$(0.21)	$(0.09)
Weighted average number of shares outstanding:
Basic and diluted	21,964,282	21,708,191	21,828,853	17,738,035

 Balance Sheet Data

	March 31, 2017	December 31, 2016	March 31, 2017
	(unaudited)	(revised)(1)	As-Adjusted(2)
Cash	$4,924,630	$2,449,412	$
Total current assets	8,115,500	4,361,281
Oil and natural gas properties, net	20,510,001	13,610,203
Total assets	$28,739,336	$18,026,784	$
Supplemental line of credit, net	7,105,000	7,088,698
Current liabilities	$15,007,237	$10,476,782	$
Line of credit	5,000,000	5,000,000
Convertible notes payable, net	988,352	5,308
Asset retirement obligation	964,415	945,419
Total liabilities	$21,983,320	$16,450,637	$
Total shareholders' equity	$6,756,016	$1,576,147	$

(1)
Our financial statements for the year ended December 31, 2016 have been revised to correct an immaterial error in the fair value of the convertible promissory notes. The change also affected the net loss for the year ended December 31, 2016 and shareholders' equity in the balance sheet data at December 31, 2016. For additional information, please see Note 3 to our financial statements for the quarter ended March 31, 2017 and Note 16 to our financial statements for the year ended December 31, 2016 included in this prospectus.

(2)
The as-adjusted column reflects the balance sheet data at March 31, 2017, adjusted for the sale of all shares of common stock offered under this prospectus at a price of $            per share, and includes the repayment of short-term debt from the proceeds of this offering and the estimated offering expenses payable by us, but does not include any other changes subsequent to March 31, 2017.

SUMMARY HISTORICAL RESERVE DATA

        The following table presents estimated net proved oil, NGLs and natural gas reserves attributable to our properties and the standardized measure amounts associated with the estimated proved reserves attributable to our properties as of December 31, 2016. We did not have material reserves as of December 31, 2015. To estimate economically recoverable proved reserves and related future net cash flows, our independent reserve engineer, Cawley Gillespie & Associates, Inc. ("Cawley Gillespie") considered many factors and assumptions, including the use of reservoir parameters derived from geological and engineering data which cannot be measured directly, economic criteria based on current costs and the SEC pricing requirements and forecasts of future production rates. The data below is based on our reserve report prepared by Cawley Gillespie. The standardized measure and PV-10 amounts shown in the table are not intended to represent the current market value of our estimated oil and natural gas reserves.

As of December 31, 2016(1)
Estimated Proved Developed Producing Reserves
Oil (MBbls)	136.4
Natural gas (MMcf)	1,269.9
NGLs (MBbls)	95.2

Total estimated proved developed producing reserves (MBOE)	443.2

Estimated Proved Developed Non-Producing Reserves
Oil (MBbls)	123.9
Natural gas (MMcf)	519.0
NGLs (MBbls)	86.5

Total estimated proved developed producing reserves (MBOE)	296.9

Estimated Proved Undeveloped Reserves
Oil (MBbls)	2,500.9
Natural gas (MMcf)	9,704.0
NGLs (MBbls)	1,449.5

Total estimated proved undeveloped reserves (MBOE)	5,567.7

Total Estimated Proved Reserves (MBOE)	6,307.8

Standardized Measure(2) (thousands)	$42,751
PV-10 Value (thousands)(3)	$48,553
Oil and Gas Prices Used:
Oil—NYMEX-WTI per Bbl	$42.75
Natural Gas—NYMEX-Henry Hub per MMBtu	$2.481

(1)
Our estimated net proved reserves and related standardized measure were determined using index prices for crude oil and natural gas held constant throughout the life of our properties. The prices are based on the average oil and gas prices during the 12-month period prior to the ending date of the period covered, determined as the unweighted arithmetic average of the prices in effect on the first day of the month for each month within such period, unless prices were defined by contractual arrangements, and are adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price realized at the wellhead.

(2)
Standardized measure is calculated in accordance with Statement of Financial Accounting Standards No. 69, Disclosures About Oil and Gas Producing Activities, as codified in ASC Topic 932, Extractive Activities—Oil and Gas.

(3)
PV-10 value is a non-GAAP financial measure and generally differs from standardized measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on estimated future net revenues. Neither PV-10 value nor standardized measure represents an estimate of the fair market value of our oil and natural gas properties. We and others in the industry use PV-10 value as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities. The following table presents a reconciliation of PV-10 value to the GAAP financial measure of standardized measure as of the date indicated:

As of December 31, 2016
(in thousands)
Standardized measure	$42,751
Present value of future income tax discounted at 10%	$5,802

PV-10 value of proved reserves	$48,553

        The data in the table above represent estimates only. Oil, NGLs and natural gas reserve engineering is inherently a subjective process of estimating underground accumulations of oil, natural gas and NGLs that cannot be measured exactly. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Accordingly, reserve estimates may vary from the quantities of oil, natural gas and NGLs that are ultimately recovered.

        Future prices realized for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. The standardized measure amounts shown above should not be construed as the current market value of our estimated oil, NGLs and natural gas reserves. The 10% discount factor used to calculate standardized measure, which is required by Financial Accounting Standards Board pronouncements, is not necessarily the most appropriate discount rate. The present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, which may prove to be inaccurate.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operation could materially suffer. In that case, you may lose all or part of your investment. If we are unable to prevent events that have a negative effect from occurring, then our business may suffer.

Risks Relating To Our Company

Since we are a new business with a limited operating history, investors have no basis to evaluate our ability to operate profitability.

        We were incorporated in September 2012 and our activities to date have been limited to organizational efforts, raising capital, developing our business plan, assembling an initial lease inventory, participating as a non-operator in several drilling programs and limited drilling efforts. We face all of the risks commonly encountered by other new businesses, including the lack of an established operating history, need for additional capital and personnel, and competition. Our business may not be successful or we may never operate profitably. We may not be able to effectively manage the demands required of a new business in our industry, such that we may be unable to successfully implement our business plan or achieve profitability.

As described in the notes to our unaudited interim financial statements, there is substantial doubt about our ability to continue as a going concern.

        As described in the notes to our unaudited interim financial statements, there is substantial doubt about our ability to continue as a going concern. This uncertainty is based on our substantial near-term liabilities, limited revenue and negative working capital, among other things which existed as of March 31, 2017. We are dependent on obtaining funding from operations and the sale of debt or equity to continue as a going concern. Our plan of operations, as set forth in this prospectus, is subject to our obtaining adequate working capital, of which there can be no assurance.

        At March 31, 2017, we had a cash balance of approximately $4.9 million and other current assets of approximately $3.2 million. Subsequent to March 31, 2017, our cash balance has decreased significantly as we have paid certain acquisition and development costs, including costs previously accrued, and general and administrative expenses. In June 2017, we are obligated to repay approximately $3.6 million in principal and approximately $250,000 in accrued interest to satisfy the terms of our supplemental line of credit, an approximately $500,000 accrued interest payment on our initial line of credit, and an approximately $500,000 accrued interest payment on our outstanding convertible promissory notes. We also will incur additional expenses related to our recently commenced operated drilling program on our Shook pad during the second and third quarters of this year. We had net losses of approximately $2.1 million during the three months ended March 31, 2017 and $4.5 million during the year ended December 31, 2016.

        Our ability to continue as a going concern depends on the success of our current drilling efforts, future exploration and development efforts, and our ability to generate revenue sufficient to cover our costs and expenses. In the event we are unable to obtain adequate funding from our ongoing drilling efforts, both operated and non-operated, and through the sale of debt or equity securities, we may have to delay, reduce or eliminate certain of our planned operations, reduce overall overhead expense, or divest assets. This in turn may have an adverse effect on our ability to realize the value of our assets. If we are unable to continue as a going concern, you may lose all or part of your investment.

We are dependent on additional financing to repay our obligations and fund the continued development and implementation of our business plan, and our failure to obtain this capital may cause the partial or total loss of your investment.

        We do not anticipate that our cash flow from future operations will be sufficient to pay all of our obligations and capital requirements and accordingly, we anticipate that additional financing will be required. Significant amounts of capital are required for companies to participate in the business of exploration for and development of oil and natural gas resources. We also require capital to acquire additional acreage as well as repay our debt and pay our administrative expenses, including salary and rent. Adverse developments in our business or general economic conditions may require us to raise additional financing at prices or on terms that are disadvantageous to existing shareholders. We may not be able to obtain additional capital at all and may be forced to curtail or cease our operations. We will continue to rely on equity or debt financing and the sale of working interests to finance operations until such time, if ever, that we generate sufficient cash flow. The inability to obtain necessary financing may adversely impact our ability to develop our properties, force us to curtail our business plan and result in a default under our debt obligations.

Our use of debt financing could have a material adverse effect on our financial condition and any default by us may cause us to forfeit all or a portion of our properties.

        We have fully-drawn our lines of credit and we have outstanding debt of approximately $18.55 million plus accrued interest. Of the total debt outstanding, approximately $8.55 million is secured by liens on our property. If we are unable to repay any of this debt on a timely basis, we may be forced to forfeit all or a portion of our properties. Our ability to repay our lines of credit is dependent on our ability to generate sufficient revenue from operations or obtain cash from other sources. If we are unable to repay the short term indebtedness or otherwise default under either of our lines of credit or our other indebtedness, the lender may foreclose on our assets.

        We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required principal and interest payments and the long-term risk that we will be unable to refinance our existing indebtedness, or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. If our debt cannot be paid, refinanced or extended, we may be required to divest our assets or file for bankruptcy. Further, if prevailing interest rates or other factors at the time of a refinancing result in higher interest rates or other restrictive financial covenants upon the refinancing, then such refinancing would adversely affect our cash flow and funds available for operation and development of our assets and properties.

        The agreements governing our lines of credit require us to comply with certain financial and operating covenants so long as the loans are outstanding. These covenants generally prohibit us without the lenders' consent from, among other things, incurring additional indebtedness or making loans to any third party, other than trade debt incurred in the ordinary course of business and selling, leasing, or otherwise disposing of any material assets in excess of $100,000 in any calendar year. Our continued compliance with these covenants depends on many factors and could be impacted by current or future economic conditions. Failure to comply with these covenants could result in a default which, if we were unable to obtain a waiver from our lenders, could accelerate our repayment obligations under the lines of credit and thereby have a material adverse impact on our liquidity, financial condition, and ability to remain in business.

We have historically incurred losses and may not achieve profitability in the future.

        We have incurred losses from operations during our history in the oil and natural gas business. We had an accumulated deficit of approximately $12.0 million as of March 31, 2017. Our ability to be profitable in the future will depend on successfully addressing our near-term capital needs and implementing our acquisition, development and production activities, all of which are subject to many risks beyond our control. Even if we become profitable on an annual basis, our profitability may not be sustainable or increase on a periodic basis.

Our estimates of oil and gas reserves involve inherent uncertainty, which could materially affect the quantity and value of our reported reserves and our financial condition.

        There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and cash flows attributable to such reserves, including factors beyond our reserve engineers' control. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of an estimate of quantities of reserves, or of cash flows attributable to such reserves, is a function of the available data, assumptions regarding future oil and gas prices, expenditures for future development and exploration activities, engineering and geological interpretations and judgment. In addition, accurately estimating reserves in shale formations, such as the Niobrara and Codell formations, can be even more difficult than estimating reserves in more traditional hydrocarbon-bearing formations given the complexities of the projected decline curves and economics of shale wells. Additionally, "probable" and "possible" reserve estimates are estimates of unproved reserves and may be misunderstood or seen as misleading to investors that are not experts in the oil or natural gas industry.

        As such, investors should not place undue reliance on these estimates. Reserves and future cash flows may be subject to material downward or upward revisions, based upon production history, development and exploration activities and prices of oil and gas. In addition, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Due to our smaller volume of reserves compared to our competitors, revisions in reserve estimate and future cash flows have a greater chance of being material to us.

Our DJ Basin assets may be less valuable to us than expected.

        We have made several oil and gas acquisitions in the DJ Basin since January 1, 2016, including the PDC, Crimson and Morning Gun assets. Much of the acreage we acquired in 2016 and early 2017 is within the Southern Core. The value of our assets is based in large part on our ability to develop the properties and increase proven and probable reserves. This, in turn, requires us to make accurate estimates of our capital needs to implement and continue a development program for those properties, to obtain that capital and to successfully drill the wells. We may not be able to obtain the capital necessary to develop these properties or our development efforts may not be successful. If we are unable to obtain the necessary capital or successfully develop these properties, the price of our stock may decline and you may lose some or all of your investment.

We have limited control over activities on properties we do not operate.

        We are not, or will not be, the operator on some of our properties and, as a result, our ability to exercise influence over the operations of these properties or their associated costs is limited. Our dependence on the operators and other working interest owners of these projects and any future projects, our limited ability to influence operations and associated costs or control the risks, and our access to required capital could materially and adversely affect the realization of our targeted returns on capital in drilling or acquisition activities. The success and timing of our drilling and development activities on properties operated by others therefore depends upon a number of factors, including:

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  timing and amount of capital expenditures;

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  the operator's expertise and financial resources;

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  the rate of production of reserves, if any;

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  approval of other participants in drilling wells; and

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  selection of technology.

        As a result, our ability to exercise influence over the operations of some of our current or future properties is and may be limited.

The due diligence undertaken in connection with the acquisition of our oil and gas properties may not have revealed all relevant considerations or liabilities related to those assets, which could have a material adverse effect on our financial condition or results of operations.

        We have completed several significant asset acquisitions to date, including the PDC, Crimson and Morning Gun assets, through which we have acquired oil and gas properties and surface rights and easements. The due diligence undertaken by us in connection with these acquisitions may not have revealed all relevant facts that may be necessary to evaluate such acquisitions. The information provided to us in connection with our diligence may have been incomplete or inaccurate. As part of that process, we have also made subjective judgments regarding the results of operations and prospects of the assets we have acquired. If the due diligence investigation has failed to correctly identify material issues and liabilities that may be present, such as title defects or environmental problems, we may incur substantial impairment charges or other losses in the future. In addition, we may be subject to significant, previously undisclosed liabilities that were not identified during the due diligence process and which may have a material adverse effect on our financial condition or results of operations.

The historical and unaudited pro forma financial information reflecting the PDC and Crimson assets included in this prospectus may not be representative of our actual results in the future, and accordingly, you have only limited financial information on which to evaluate our company and your investment decision.

        The historical financial information of the PDC assets included in this prospectus represents the operation of those assets for the two years ended December 31, 2015 and 2014, and the six month period ended June 30, 2016. The historical financial information of the Crimson assets included in this prospectus represents the operation of those assets for the two years ended December 31, 2015 and 2014, and the nine month period ended September 30, 2016. The unaudited pro forma information reflecting the combined operating results of our company and the PDC and Crimson assets as if the acquisitions had been completed January 1, 2016 are presented for informational and illustrative purposes only and are not necessarily indicative of the results of operations that would have actually occurred had the acquisition of the PDC and Crimson assets been completed as of that date, nor is it indicative of our future operating results. The unaudited pro forma financial information does not reflect future non-recurring charges resulting from the acquisition or future events that may occur, including any restructuring activities, and does not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions. The unaudited pro forma financial information is based in part on certain assumptions regarding the PDC and Crimson assets that we believe are reasonable under the circumstances. However, our assumptions may not prove to be accurate over time. As a result, investors should not place undue reliance on the unaudited pro forma financial information included in this prospectus.

We have granted Providence the option to participate in certain of our acreage acquisitions, which has reduced our ownership of the majority of our assets and which could have a material adverse effect on our financial condition or results of operations.

        On May 13, 2015, we entered into the Participation Agreement with Providence. Under the terms of the Participation Agreement, we assigned an undivided 50% interest to our right, title and interest in and to our then existing leases in our Todd Creek Farms prospect. Providence agreed to pay its pro rata share of lease acquisition expenses and the expenses necessary to maintain the leases in full force and effect. In addition, the Participation Agreement designates an area of mutual interest, or AMI, pursuant to which if either party acquires any lease in the AMI territory on or before May 13, 2018, then the non-acquiring party shall have the right to acquire its proportionate 50% interest in and to such AMI leases. The AMI covers an area in Adams County, Colorado containing all of Township 1 South, Range 67 West, consisting of approximately 23,100 gross acres, with an additional one-mile border around the defined AMI area, plus any other mutually agreeable areas. To date, Providence has exercised its option to participate or otherwise has participated in all of our acreage acquisitions in the DJ Basin, including our recent PDC, Crimson and Morning Gun acquisitions.

        So long as the Participation Agreement remains in full force and effect, any future acquisition of AMI leases will require us, upon Providence's exercise of its option, to assign a 50% interest in and to the AMI leases. As a result, we may never wholly-own such AMI leases and any earnings we may achieve as a result of such acquisition will have to be shared proportionally with Providence. Such division of earnings could have a material adverse effect on our financial condition or results of operations.

We have limited management and staff and will be dependent upon partnering arrangements and third-party service providers.

        We currently have ten employees, including our Chief Executive Officer, President, and Chief Operating Officer. Our Chief Financial Officer serves in his role as an independent contractor. We also leverage the services of other independent consultants and contractors to perform various professional services, including engineering, oil and gas well planning and supervision, and land, legal, environmental and tax services. We also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing. Our dependence on third-party consultants and service providers creates a number of risks, including but not limited to:

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  the possibility that such third parties may not be available to us as and when needed; and

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  the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

        If we experience significant delays in obtaining the services of such third parties or they perform poorly, our results of operations and stock price could be materially adversely affected.

Competition in the oil and natural gas industry is intense and many of our competitors have resources that are substantially greater than ours.

        Our industry is intensely competitive, and we compete with other companies that have greater resources. Many of these companies not only explore for and produce oil, natural gas and NGLs, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, larger companies may have a greater ability to continue exploration activities during periods of low commodity prices. Larger competitors may also be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can, which could adversely affect our competitive position. These factors could adversely affect the success of our operations and our profitability.

Our substantial investment in a limited number of prospects and lack of geographic diversification increases the risk to investors that we may not be profitable.

        Our investment in the DJ Basin and the capital required to pay our share of drilling and production costs for development of our properties increases the risk that the operation of our business may not be profitable, as we will not be able to spread the risk of investment and operation over a number of different assets until we become profitable or receive additional investment.

        Our operations are currently concentrated in Colorado, an area that experiences severe weather events, including tornadoes, flooding and storms. Our information systems and administrative and management processes could be disrupted if a catastrophic event, such as a tornado, power outage or act of terror, destroyed or severely damaged our facilities. Any such catastrophic event could harm our ability to conduct normal operations and could adversely affect our business. In addition, operating in a concentrated area increases the potential impact that many of the risks stated herein may have upon our ability to perform. For example, we have greater exposure to regulatory actions impacting Colorado, natural disasters in the geographic area, competition for equipment, services and materials available in the area and access to infrastructure and markets. Although Moffatt, Adams and Weld Counties in Colorado have well-established oilfield infrastructures, we may be disproportionately exposed to the impact of delays or interruptions of production from our wells therein caused by transportation capacity constraints, curtailment of production, availability of equipment, facilities, personnel or services, significant governmental regulation, natural disasters, adverse weather conditions, plant closures for scheduled maintenance or interruption of transportation of oil or natural gas produced from the wells in this area. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and gas producing areas such as the DJ Basin, which may cause these conditions to occur with greater frequency or magnify the effect of these conditions. Due to the concentrated nature of our portfolio of properties, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on our financial condition and results of operations.

If our Todd Creek Farms and South Brighton prospects are not commercially productive of oil or natural gas, any funds spent on exploration and production may be lost.

        A significant portion of our current capital investment is tied up in our Todd Creek Farms and South Brighton prospects. If these properties are not economic, all of the funds that we have invested or will invest in the future will be lost. Our planned drilling programs in these prospects involve multiple horizontal wells, which are expensive to drill. Our business plan is dependent on, among other things, developing sufficient reserves to generate cash flow and provide a return on investment. If we are not successful in producing economically viable amounts of oil and/or gas from our properties, our business may suffer and you may lose all or part of your investment. In addition, the failure to produce commercially may make it more difficult for us to raise additional funds in the form of additional sale of our equity securities or working interests in other property in which we may acquire an interest.

We may have difficulty managing our growth and our results of operation may suffer as a result.

        We have amassed a large number of leases, are beginning our second drilling program, are participating in several non-operated drilling programs, and have added a number of producing wells to our inventory since the beginning of 2016 compared to our interest in 2015. As a result, we may have difficulty managing those assets as we continue to grow our company. The integration of operations from the PDC assets and the Crimson assets and management of our non-operated properties will require the dedication of significant management resources, which may temporarily distract their attention from the day-to-day business of our company. The process of integrating those assets with our existing assets may cause an interruption of, or a loss of momentum in, our business and could have an adverse effect on our operating results for an indeterminate period of time. We may also need to hire and train additional personnel to help manage our assets, which will require additional financial resources and management attention. The failure to successfully integrate any such acquisitions or participation, to identify and retain key personnel, and to successfully manage the challenges presented by the integration process may adversely affect our business.

Our ability to sell any production and/or receive market prices for our production may be adversely affected by a lack of transportation, capacity constraints and interruptions.

        The marketability of any production from any of our properties depends in part upon the availability, proximity and capacity of third-party refineries, oil and natural gas gathering systems and processing facilities. We expect to deliver much of the oil and natural gas produced from our properties through trucking services and pipelines that we do not own. The availability of delivery capacity in these pipelines is in part dependent on the market price for oil and natural gas, as higher prices will attract additional production, which in turn will take up capacity in these systems. The lack of availability or capacity of these systems and facilities could reduce the price offered for any production or result in the shut-in of producing wells or the delay or discontinuance of development plans for properties.

Our business is substantially dependent on our senior executive officers and the loss of service of any of these individuals would adversely affect our business.

        Stephen Foley is our Chief Executive Officer and is responsible for overseeing our business, developing our business plan and the strategic vision of our company. Frederick Witsell is our President and is responsible for identifying and valuing acquisition opportunities as well as managing our integrated business operations. Paul Maniscalco is our Chief Financial Officer and is responsible for the oversight of our day-to-day accounting operations as well as our periodic financial reporting. William Lloyd is our Chief Operating Officer and is responsible for the management of engineering and operating activities including coordination of permitting, drilling and completion activities. Each of these individuals is critical to the perceived success of our business. The loss of service of any of these individuals would adversely affect our business, as we have very limited personnel and expect to rely on contractors for a majority of services that we require. We may not be able to replace any of such individuals, or if so, on terms that were acceptable to our company. We have no key man life insurance on any of these individuals.

We are an "emerging growth company" and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

        As an "emerging growth company," as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to the following:

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  reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

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  exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and from holding a vote for stockholder approval of any golden parachute payments not previously approved.

        Investors could find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our financial statements may not be comparable to other public companies.

        We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, if the Public Company Accounting Oversight Board adopts new or revised accounting standards and we decide to delay adoption of such changes, our financial statements may not be comparable to companies that comply with public company effective dates and the price of our common stock may be adversely affected.

We are not required to obtain an opinion from our independent registered public accounting firm on the effectiveness of our internal controls over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002 until we are no longer an emerging growth company.

        For so long as we remain an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to obtain the auditor attestation of our assessment of our internal controls. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent registered public accounting firm on the effectiveness of our internal controls over financial reporting. We will remain an "emerging growth company" until the earliest to occur of (1) the last day of the fiscal year during which our total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (2) the last day of the fiscal year during which occurs the fifth anniversary of our initial public offering, (3) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt, or (4) the date on which we are deemed a "large accelerated filer" under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Once we are no longer an emerging growth company, compliance with Section 404(b) will be costly.

We will incur significantly increased costs as a result of and devote substantial management time to operating as a newly-listed company on the NYSE MKT.

        If we are approved for listing on the NYSE MKT, we will incur significant legal, accounting and other expenses that we did not incur before when trading on the OTCQB Marketplace. For example, we will be subject to the rules and regulations subsequently implemented by the NYSE MKT, including changes in corporate governance practices. We will also be required to register our common stock under the Exchange Act, which will, among other things, require us to comply with the proxy solicitation rules. These requirements will increase our legal and financial compliance costs and will render some activities more time-consuming and costly. In addition, our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these listing requirements.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may decline.

        As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Further, we are required to report any changes in internal controls on a quarterly basis. In addition, we are required to furnish a report by management on the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 10-K following the date on which we are no longer an "emerging growth company." If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of the common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which the securities are listed, the U.S. Securities and Exchange Commission, or other regulatory authorities, which could require additional financial and management resources.

Colorado law and our Articles of Incorporation may protect our directors from certain types of lawsuits at the expense of the shareholders.

        The laws of the State of Colorado provide that directors of a corporation shall not be liable to the corporation or its shareholders for monetary damages for all but limited types of conduct. Our Articles of Incorporation permit us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing shareholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances.

Risks Relating to the Energy Production and/or Distribution Industry

Oil and natural gas exploration and development are affected by fluctuations in oil and natural gas prices, and low prices could have a material adverse effect on the future of our business.

        If development efforts are successful in identifying economic amounts of oil and natural gas, our future success will depend largely on the prices received for any oil or natural gas production. Prices received also will affect the amount of future cash flow available for capital expenditures and may affect the ability to raise additional capital. Lower prices affect the amount of oil and natural gas that can be commercially produced from reserves either discovered or acquired and may also make it uneconomical to drill in certain areas.

        The prices for oil and natural gas have seen a steep decline since 2014 and may fluctuate widely in the future. The price of West Texas Intermediate (WTI) Crude Oil, as quoted on NYMEX, has ranged from a high of $54.45 per barrel to a low of $39.51 per barrel in the twelve months ended May 18, 2017, and the price of Henry Hub Natural Gas, as quoted on NYMEX, has ranged from a high of $3.93 per MMBtu to a low of $1.96 per MMBtu for the same period. On May 18, 2017, the price of WTI was $49.35 per barrel and Henry Hub Natural gas was $3.18 per MMBtu.

        Factors that can cause price fluctuations include:

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  the level of consumer product demand;

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  the domestic and foreign supply of oil and natural gas;

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  consumer perception and the availability of alternative energy sources;

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  refinery capacity;

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  domestic and foreign governmental regulations;

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  actions by other producers, including the Organization of the Petroleum Exporting Countries (OPEC);

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  political and ethnic conflicts in oil and natural gas producing regions;

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  the price of foreign imports; and

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  overall economic conditions.

We may incur significant expenses relating to the inspection and possible abandonment of certain conduits for natural gas, oil, condensate, or other liquid or gaseous hydrocarbons.

        On April 17, 2017, a house in Weld County, Colorado experienced an explosion and fire, the cause of which was determined to be natural gas that seeped into the house from a severed flowline from a nearby vertical wellbore owned and operated by an unrelated third party. In response, on May 2, 2017, the COGCC issued a Notice to Operators (NTO) requiring all oil and gas operators in Colorado to systematically inspect their inventory of pipelines and conduits for natural gas, oil, condensate, or other liquid or gaseous hydrocarbons (flowlines), to verify that any pipeline or flowline not in active use is properly abandoned pursuant to COGCC rules. By May 30, 2017, we are required to inspect all pipelines and flowlines that are located within 1,000 feet of certain buildings, and provide to the COGCC certain information relating to the well, tank batteries, and flowlines. In addition, we are required to inspect all abandoned pipelines and flowlines, without regard to their distance from any building, to verify such pipelines and flowlines were properly abandoned in accordance with COGCC rules. By June 30, 2017, we are required to pressure test all flowlines within 1,000 feet of certain building units and ensure and document that these lines have integrity. We also are required to abandon all pipelines and flowlines, regardless of distance from buildings, not in active use not later than June 30, 2017. We may incur significant expenses in complying with the NTO, including expenses to hire independent contractors to inspect and test our pipelines and flowlines and, if required, to abandon any pipeline or flowline in accordance with COGCC rules.

The cost of oil and natural gas exploration is extremely volatile and may adversely affect our operations.

        The costs of oil and natural gas exploration, such as the costs of drilling rigs, casing, cement, and pumps, and the fuel and parts necessary to keep the rigs and pumps operating and the costs of the oil field service crews have been volatile over the past few years in direct proportion to the amount of ongoing oil and natural gas exploration. As with most other companies involved in resource exploration and development, we may be adversely affected by future increases in the costs of conducting exploration, development and resource extraction that may not be fully offset by increases in the price received on sales of oil or natural gas.

If crude oil and natural gas prices decrease, we may be required to write-down the carrying values of our crude oil and natural gas properties.

        We review our proved oil and natural gas properties for impairment whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred. Based on specific market factors and circumstances at the time of prospective impairment reviews and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our crude oil and natural gas properties. A write-down constitutes a non-cash charge to earnings. We may incur impairment charges in the future, which could have an adverse effect on our ability to raise capital.

We identified locations scheduled to be drilled over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

        Our management team has identified drilling locations in our operating areas scheduled over a multi-year period. Our ability to drill and develop these locations depends on a number of factors, including the availability of equipment and capital, approval by regulators, seasonal conditions, oil and natural gas prices, assessment of risks, costs and drilling results. The final determination on whether to drill any of these locations will be dependent upon the factors described elsewhere in this prospectus as well as, to some degree, the results of our drilling activities with respect to our established drilling locations. Due to these uncertainties, we do not know if the drilling locations we have identified will be drilled within our expected timeframe or at all. Our actual drilling activities may be materially different from our current expectations, which could adversely affect our business, financial condition and results of operations.

Financial difficulties encountered by our oil and natural gas purchasers, third party operators or other third parties could decrease cash flow from operations and adversely affect exploration and development activities.

        We expect to derive essentially all our revenue from the sale of our oil and natural gas to unaffiliated third party purchasers, including independent marketing companies and mid-stream companies. Any delays in payments from such purchasers caused by financial problems encountered by them would have an immediate negative effect on our results of operations and cash flows. Liquidity and cash flow problems encountered by our working interest co-owners or the third party operators of our non-operated properties may prevent or delay the drilling of a well or the development of a project. Our working interest co-owners may be unwilling or unable to pay their share of the costs of projects as they become due. In the case of a working interest owner, we could be required to pay the working interest owner's share of the project costs. We may not be able to obtain the capital necessary to fund these contingencies.

We may face difficulties in securing and operating under authorizations and permits to drill, complete or operate our wells.

        The recent growth in oil and gas exploration in the United States has drawn intense scrutiny from environmental and community interest groups, regulatory agencies and other governmental entities. As a result, we may face significant opposition to, or increased regulation of, our operations that may make it difficult or impossible to obtain permits and other needed authorizations to drill, complete or operate, result in operational delays, or otherwise make oil and gas exploration more costly or difficult than in other countries.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our ability to execute exploration and development plans within the established budget and on a timely basis.

        Shortages or the high cost of drilling rigs, equipment, supplies, personnel or oilfield services could delay or adversely affect development and exploration operations or cause us to incur significant expenditures that are not provided for in our capital budget, which could have a material adverse effect on our business, financial condition or results of operations.

Development of our estimated proved undeveloped reserves, or PUDs, may take longer than expected and may require higher levels of capital expenditures than we currently anticipate. Therefore, our estimated proved undeveloped reserves may not be ultimately developed or produced.

        At December 31, 2016, approximately 88% of our total estimated proved reserve volumes were classified as proved undeveloped reserves. Recovery of undeveloped reserves requires successful drilling and incurrence of significant capital expenditures. Our approximately 5,568 MBOE of estimated proved undeveloped reserves will require an estimated $37.7 million of development capital over the next five years. Development of these undeveloped reserves may take longer and require higher levels of capital expenditures than we currently anticipate. Delays in the development of our reserves, increases in costs to drill and develop such reserves, or decreases in commodity prices will reduce the PV-10 value of our estimated proved undeveloped reserves and future net revenues estimated for such reserves and may result in some projects becoming uneconomic. In addition, delays in the development of reserves could require us to reclassify our proved undeveloped reserves as unproved reserves.

        Further, our reserve data assumes that we can and will make these expenditures and that these operations will be conducted successfully. These assumptions, however, may not prove correct. If we choose not to spend the capital to develop these reserves, or if we are not otherwise able to successfully develop these reserves, we may be required to reduce our reserves. Any such reduction of our reserves could reduce our ability to borrow and adversely affect our liquidity and available capital.

If we do not hedge our exposure to reductions in oil and natural gas prices, we may be subject to significant reductions in price. Alternatively, we may use oil and natural gas price hedging contracts, which involve credit risk and may limit future revenues from price increases and result in significant fluctuations in our profitability.

        We may use hedging transactions with respect to a portion of our oil and natural gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use also may limit future revenues from price increases. Hedging transactions also involve the risk that the counterparty may be unable to satisfy its obligations. Alternatively, in the event that we choose not to hedge, our exposure to reductions in oil and natural gas prices by purchasing futures and by using other hedging strategies, we may be subject to significant reduction in prices which could have a material negative impact on our profitability.

Derivatives legislation and regulation could adversely affect our ability to hedge crude oil and natural gas prices and increase our costs and adversely affect our profitability.

        In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") was enacted into law. The Dodd-Frank Act regulates derivative transactions, including commodity hedging swaps, and could have a number of adverse effects on any future hedging strategy we may pursue, including the following:

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  The Dodd-Frank Act may limit our ability to enter into hedging transactions and expose us to additional risks related to commodity price volatility; commodity price decreases would then have an increased adverse effect on revenues and operations. Reduced hedging may also impair our ability to have certainty with respect to a portion of our cash flows, which could lead to decreases in capital spending and, therefore, decreases in future production and reserves.

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  If, as a result of the Dodd-Frank Act or its implementing regulations, we are required to post cash collateral in connection with any derivative positions, this would likely make it impracticable to implement any hedging strategy.

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  Any derivatives counterparties are subject to significant requirements imposed as a result of the Dodd-Frank Act. We expect that these requirements will increase the cost to hedge because there will be fewer counterparties in the market and increased counterparty costs will be passed on to us.

        The above factors could also affect the pricing of derivatives and make it more difficult for us to enter into hedging transactions on favorable terms. The election of President Trump has resulted in uncertainty with respect to the future of the Dodd-Frank Act generally and derivative regulation specifically, and the future impact this may have on us is currently unknown.

Our operations are subject to health, safety and environmental laws and regulations which may expose us to significant costs and liabilities and which may not be covered by insurance.

        Our oil and natural gas exploration is subject to stringent and complex federal, state and local laws and regulations governing health and safety aspects of our operations, the discharge of materials into the environment and the protection of the environment. These laws and regulations impose on our operations numerous requirements, including the obligation to obtain a permit before conducting drilling activities; restrictions on the types, quantities and concentration of materials that may be released into the environment; limitations or prohibitions of drilling activities on certain lands lying within wilderness, wetlands and other protected areas; specific health and safety criteria to protect workers; and the responsibility for cleaning up any pollution resulting from operations. Numerous governmental authorities such as the U.S. Environmental Protection Agency, or the EPA, and analogous state agencies have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws and regulations may result in the assessment of administrative, civil or criminal penalties; the imposition of investigatory or remedial obligations; the issuance of injunctions limiting or preventing some or all of our proposed operations; and delays in granting permits and cancellation of leases.

        Under certain environmental laws and regulations, we may be liable regardless of whether we were at fault for the full cost of removing or remediating contamination, even when multiple parties contributed to the release and the contaminants were released in compliance with all applicable laws. In addition, accidental spills or releases on our properties may expose us to significant liabilities that could have a material adverse effect on our financial condition or results of operations and which may not be covered by insurance. Aside from government agencies, the owners of properties where our wells are located, the operators of facilities where our petroleum hydrocarbons or wastes are expected to be taken for reclamation or disposal and other private parties may be able to sue us to enforce compliance with environmental laws and regulations, collect penalties for violations or obtain damages for any related personal injury or property damage. Some sites are located near current or former third-party oil and natural gas operations or facilities, and there is a risk that contamination has migrated from those sites to ours. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly material handling, emission, waste management or cleanup requirements could require us to make significant expenditures to attain and maintain compliance or may otherwise have a material adverse effect on our own results of operations, competitive position or financial condition. We may not be able to recover some or any of these costs from insurance.

Federal, state, and local legislative and regulatory initiatives relating to oil and gas production, including hydraulic fracturing, as well as government reviews of such activities, could result in increased costs, additional operating restrictions or delays, and adversely affect our production and/or ability to book future reserves.

        We are affected significantly by a substantial number of governmental regulations that increase costs related to the drilling, completion, production, and abandonment of wells, the transportation and processing of oil and natural gas, the management and disposal of waste, and other aspects of our operations. It is possible that the number and extent of these regulations, and the costs to comply with them, will increase significantly in the future. In Colorado, for example, significant governmental regulations have been adopted in recent years to address well siting, well construction, hydraulic fracturing, water quality, public safety, air emissions, aesthetics, waste management, spill reporting, land reclamation, wildlife protection, and data collection. These government regulatory requirements may result in substantial costs that are not possible to pass through to our customers and could impact the profitability of our operations.

        Hydraulic fracturing involves the injection of water, sand or other proppants, and chemical additives under pressure into a targeted subsurface formation. The water and pressure create fractures in the rock formations, which are held open by the proppant, enabling the oil or natural gas to flow to the wellbore. The process is typically regulated by state oil and natural gas commissions. In addition, the Colorado Oil and Gas Conservation Commission, or the COGCC, has adopted (and other states have adopted or are considering adopting) regulations that impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing operations. Further, on February 23, 2014, Colorado's Air Quality Control Commission fully adopted EPA's Standards of Performance for Crude Oil and Natural Gas Production, Transmission, and Distribution; adopted corresponding revisions to its emissions reporting and permitting framework; and adopted complimentary oil and gas control measures. These regulations will affect our operations, increase our costs of exploration and production and limit the quantity of oil and natural gas that we can economically produce to the extent that we use hydraulic fracturing.

        Some local governments are adopting new requirements and restrictions on hydraulic fracturing and other oil and natural gas operations. Some local governments in Colorado, for instance, have amended their land use regulations to impose new requirements on oil and gas development, while other local governments have entered memoranda of agreement with oil and gas producers to accomplish the same objective. Beyond that, during the past few years, a total of five Colorado cities have passed voter initiatives temporarily or permanently prohibiting hydraulic fracturing. Since that time, local district courts have struck down the ordinances for certain of those Colorado cities, and such decisions were upheld by the Colorado Supreme Court in May 2016. Nevertheless, there is a continued risk that cities will adopt local ordinances that seek to regulate the time, place, and manner of hydraulic fracturing activities and oil and natural gas operations within their respective jurisdictions.

        Effective March 22, 2016, Adams County adopted new amendments to the county's oil and gas regulatory process. The new regulations include an enhanced administrative review process, which may increase our costs or delay our drilling program.

        In the event that additional regulations or legal restrictions at the federal, state or local level are adopted related to oil and gas production, hydraulic fracturing or other development activities in the areas in which we currently or in the future plan to operate, we may incur additional costs to comply with such requirements that may be significant in nature, and also could become subject to additional permitting and siting requirements and cause us to experience added delays or curtailment in the pursuit of exploration, development, or production activities. Furthermore, these additional costs may put us at a competitive disadvantage compared to larger companies in the industry which can spread such additional costs over a greater number of wells and larger operating staff.

Legislative and regulatory initiatives related to global warming and climate change could have an adverse effect on our operations and the demand for oil and natural gas.

        In December 2009, the EPA determined that emissions of carbon dioxide, methane and other "greenhouse gases," or GHG, present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth's atmosphere and other climatic changes. Based on these findings, the EPA has begun adopting and implementing regulations to restrict emissions of greenhouse gases under existing provisions of the Clean Air Act. The EPA recently adopted two sets of rules regulating greenhouse gas emissions under the Clean Air Act, one of which requires a reduction in emissions of greenhouse gases from motor vehicles and the other of which regulates emissions of greenhouse gases from certain large stationary sources. The EPA has also adopted rules requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States on an annual basis, including petroleum refineries, as well as certain onshore oil and natural gas production facilities.

        The U.S. Congress has from time to time considered adopting legislation to reduce GHG emissions and almost one-half of the states have already taken legal measures to reduce GHG emissions, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these GHG cap and trade programs work by requiring major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances. The number of allowances available for purchase is reduced each year in an effort to achieve the overall GHG emission reduction goal.

        The adoption of legislation or regulatory programs to reduce GHG emissions could require us to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the oil, natural gas liquids, and natural gas we produce. Consequently, legislation and regulatory programs to reduce GHG emissions could have an adverse effect on our business, financial condition and results of operations. Finally, it should be noted that some scientists have concluded that increasing concentrations of GHG in the Earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events. If any such effects were to occur, they could have an adverse effect on our financial condition and results of operations.

We may not be able to keep pace with technological developments in the industry.

        The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage or competitive pressures may force us to implement those new technologies at substantial costs. In addition, other oil and natural gas companies may have greater financial, technical, and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we are in a position to do so. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies used now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, the business, financial condition, and results of operations could be materially adversely affected.

We may incur losses as a result of title deficiencies.

        We own working and revenue interests in oil and natural gas leasehold interests. The existence of a material title deficiency can render a lease worthless and can adversely affect our results of operations and financial condition. Title insurance covering mineral leaseholds is not generally available and, in many instances, we forego the expense of retaining lawyers to examine the title to the mineral interest to be placed under lease or already placed under lease until the drilling block is assembled and ready to be drilled. As is customary in our industry, we rely upon the judgment of oil and natural gas lease brokers, in-house landmen or independent landmen who perform the field work in examining records in the appropriate governmental offices and abstract facilities before attempting to acquire or place under lease a specific mineral interest. We do not always perform curative work to correct deficiencies in the marketability of the title to us. In cases involving serious title problems, the amount paid for affected oil and natural gas leases can be lost, and the target area can become undrillable. We may be subject to litigation from time to time as a result of title issues.

The oil and natural gas business involves many operating risks that can cause substantial losses.

        The oil and natural gas business involves a variety of operating risks, including:

  •
  fires;

  •
  explosions;

  •
  blow-outs and surface cratering;

  •
  natural disasters;

  •
  pipe and cement failures;

  •
  casing collapses;

  •
  embedded oilfield drilling and service tools;

  •
  abnormal pressure formations; and

  •
  environmental hazards such as natural gas leaks, oil spills, pipeline ruptures or discharges of toxic gases.

        If any of these events occur, we could incur substantial losses as a result of:

  •
  injury or loss of life;

  •
  severe damage to and destruction of property, natural resources or equipment;

  •
  pollution and other environmental damage;

  •
  clean-up responsibilities;

  •
  regulatory investigation and penalties;

  •
  suspension of our operations; or

  •
  repairs necessary to resume operations.

        If we were to experience any of these problems, it could affect well bores, gathering systems and processing facilities, any one of which could adversely affect our ability to conduct operations, or subject us to monetary liability. We may be affected by any of these events more than larger companies, since we have limited working capital. We currently have general liability insurance with a combined single limit per occurrence of not less than $1.0 million for bodily injury and property damage and a combined occurrence limit of $2.0 million, an excess umbrella liability policy for up to $5.0 million, and control of well insurance with limits of $5.0 million for any one occurrence. For other risks, however, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect operations and/or our financial condition. Moreover, we may not be able to maintain adequate insurance in the future at rates considered reasonable.

Terrorist attacks aimed at energy operations could adversely affect our business.

        The continued threat of terrorism and the impact of military and other government action have led and may lead to further increased volatility in prices for oil and natural gas and could affect these commodity markets or the financial markets used by us. In addition, the U.S. government has issued warnings that energy assets may be a future target of terrorist organizations. These developments have subjected oil and natural gas operations to increased risks. Any future terrorist attack on our facilities, customer facilities, the infrastructure depended upon for transportation of products, and, in some cases, those of other energy companies, could have a material adverse effect on our business.

Risks Related to the Offering and Our Common Stock

The price of our common stock may be volatile or may decline and you may not be able to resell your shares at or above the offering price.

        Our common stock currently trades on the OTCQB Marketplace with limited daily trading volume. In connection with this offering, we intend to apply to list our common stock on the NYSE MKT. The offering price for our common stock was determined through negotiations between the underwriters and us and may vary from the market price of our common stock following this offering. If you purchase shares of our common stock in this offering, you may not be able to resell those shares at or above the offering price. An active or liquid market in our common stock might not develop upon the closing of this offering or, if it does develop, it might not be sustainable. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

  •
  the limited trading market in our common stock;

  •
  commodity prices in general, and the price of oil in particular;

  •
  the success of our development efforts;

  •
  failure to successfully implement our business plan;

  •
  failure to meet our revenue or profit goals or operating budget;

  •
  decline in demand for our common stock;

  •
  sales of additional amounts of common stock;

  •
  downward revisions in securities analysts' estimates or changes in general market conditions;

  •
  investor perception of our industry or our prospects; and

  •
  general economic trends.

        In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at a fair price.

Investors in this offering will experience immediate substantial dilution of their investment.

        The public offering price of our common stock offered pursuant to this prospectus is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock. See the section entitled "Dilution" below for a more detailed discussion of the dilution you will incur if you purchase shares in this offering. Furthermore, we expect that we will seek to raise additional capital from time to time in the future. Such financings may involve the issuance of equity and/or securities convertible into or exercisable or exchangeable for our equity securities. We also expect to continue to utilize equity-based compensation. To the extent the warrants and options are exercised or we issue common stock, preferred stock, or securities such as warrants that are convertible into, exercisable or exchangeable for, our common stock or preferred stock in the future, you may experience further dilution.

A small number of existing shareholders own a significant amount of our common stock, which could limit your ability to influence the outcome of any shareholder vote.

        Our executive officers, directors, and certain beneficial owners beneficially own approximately 42.2% of our common stock. Under our Articles of Incorporation and Colorado law, the vote of a majority of the shares present and voting is generally required to approve most shareholder action. As a result, these individuals will strongly influence the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our Articles of Incorporation or proposed mergers or other significant corporate transactions. We have no existing agreements or plans for mergers or other corporate transactions that would require a shareholder vote at this time. However, shareholders should be aware that they may have limited ability to influence the outcome of any vote in the future.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

        We will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. We intend to use the net proceeds from this offering for continuation of our development and acquisition program; repayment of short-term debt; and other capital and operating expenses. We may also use a portion of our net proceeds to acquire oil and gas assets; however, we currently have no agreements or commitments to complete any such transaction. We have not allocated these net proceeds for any specific purposes. We might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our management's decisions on how to use the net proceeds from this offering, and our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our common stock to decline.

We intend to seek approval from our shareholders to grant our Board of Directors discretion to implement a reverse split of our common stock for the purpose of, among other things, meeting the initial listing requirements of the NYSE MKT. However, any reverse split ultimately may not increase our share price.

        We intend to seek approval from our shareholders to grant our Board of Directors discretion to implement a reverse split of our common stock prior to the date of this prospectus if necessary to meet the minimum share price of the initial listing requirements of the NYSE MKT. However, the longer-term effect of any reverse split upon the market price of our common stock cannot be predicted with certainty, and the results of reverse splits by companies in similar circumstances are varied. It is possible that the share price of our common stock after a reverse split will not remain increased in proportion to the reduction in the number of shares of our common stock outstanding.

Any reverse split of our common stock will not be accompanied by a reduction in our authorized capital.

        We do not intend to amend our Articles of Incorporation in connection with a reverse split to reduce the number of authorized shares of common stock. Accordingly, any reverse split would have the practical effect of an increased number of authorized shares of common stock being available for issuance. The resulting increase could have a number of effects on our shareholders depending on the exact nature and circumstances of any actual issuances of authorized but unissued shares. The practical increase in available authorized shares for issuance could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of our company more difficult. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

The sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

        We currently have outstanding a significant amount of common stock held by relatively few shareholders. In addition, we are required to file a resale registration statement in connection with our recently completed private placement covering a significant number of shares of our common stock. Our common stock is currently thinly-traded and it is likely that market sales of large amounts of common stock (or the potential for those sales even if they do not actually occur) could cause the market price of our common stock to decline, which may make it difficult to sell our common stock in the future at a time and price which we deem reasonable or appropriate and may also cause you to lose all or a part of your investment.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

        The trading market for our common stock will depend in part upon the research and reports that securities or industry analysts publish about us and our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no analysts commence coverage of our company, the trading price of our common stock might be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage or fails to report about us on a regular basis, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

Issuance of our stock in the future could dilute existing shareholders and adversely affect the market price of our common stock.

        We have the authority to issue up to 110,000,000 shares of stock, including 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our common stock. Under rules of the NYSE MKT, we could issue up to 20% of our then outstanding common stock without shareholder approval and more with that approval. These future issuances could be at values substantially below the price paid for our common stock by investors in this offering. In addition, we could issue large blocks of our stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval. Because the trading volume of our common stock is relatively low, the issuance of our stock may have a disproportionately large impact on its price compared to larger companies.

The issuance of preferred stock in the future could adversely affect the rights of the holders of our common stock.

        An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

We have never paid dividends on our common stock and we do not anticipate paying any in the foreseeable future.

        We have not paid dividends on our common stock to date, and we may not be in a position to pay dividends for the foreseeable future. Our ability to pay dividends will depend on our ability to successfully develop our business plan and generate revenue from operations. Further, our initial earnings, if any, will likely be retained to finance our operations. Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors, and will be at the discretion of our Board of Directors. See "Dividend Policy" on page 41 of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about our future business plans and strategies, statements about future revenue, profit and the receipt of working capital, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are often identified by the words "anticipate," "plan," "intend," "believe," "expect," "estimate," and similar words or expressions. All statements other than statements of historical fact are forward-looking statements within the meanings of applicable securities laws. Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. Prospective investors are urged not to put undue reliance on these forward-looking statements.

        A few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific Risk Factors identified above, include:

  •
  Changes in the general economy affecting the disposable income of the public;

  •
  Changes in environmental law, including federal, state and local legislation;

  •
  Changes in drilling requirements imposed by state or local laws or regulations;

  •
  Terrorist activities within and outside the United States;

  •
  Technological changes in the oil and natural gas industry;

  •
  Acts and omissions of third parties over which we have no control;

  •
  Inflation and the costs of goods or services used in our operation;

  •
  Access and availability of materials, equipment, supplies, labor and supervision, power and water;

  •
  Interpretation of drill hole results and the uncertainty of reserve estimates;

  •
  The availability of sufficient pipeline and other transportation facilities to carry our production and the impact of these facilities on price;

  •
  The level of demand for the production of oil and natural gas; and

  •
  Changes in our business strategy.

        The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we assume no obligation to update any forward-looking statements publicly to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We discuss many of these risks in greater detail under the heading "Risk Factors" on page 19.

 USE OF PROCEEDS

        We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be $            , based on an offering price of $            per share. We intend to use the proceeds as follows:

Proposed Use	Application of Proceeds
Repayment of Short-Term Debt	$
Future Drilling and Leasing Activity
Working Capital

Total	$

        We intend to use a portion of the net proceeds of this offering to repay approximately $3.6 million in aggregate principal amount, plus accrued interest, of outstanding borrowings under the supplemental line of credit. The supplemental line of credit bears interest at the rate equal 8% simple interest per year and has a maturity date of June 13, 2017. We entered into and have made draws against the supplemental line of credit in order to pay costs and expenses related to our acquisition and development of oil and gas assets in and around the Wattenberg Field, including acquisitions of acreage, working interests, royalty interests, and commercially productive oil and gas wells. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—LIQUIDITY AND CAPITAL RESOURCES" beginning on page 72 of this prospectus for more information regarding the supplemental line of credit.

        The foregoing represents our current intentions based upon our current plans and business condition. Management will have broad discretion in the application of our net proceeds from this offering, and the occurrence of unforeseen events or changes in business conditions could result in the application of our net proceeds from this offering in a manner other than as described in this prospectus.

        Pending application in accordance with our plan of operation, the proceeds of this offering may be invested in temporary interest-bearing investments such as checking accounts, time deposits, certificates of deposit and short-term government obligations. We do not intend to invest the proceeds of this offering in a manner that would subject us to regulation as an investment company for purposes of United States securities laws.

 MARKET FOR COMMON STOCK
AND RELATED STOCKHOLDER INFORMATION

Market Information

        Prior to this offering and beginning on November 23, 2015, our common stock was quoted on the OTCQB Marketplace under the symbol "PRHR." Prior to that date, there was no trading market for our common stock.

        The table below sets forth the high and low sales prices for our common stock on the OTCQB Marketplace for each calendar quarter indicated. The prices in the table represent prices between dealers and do not include adjustments for retail mark-up, mark-down, or commission, and may not represent actual transactions.

Period	High	Low
Fiscal Year Ended December 31, 2015
Fourth Quarter (from November 23, 2015)	$3.50	$1.10
Fiscal Year Ended December 31, 2016
First Quarter	$1.77	$0.60
Second Quarter	1.98	0.66
Third Quarter	1.65	1.20
Fourth Quarter	2.00	1.30
Fiscal Year Ending December 31, 2017
First Quarter	$1.90	$1.67
Second Quarter (through May 18, 2017)	2.00	1.76

        On May 18, 2017, the high and low sales prices of our common stock on the OTCQB Marketplace were $1.94.

        Because our common stock is thinly traded and has not been listed on a national securities exchange, the price for our common stock has been volatile and may bear no relationship to our actual financial condition or results of operations. Factors that we discuss in this prospectus, including the many risks associated with our common stock, may have a significant impact on the market price of our common stock. The market for our common stock will be affected by the offer and sale of our common stock by existing securities holders. In connection with this offering, we intend to apply to list our common stock on the NYSE MKT under the symbol "PRHR."

Holders of our Common Stock

        We currently have 22,551,537 shares of common stock outstanding and approximately 94 holders of record of our common stock.

Penny Stock Rules

        Prior to this offering, shares of our common stock have traded on the OTCQB Marketplace at a price less than $5.00 per share and, as a result, our stock is characterized as a "penny stock" under applicable securities regulations. As a result, we have been subject to rules adopted by the SEC and FINRA regulating broker-dealer practices in connection with transactions in penny stocks. The broker or dealer proposing to effect a transaction in a penny stock must furnish the customer with a document containing information prescribed by rule and obtain from the customer an executed acknowledgment of receipt of that document. Also, because of the relatively low trading price of our common stock, many brokerage firms may have been unwilling to effect transactions in our common stock.

        The broker or dealer must also provide the customer with pricing information regarding the security prior to the transaction and with the written confirmation of the transaction. The broker or dealer must also disclose the aggregate amount of any compensation received or receivable by him in connection with such transaction prior to consummating the transaction and with the written confirmation of the trade. The broker or dealer must also send an account statement to each customer for which he has executed a transaction in a penny stock each month in which such security is held for the customer's account. The existence of these rules may have had an adverse effect on the price of our stock, and the willingness of certain brokers to effect transactions in our stock.

        In connection with this offering, we intend to apply to list our common stock on the NYSE MKT. To the extent that our common stock is listed on the NYSE MKT, and we meet certain minimum financial metrics, our common stock will no longer be considered a "penny stock."

Transfer Agent

        We have appointed Corporate Stock Transfer, Inc. of Denver, Colorado to be our transfer agent. Its address is 3200 Cherry Creek Drive South, #430, Denver, Colorado 80209 and its telephone number is 303-282-4800.

Dividend Policy

        We have never declared or paid dividends on our common stock. The convertible promissory notes issued in our recent private placement contain a covenant prohibiting us from paying any dividends unless we are current in our obligations under the notes. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning on page 63 for discussion of the outstanding convertible promissory notes. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including the terms of any credit arrangements, our financial condition, operating results, current and anticipated cash needs and plans for expansion.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2017:

  •
  on an actual basis; and

  •
  on an as-adjusted basis, giving effect to the sale of shares of our common stock in this offering at a public offering price of $            per share, the repayment of short-term debt, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        The as-adjusted information below is illustrative only, does not account for changes subsequent to March 31, 2017, and our capitalization following the closing of this offering may differ from that shown below based on the public offering price and other terms of this offering determined at pricing. You should read this table together with our financial statements and the related notes appearing at the end of this prospectus, the section entitled "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and other financial information contained in this prospectus.

	As of March 31, 2017
	Actual		As Adjusted
	(unaudited)
Cash	$4,924,630		$
Debt
Line of credit	$5,000,000		$
Supplemental line of credit, net	7,105,000
Convertible notes payable, net	988,352	(1)

Total debt	$13,093,352		$
Shareholders' equity:
Preferred stock; $0.01 par value:
10,000,000 shares authorized, no shares issued or outstanding, actual; 10,000,000 shares authorized, no shares issued or outstanding, as adjusted	—			—
Common stock; $0.001 par value:
100,000,000 shares authorized, 21,964,282 shares issued and outstanding, actual; 100,000,000 shares authorized, shares issued and outstanding, as adjusted	21,964
Additional paid-in capital	18,724,233
Accumulated deficit	(11,990,181)
Total shareholders' equity	6,756,016

Total capitalization	$19,849,368		$

(1)
Under applicable accounting principles, this is the carrying value of the convertible notes after discounting the value of the conversion feature and the detachable warrants issued with the notes. The total amount outstanding for the convertible notes payable is $10.0 million.

        The number of shares of common stock shown above to be outstanding following the offering is based on 22,551,537 shares currently outstanding and excludes:

  •
  4,875,000 shares of our common stock issuable upon exercise of outstanding options under our equity incentive plan at a weighted-average exercise price of $0.81 per share;

  •
  7,588,800 shares of our common stock that may be issued upon exercise of outstanding warrants at a weighted-average exercise price of $2.81 per share;

  •
  6,666,600 shares of our common stock that may be issued upon conversion of outstanding notes at a conversion price of $1.50 per share;

  •
  4,933,300 shares of our common stock reserved for issuance under equity awards that may be granted under our equity incentive plan in the future; and

  •
  Up to                shares that may be issued upon exercise of the underwriters' overallotment option.

 DILUTION

        If you invest in our common stock, you will experience dilution to the extent of the difference between the price you pay per share in this public offering and the as adjusted net tangible book value of our common stock immediately after this offering. Our net tangible book value as of March 31, 2017 was $6,747,301, or approximately $0.30 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of outstanding shares of our common stock.

        After giving effect to the sale of our common stock in this offering, and after deducting underwriting discounts and commissions and the estimated expenses payable by us, our adjusted net tangible book value as of March 31, 2017 would have been $            , or $            per share. This amount represents an immediate increase in our net tangible book value of $            per share to our existing stockholders and an immediate dilution in our adjusted net tangible book value of approximately $            per share to new investors purchasing shares of our common stock in this offering. We determine dilution by subtracting the adjusted net tangible book value per share after the offering from the amount of cash that a new investor paid for a share of common stock.

        Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors. The following table illustrates this dilution:

Public offering price per share			$

Historical net tangible book value per share as of March 31, 2017		$0.30
Increase in net tangible book value per share attributable to this offering	$

Adjusted net tangible book value per share after this offering			$

Dilution per share to new investors			$

        The number of shares of common stock shown above to be outstanding following the offering is based on 22,551,537 shares currently outstanding and excludes:

  •
  4,875,000 shares of our common stock issuable upon exercise of outstanding options under our equity incentive plan at a weighted-average exercise price of $0.81 per share;

  •
  7,588,800 shares of our common stock that may be issued upon exercise of outstanding warrants at a weighted-average exercise price of $2.81 per share;

  •
  6,666,600 shares of our common stock that may be issued upon conversion of outstanding notes at a conversion price of $1.50 per share;

  •
  4,933,300 shares of our common stock reserved for issuance under equity awards that may be granted under our equity incentive plan in the future; and

  •
  Up to                shares that may be issued upon exercise of the underwriters' overallotment option.

 UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined statement of operations has been prepared to show the effect of the PDC and Crimson acquisitions. The unaudited pro forma condensed combined statement of operations should be read together with our audited financial statements for the year ended December 31, 2016 and the historical Statements of Revenues and Direct Operating Expenses of the PDC and Crimson assets, respectively, included in this prospectus. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 assumes that the PDC and Crimson asset acquisitions occurred on January 1, 2016.

        The acquisition of the PDC and Crimson assets were each treated as a business combination accounted for under the acquisition method of accounting with the identifiable assets recognized at fair value on the date of transfer. The PDC assets acquisition was completed on June 30, 2016. We acquired leases covering approximately 3,652 gross (1,411 net) acres in Adams County, Colorado and PDC's interest in 32 gross (13.0 net) productive wells. The Crimson assets acquisition was completed on December 22, 2016. We acquired leases covering approximately 14,874 gross (5,385 net) acres in Adams, Arapahoe, Elbert and Weld Counties, Colorado and Crimson's interest in 33 gross (10.4 net) productive wells.

        The pro forma adjustments to the unaudited historical condensed combined statement of operations were based on currently available information and certain estimates and assumptions. The actual effect of the transactions discussed may differ from the unaudited pro forma adjustments included herein. However, management believes that the assumptions utilized to prepare these adjustments provide a reasonable basis for presenting the significant effects of the transactions and that the adjustments are factually supported, give appropriate effect to the impact of the events that are directly attributable to the transactions, and reflect those items expected to have a continuing impact on our company.

        The unaudited pro forma condensed combined statement of operations is not necessarily indicative of the results that would have occurred if we had completed the acquisition of the PDC and Crimson assets on the dates indicated or which could be achieved in the future because they necessarily exclude various operating expenses.

 PetroShare Corp.
Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2016
(unaudited)

	PetroShare Historical	PDC Assets	Crimson Assets	Pro Forma Adjustments	Pro Forma Combined
	(revised)	(a)	(a)	(b)
Revenues
Crude oil and natural gas production revenue	$333,116	$133,022	$261,958	$—	$728,096

Costs and Expenses
Lease operating expense	206,622	106,216	169,777	—	482,615
Exploration costs	19,259	—	—	—	19,259
General and administrative expense	4,022,969	—	—	—	4,022,969
Depreciation, depletion, and amortization accretion	95,516	—	—	97,085	192,601
Plugging expense	31,122	—	—	—	31,122
Loss on impairment of oil and gas properties	116,303	—	—	—	116,303

Total Costs and Expenses	4,491,791	106,216	169,777	97,085	4,864,869

Operating Income (Loss)	(4,158,675)	26,806	92,181	(97,085)	(4,136,773)
Other Income (Expense)
Interest income	573	—	—	—	573
Interest expense	(323,170)	—	—	—	(323,170)

Net Income (Loss)	$(4,481,272)	$26,806	$92,181	$(97,085)	$(4,459,370)

Net (Loss) per Common Share
Basic and Diluted	$(0.21)	$			$(0.20)

Weighted average number of common shares outstanding
Basic and Diluted	21,828,853				21,828,853

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

        (a)   Amounts are derived from the historical statements of revenues and direct operating expenses of the PDC assets for the six months ended June 30, 2016 and Crimson assets for the nine months ended September 30, 2016. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 assumes that the PDC and Crimson assets acquisitions occurred on January 1, 2016.

        (b)   Adjustments to reflect the depreciation, depletion and amortization under the successful efforts method of accounting that would have been recorded with respect to the acquired asset retirement obligations (accretion) and proved leasehold interests (depletion) that would have been recorded had the PDC assets and Crimson assets been acquired on January 1, 2016.

BUSINESS AND PROPERTIES

Our History and Organization

        We are an independent oil and natural gas company focused on the acquisition and development of crude oil and natural gas properties and have assembled approximately 9,900 net acres, including mineral rights only acreage, most of which is located in the Denver-Julesburg Basin, or the DJ Basin, in northeast Colorado. Our current operating focus is within the Wattenberg Field of the DJ Basin, which is located primarily in Adams and Weld Counties, Colorado. We have concentrated our efforts in areas where we believe the geo-mechanical characteristics of the underlying formations offer the potential for greater returns on capital. Our evaluation metrics include reservoir thickness, rock quality and resistivity of each formation, each of which affect the number of wells we plan to drill per drilling spacing unit.

        We have placed particular emphasis on acquiring acreage in an area of the southern Wattenberg Field in Adams County and southwest Weld County, Colorado, along with an area southeast of the field, which areas we refer to collectively as the Southern Core, where we have assembled approximately 8,900 net acres. We selected our Southern Core acreage due to the quality of the hydrocarbon bearing rock, the production performance from other nearby wells, and the liquids-weighted nature of the production. We believe that all of these factors make development of much of our Southern Core acreage economic in the prevailing commodity price environment. We also have recently completed acquisitions in an area in the northern portion of the Wattenberg Field that previously has yielded hydrocarbon production from both vertical and horizontal wells.

        Our strategy is to continue to leverage our management team's extensive technical, land, financial, and industry operating experience to direct the majority of our capital expenditure program through June 30, 2018 toward drilling operated Niobrara and Codell horizontal wells and acquire additional leaseholds in the DJ Basin, which we believe will enhance our strategic value. Since entering the DJ Basin in 2015, we have grown our position through acquisitions and organic leasing activities. Consistent with our track record, we plan to continue to selectively and opportunistically pursue strategic acquisitions in and around our core areas in Adams and Weld Counties.

        We have an interest in 80 gross (26.4 net) productive wells and 33,151 gross (9,929 net, including 410 net minerals only) acres of oil and gas properties. With the exception of 17 gross (2.9 net) horizontal wells in which we are participating as a non-operator, all of these wells are vertical wellbores. Over the first quarter of 2017, we produced hydrocarbons at an average rate of approximately 440 BOE/D. At the end of April 2017, our average production exceeded 1,300 BOE/D, or approximately three times the average first quarter rate. At December 31, 2016, we had estimated proved developed reserves of 740 MBOE and proved undeveloped reserves of 5,568 MBOE, with a standardized measure of approximately $42.8 million and a PV-10 value of approximately $48.6 million based on SEC pricing of $42.75 per Bbl and $2.481 per MMBtu. For an explanation of the PV-10 value and a reconciliation to the standardized measure, see "Prospectus Summary—Summary Historical Reserve Data."

        All of the horizontal wells in which we currently have an interest are operated by independent third parties, although we recently began drilling operations on our 14-well Shook pad in our Todd Creek Farms prospect. We expect to have less than a 50% interest in any wells as we seek to conserve our capital and diversify risk.

        Our executive and administrative offices are currently located at 9635 Maroon Circle, Suite 400, Englewood, CO 80112 and we maintain a website at www.petrosharecorp.com. We became a reporting company under the Securities Exchange Act of 1934, as amended, or the Exchange Act, in February 2015, when a registration statement for our common stock was declared effective. You may access and read our public filings through the SEC's, website at www.sec.gov and on our website.

        As discussed below, during 2016 and early 2017 we acquired additional oil and gas assets, initiated operations on our own property base and participated as a non-operator with other oil and gas companies active in the Wattenberg Field. Our goal is to diversify risk and minimize capital exposure to development, drilling and completion costs. In any drilling, we expect that our retained working interest will be determined based upon factors such as well costs and geologic and engineering risk.

Business Strategies

        Our primary business objective is to increase shareholder value by increasing reserves, production, and revenue at attractive rates of return on invested capital. We are focused on exploiting long-lived, unconventional oil, NGL and natural gas reserves from the DJ Basin. We plan to accomplish our objectives through the execution of the following strategies:

Balanced operated and non-operated capital program

        Our management team elected initially to develop our properties in the Southern Core by participating in non-operated pads with established operators such as PDC, Ward and Great Western. The individuals on our management team have extensive experience operating in the DJ Basin, which combined with knowledge gained from our recent non-operated well participation and observing offset operator activity, gives us a strong understanding of the underlying formations and optimal drilling and completion techniques in our area. Based on this information and the continued de-risking and delineation of our position by nearby operators, we commenced our operated drilling activities on our Shook pad in April 2017. We expect operational control of our properties will enable us to capture operating efficiencies and allow us to control the pace of development and capital outlay.

Aggressively develop our Southern Core acreage

        We intend to aggressively and selectively drill and develop our Southern Core acreage position to maximize the value of our resource potential. On our remaining undeveloped acreage, we believe that we can drill between 12 and 16 horizontal wells per drilling spacing unit depending on the geologic and economic viability of the various Niobrara and Codell targets. Utilizing these assumptions, we have identified potential drilling locations that could result in up to 84 net wells in our Todd Creek Farms and South Brighton prospects. We plan to drill 10.2 net operated and participate in 1.3 net non-operated wells through June 30, 2018.

Pursue strategic acquisitions and increase our leasehold in the Wattenberg Field

        We intend to continue to leverage our management team's extensive relationships to opportunistically increase our acreage holdings at attractive valuations. We also intend to pursue organic leasing opportunities, corporate mergers or asset acquisitions, and farm-in related opportunities. We have a successful track record of closing oil and natural gas asset acquisitions, including the recent acquisitions of well interests and net acres from PDC, Crimson and Morning Gun. Since entering the DJ Basin without any acreage in 2015, we have rapidly grown our footprint to approximately 9,600 net acres. See "—Recent Acquisitions and Developments" below for more detail on our acquisitions.

Our Competitive Strengths

        We believe we are well-positioned to capitalize on current conditions in the oil and natural gas industry as a result of the following competitive strengths:

Multi-year drilling inventory in the Todd Creek Farms and South Brighton prospects targeting the Niobrara and Codell formations

        We believe nearby operator horizontal drilling activity and well results in and around our acreage have significantly mitigated the geologic risk in our drilling program. Our Todd Creek Farms and South Brighton prospects are located in an area where drilling results and the liquids-weighted nature of the assets allow for generating accretive returns even in a low commodity price environment. We have identified over 220 gross horizontal drilling locations (up to 84 net wells) on our Todd Creek Farms and South Brighton prospects. As of December 31, 2016, a majority of these locations have been designated proved undeveloped reserves by our third-party reserve engineer. We believe we can identify and develop additional locations in these prospects. We believe our multi-year drilling portfolio provides the potential for near-term growth in our production and reserves and highlights the long-term resource potential across our asset base.

Experienced and aligned management team with proven financial, technical and operational expertise

        Our Chief Executive Officer, Stephen Foley, has over 15 years of experience as a real estate developer in Colorado, with an extensive background in surface development in the areas in which we have acquired acreage. Our President, Frederick Witsell, and Chief Operating Officer, William Lloyd, bring a long history in Colorado and depth of experience in the industry to our company. Mr. Witsell has over 36 years of experience in several facets of the oil and gas industry, including prospect development, conventional and horizontal drilling and completion operations, project management, gathering and compression systems and marketing and risk management. Mr. Lloyd also has over 36 years of experience in the industry, serving in engineering, management and senior leadership capacities. Prior to this offering, our directors, executive officers and employees owned, including all options and warrants, approximately 42.2% of our company which provides a meaningful incentive to increase the value of our business for the benefit of all stockholders.

Our strategic partnerships

        In May 2015, we entered into the Participation Agreement with Providence. We believe our relationship with Providence is instrumental to our success. In addition to helping to fund our acquisition and development strategy through our $5 million initial line of credit, the relationship provides us access to Providence's industry expertise. We believe our relationship with Providence is strong, as evidenced by its participation in all of our Southern Core acquisitions, our borrowing arrangement, and Providence's holdings in our common stock. The relationship with Providence and its affiliates has led to the acquisition of much of the acreage that we currently hold. In addition to our Providence relationship, our executive officers have developed relationships and formalized agreements with business partners that have, and we believe will continue to, contribute significantly to our growth. Through a services agreement executed in 2015 with Kingdom, we have gained access to a portfolio of oil and gas leases in an attractive portion of the Wattenberg Field. Our relationship with Kingdom has also provided surface access for drilling operations and water for drilling and production operations on our leasehold interests.

Liquids-weighted reserves

        Our net proved reserves at December 31, 2016 were comprised of approximately 70% oil and NGLs (collectively, liquids). Given the current commodity price environment and resulting disparity between oil and natural gas prices on a BOE basis, we believe our high percentage of liquid reserves and drilling program focused on oil-weighted projects, compared to our overall reserve base, is a key strength.

Meaningful growth opportunities

        Our relative footprint and size provides us the ability to significantly increase our scale by piecing together acreage blocks that may be considered less attractive to larger operators within our focus area. These blocks have meaningful impact on our position as evidenced by the recent PDC, Crimson, and Morning Gun asset acquisitions and we expect to continue our track record of making these types of acquisitions as we grow our position. See "—Recent Acquisitions and Developments" below for more detail on our acquisitions.

Oil and Gas Properties

Southern Core

        We have subdivided our Southern Core focus area into the Todd Creek Farms, South Brighton, and Runway prospects. The Southern Core covers areas in the southern Wattenberg Field as well as outlying areas to the southeast of the field, all of which is a part of the DJ Basin. Discovered in 1970, and historically a gas field, the Wattenberg Field now produces both crude oil and natural gas primarily from the Niobrara and Codell formations. The DJ Basin generally extends from the Denver metropolitan area throughout northeast Colorado into parts of Wyoming, Nebraska, and Kansas. The majority of the Wattenberg Field lies in Weld County but reaches into Adams, Arapahoe, Boulder, Broomfield, Denver, and Larimer Counties, all in Colorado.

        Our primary targets in the Southern Core are the multiple benches in the Niobrara formation, including the A, B, and C benches, and the Codell formation. The outlying portions of our Southern Core acreage, including our Runway prospect, is prospective for the D and J Sands.

        The Niobrara formation is a calcareous chalk, shale, and limestone rock formation varying from approximately 200 to 1,500 feet in thickness and extending from Canada to New Mexico, but the vast majority of the oil and natural gas concentration is in Colorado and Wyoming. The formation generally slopes downward from east to west, from Kansas to western Colorado, from hydrocarbon producing depths of approximately 1,000 feet to 12,000 feet below the surface. The Codell formation is an oil and natural gas producing tight sandstone formation generally found at depths of approximately 7,000 to 8,000 feet below the surface and located at the base of the Niobrara—Fort Hays limestone member.

        The D and J Sands are present throughout the Wattenberg Field and contain hydrocarbons at depths ranging from 4,000 feet to 10,000 feet in the center of the DJ Basin. The D Sand is generally economically productive for both oil and gas in vertical wells when such wells encounter higher quality sandstones. The J Sand is the principal formation in the Wattenberg Field and produces gas and associated condensate from tight sand reservoirs. We have access to 3D seismic data in the area of our Runway prospect which may help us determine the best way to ultimately develop our acreage.

        The Southern Core covers areas in Adams County and southwest Weld County. The Southern Core area saw significant development through vertical drilling in the preceding decades, but modern horizontal drilling is relatively new for the area. The "northern core Wattenberg," located south of Greeley, Colorado in west-central Weld County, has been the primary focus of oil and gas producers for the past seven years. However, activity in the Southern Core has picked up significantly over the past two years and, according to the COGCC records, active operators in the Southern Core, including PDC, Great Western, Ward, and Kerr-McGee, are increasing their permitting, spacing and drilling programs. We believe the Southern Core provides us compelling economics in the current price environment.

        We currently possess a total inventory of over 220 gross potential horizontal drilling locations (up to 84 net wells) on our Todd Creek Farms and South Brighton prospects in the Southern Core, including 100 locations that are fully permitted or in the final permitting stages. This horizontal well inventory assumes 12 to 16 wells per 640-acre drilling spacing unit with multi-zone potential in the Codell and Niobrara A, B, and C formations. This multi-zone potential has been successfully tested by other operators and we are currently participating as a non-operator in active development programs with three different established area operators. Our participation is comprised of multiple horizontal wells targeting the Codell and all three benches of the Niobrara formation.

        The table below presents summary information with respect to our current acreage position:

	Total
Location	Gross	Net
Southern Core
Todd Creek Farms	4,512	1,526
South Brighton	5,015	2,030
Runway	16,473	5,359
Northern Wattenberg	1,796	642
Other	80	20
Buck Peak	5,276	352

Total acreage	33,152	9,929

  Todd Creek Farms

        Within the Southern Core, our primary prospect is Todd Creek Farms, which is located in northwest Adams County, Colorado. We have assembled a 4,512 gross (1,526 net) acre position in Todd Creek Farms. Through our geologic analysis, as well as the results from wells in which we have participated as a non-operator, we identified the Todd Creek Farms prospect as being highly prospective for multi-bench horizontal well development in the Niobrara A, B, C, and Codell formations.

  South Brighton

        Our South Brighton prospect is east of our Todd Creek Farms prospect and sits in northern Adams County and southern Weld County, Colorado. We acquired the majority of this acreage in our transaction with Crimson during 2016. We have leaseholds encompassing 5,015 gross (2,030 net) acres in South Brighton. We believe South Brighton is prospective for multi-bench horizontal well development in the Niobrara and Codell formations.

  Runway

        Our Runway prospect is east of our Todd Creek Farms and South Brighton prospects and lies within Adams County, Colorado east of the Denver International Airport. With the closing of the Morning Gun acquisition on April 3, 2017 (as discussed further below), we now have leaseholds encompassing 16,473 gross (5,359 net) acres in the Runway prospect. Most of this acreage is held by production from vertical wells, giving us control of the pace of the development of this area. Nearby operator activity has shown this acreage to be prospective for D and J Sands and able to be developed using both vertical and horizontal wells.

Northern Wattenberg Field

        In addition to our Southern Core acreage, we also have assembled 1,796 gross (642 net) acres in the northern area of the Wattenberg Field. A preliminary evaluation indicates that there are 34 potential gross horizontal drilling locations, which could result in up to 12 net wells on this acreage, based on 12 wells per each 640-acre drilling spacing unit. We are the operator on the majority of this acreage, giving us control of the pace of the development of this area. Nearby operator activity has shown this acreage to be prospective for multiple benches and zones, including both the Niobrara and Codell formations. A number of operators, including Noble Energy, Inc., Extraction Oil & Gas, Inc., and Synergy Resources Corporation, dba SRC Energy Inc., are actively developing acreage in the northern Wattenberg Field.

Buck Peak

        In 2014, we drilled and completed our initial two-well program at our Buck Peak prospect in northwest Colorado, targeting the Niobrara formation. Those two wells resulted in nominal production and accordingly, we are not actively pursuing development in this area. We will, however, monitor activity in the area and continue to evaluate additional opportunities for our 5,276 gross (352 net) acres.

Recent Acquisitions and Developments

        During 2016 and early 2017, we took important steps to improve our business by making several lease acquisitions, participating as a non-operator in the drilling of 17 gross (2.9 net) horizontal wells in the Wattenberg Field, and completing the permitting process of our first planned operated wells in the Southern Core. Our leasing activities have been focused on areas in Adams County and southwest Weld County, Colorado in the Southern Core area.

Supplemental Line of Credit

        On October 13, 2016, we entered into the supplemental line of credit with PEP III. The supplemental line of credit permitted us to borrow up to $10 million to pay costs associated with our acquisition and development of oil and gas properties. We have used draws on the supplemental line of credit to pay for certain of our acquisitions, including the Crimson acquisition discussed below, as well as to pay costs associated with our operated and non-operated drilling programs.

        As required by an amendment to the supplemental line of credit, we repaid approximately $3.5 million in outstanding principal on April 12, 2017 and agreed not to borrow additional funds in exchange for PEP III extending the maturity date of the supplemental line of credit. We have approximately $3.6 million plus accrued interest of approximately $237,000 outstanding against the supplemental line of credit, all of which is due on June 13, 2017.

PDC Assets Acquisition

        On June 30, 2016, we completed the acquisition of the PDC assets. The PDC assets include leases covering approximately 3,652 gross (1,411 net) acres located in Adams County, Colorado and PDC's interest in 32 gross (13.0 net) productive vertical wells and 8 horizontal well locations that are permitted. Providence exercised its option pursuant to the Participation Agreement and acquired 50% of the PDC assets. Much of the acreage we acquired from PDC is within our Todd Creek Farms prospect and held by production, while the remainder of the acreage is located in outlying areas of the Southern Core and is prospective for formations other than the Niobrara and Codell formations.

        The net purchase price for the PDC assets to our interest was approximately $2.3 million following allowances, post-closing adjustments and Providence's acquisition from us of its 50% interest in the PDC assets. We paid the purchase price using a draw on our initial line of credit.

        Following the acquisition, we became the substituted operator for all of the wells PDC previously operated. The acquisition allows us spacing to drill up to 30 additional horizontal wells, including the 8 currently-approved horizontal well locations on the Corcilius pad. Whether we ultimately drill any wells on the acreage is dependent on many of the factors discussed in this prospectus, including receipt of adequate working capital, current and projected prices of oil and gas, identification of compelling drill locations, and obtaining all required permits.

Crimson Assets Acquisition

        On December 22, 2016, we completed the acquisition of the Crimson assets. Simultaneous with the closing of the acquisition, Providence acquired 50% of our interest in the Crimson assets. The Crimson assets include oil and gas leases located in Adams, Arapahoe, Elbert, and Weld Counties, Colorado, covering approximately 14,874 gross (5,385 net) acres and an interest in approximately 33 gross (10.4 net) productive wells.

        The net purchase price to our interest for the Crimson assets was approximately $2.5 million following allowances, post-closing adjustments and Providence's acquisition from us of its 50% interest in the Crimson assets. We paid the purchase price for the Crimson assets using a draw on our supplemental line of credit.

Morning Gun Assets Acquisition

        On April 3, 2017, we completed the acquisition of the Morning Gun assets. Simultaneous with the closing of the acquisition, Providence acquired 50% of our interest in the Morning Gun assets. The Morning Gun assets include oil and gas leases covering approximately 5,874 gross (1,482 net) acres located in Adams and Weld Counties, Colorado. Morning Gun reserved to itself all rights that exist below 50 feet above the top of the uppermost J Sand formation for any leases or lands located in Township 7 North, Range 63 West in Weld County, Colorado.

        The net purchase price to our interest for the Morning Gun assets was approximately $1.3 million. We paid 20% of our net purchase price, or $258,250, as a deposit at the time of executing the purchase agreement. At closing, we paid $810,000 of the purchase price through the issuance to Morning Gun of 450,000 shares of our common stock, valued at $1.80 per share, and the remainder of $216,339 in cash.

Productive Wells

        The following table sets forth, by geographic area, the number of productive oil and natural gas wells in which we owned a working interest as of May 18, 2017:

	Productive Wells(1)(2)
	Crude Oil		Natural Gas		Total
Location	Gross	Net	Gross	Net	Gross	Net
DJ Basin	37	9.5	43	16.9	80	26.4

(1)
Please see the glossary in Appendix A for a definition of productive wells.

(2)
Includes a total of 24 gross (3.4 net) wells in which we are participating as a non-operator.

Developed and Undeveloped Acreage

        The following table sets forth, by geographic area, our developed and undeveloped acreage as of May 18, 2017:

			Acreage
	Developed		Undeveloped(1)		Total
Location	Gross	Net	Gross	Net	Gross	Net
DJ Basin	19,444	7,178	8,432	2,399	27,876	9,577
Buck Peak	671	252	4,605	100	5,276	352

Total acreage	20,115	7,430	13,037	2,499	33,152	9,929

(1)
Undeveloped acreage includes leasehold interests on which wells have not been drilled or completed to the point that would permit the production of commercial quantities of oil and natural gas regardless of whether the leasehold interest is classified as containing proved reserves.

        Following industry standards, we generally acquire oil and gas leases without warranty of title, except as to claims made by, through, or under the transferor. Accordingly, we conduct due diligence as to title prior to acquiring properties, but we cannot guarantee that there will not be losses resulting from title defects. We believe the title to our properties is good and defensible in accordance with industry standards, subject to such exceptions that, in our opinion, are not so material as to detract from the use or value of our properties. Title to our properties generally carries encumbrances, such as royalties, overriding royalties, contractual obligations, liens, easements, and other matters that commonly affect real property, all of which are customary in the oil and gas industry. We intend to acquire additional leases by lease sale, farm-in, or purchase.

        A majority of our Buck Peak leaseholds are held under "paid-up" fee leases and a majority of our Wattenberg Field leaseholds are held by production. Leases that are held by production generally remain in force so long as oil or gas is produced from the well on the particular lease. Leased acres that are not held by production may require annual rental payments to maintain the lease until the expiration of the lease or the time oil or gas is produced from one or more wells drilled on the leased acreage. At the time oil or gas is produced from wells drilled on the leased acreage, the lease is considered to be held by production. Unless production is established within the area covering our undeveloped acreage, the leases for such acreage eventually will expire. Our leases not held by production are scheduled to expire, including potential extensions, from 2017 until 2021. If our leases expire in an area we intend to explore, we or our working interest partners will have to negotiate the price and terms of lease renewals with the lessors. The cost to renew such leases may increase significantly and we may not be able to renew the lease on commercially reasonable terms, or at all.

        The following table shows the calendar years during which our leases not currently held by production will expire unless a productive oil or gas well is drilled:

	Leased Acres Expiring
Expiration of Lease	Gross	Net
2017	3,840	50
2018	369	33
2019	4,778	1,187
2020	3,029	710
2021	200	110

Drilling Results

        The following table sets forth information with respect to the number of wells either drilled by us or in which we participated as a non-operator during the periods indicated. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value.

	Year Ended December 31,
	2016(1)		2015		2014
	Gross	Net	Gross	Net	Gross	Net
Development Wells
Productive	17.0	2.9	—	—	—	—
Dry	—	—	—	—	—	—
Exploratory Wells
Productive	—	—	—	—	2.0	0.5
Dry	—	—	—	—	—	—
Total Wells			—	—	2.0	0.5
Productive	17.0	2.9	—	—	2.0	0.5
Dry	—	—	—	—	—	—

(1)
All non-operated wells.

Sales Data

        The following table shows the net sales volumes, average sales prices, and average production costs for the periods presented:

	Years Ended December 31,
	2016	2015	2014
Sales volumes
Oil (Bbls)	4,902.7	36.6	91.5
Gas (Mcf)	26,058.6	—	—
NGLs (Bbls)	1,510.5	—	—
BOE	10,756.3	36.6	91.5
Average sales price
Oil ($/Bbl)	48.91	36.29	80.81
Gas ($/Mcf)	2.62	—	—
NGLs ($/Bbl)	16.55	—	—
BOE	30.97	36.29	80.81
Average production cost per BOE ($)	19.21	871.82	225.08

Oil Natural Gas and NGL Data

Proved Reserves

Estimation of Proved Reserves

        Under SEC rules, proved reserves are those quantities of oil, natural gas and NGL, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. If deterministic methods are used, the SEC has defined reasonable certainty for proved reserves as a "high degree of confidence that the quantities will be recovered." All of our proved reserves as of December 31, 2016 (we had no proved reserves as of December 31, 2015) were estimated using a deterministic method. The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and natural gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions established under SEC rules. The process of estimating the quantities of recoverable oil, natural gas and NGL reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into four broad categories or methods: (1) production performance-based methods; (2) material balance-based methods; (3) volumetric-based methods; and (4) analogy. These methods may be used singularly or in combination by the reserve evaluator in the process of estimating the quantities of reserves. Reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a relatively high degree of accuracy. Non-producing reserve estimates, for developed and undeveloped properties, were forecast using either volumetric or analogy methods, or a combination of both. These methods provide a relatively high degree of accuracy for predicting proved developed non-producing and proved undeveloped reserves for our properties, due to the mature nature of the properties targeted for development and an abundance of subsurface control data.

        To estimate economically recoverable proved reserves and related future net cash flows, Cawley Gillespie & Associates, Inc. ("Cawley Gillespie") considered many factors and assumptions, including the use of reservoir parameters derived from geological and engineering data which cannot be measured directly, economic criteria based on current costs and the SEC pricing requirements and forecasts of future production rates.

        Under SEC rules, reasonable certainty can be established using techniques that have been proven effective by actual production from projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology that establishes reasonable certainty. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field-tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation. To establish reasonable certainty with respect to our estimated proved reserves, the technologies and economic data used in the estimation of our proved reserves have been demonstrated to yield results with consistency and repeatability, and include production and well test data, downhole completion information, geologic data, electrical logs, radioactivity logs, core analyses, historical well cost and operating expense data.

Summary of Oil, Natural Gas and NGL Reserves

        The table below presents summary information with respect to the estimates of our net proved oil and gas reserves at December 31, 2016, all of which are located in Colorado, based on a reserve report prepared by Cawley Gillespie.

	Crude Oil (MBbls)	Natural Gas (MMcf)	NGLs (MBbls)	MBOE
Proved Developed Producing	136.4	1,269.9	95.2	443.2
Proved Developed Non-Producing	123.9	519.0	86.5	296.9
Proved Undeveloped Reserves	2,500.9	9,704.0	1,449.5	5,567.7

Total Proved Reserves	2,761.2	11,492.9	1,631.2	6,307.8

        At December 31, 2016, we had estimated total proved reserves of 6,307.8 MBOE, consisting of 2,761.2 MBbls of crude oil, 11,492.9 MMcf of natural gas, and 1,631.2 MBbls of natural gas liquids. Our proved reserves include only those amounts that we reasonably expect to recover in the future from known oil and gas reservoirs under existing economic and operating conditions, at current prices and costs, under existing regulatory practices, and with existing technology and anticipated capital resources. Accordingly, any changes in prices, operating and development costs, regulations, technology, or other factors could significantly increase or decrease estimates of our proved reserves. Estimates of volumes of proved reserves are presented in MBbls for crude oil and MMcf for natural gas at the official temperature and pressure bases of the areas in which the gas reserves are located.

Proved Undeveloped Reserves

        At December 31, 2016, we had 5,568 MBOE of proved undeveloped reserves. We have included in our proved undeveloped reserves only those locations for which we have established a development plan and believe we can drill and complete within five years of the date of the reserve report considering our existing and anticipated capital resources. We also have included certain non-operated properties the operator of which has informed of us of planned development within the next five years and in which we have plans to participate. Our approximately 5,568 MBOE of estimated proved undeveloped reserves will require an estimated $37.7 million of development capital over the next five years to convert to proved developed reserves.

        As of December 31, 2016, no proved undeveloped reserves had been converted into proved developed reserves. In 2017, we plan to convert approximately 1,888 MBOE of proved undeveloped reserves to proved developed reserves through our 14-well Shook pad on which we commenced drilling in April 2017 and the completion of the wells on the Jacobucci pad, in which we are participating.

Independent Reserve Engineers

        Our proved reserves estimate as of December 31, 2016 shown herein has been independently prepared by Cawley Gillespie, which was founded in 1961 and performs consulting petroleum engineering services under Texas Board of Professional Engineers Registration No. F-693. Zane Meekins was the technical person within Cawley Gillespie primarily responsible for preparing the estimates shown herein. Mr. Meekins has been practicing consulting petroleum engineering at Cawley Gillespie since 1989. Mr. Meekins is a Registered Professional Engineer in the State of Texas (License No. 71055) and has approximately 30 years of practical experience in petroleum engineering, with approximately 28 years in the estimation and evaluation of reserves. He graduated from Texas A&M University in 1987 with a B.S. in Petroleum Engineering. Mr. Meekins meets or exceeds the education, training, and experience requirements set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

Internal Controls Over Reserve Estimation Process

        Our President, Frederick J. Witsell, and our Chief Operating Officer, William B. Lloyd, work closely with our independent reserve engineers to ensure the integrity, accuracy and timeliness of data furnished to our independent reserve engineers in their reserves estimation process and are the technical persons within our company primarily responsible for overseeing the preparation of our reserves estimates. Each of Mr. Witsell and Mr. Lloyd has over 36 years of industry experience. Both have evaluated numerous properties throughout the United States with an emphasis on Colorado oil and natural gas production, as well as conventional and unconventional reservoirs, operations, reservoir development and property evaluation. Mr. Witsell holds a B.S. in Geology, an M.B.A. in Energy Management, and is an active member in the Society of Petroleum Engineers, American Association of Petroleum Geologists, and the Rocky Mountain Association of Geologists. Mr. Lloyd holds a B.S. in Petroleum Engineering.

        During relevant time periods, Mr. Witsell and Mr. Lloyd meet with representatives of our independent reserve engineers to review properties and discuss methods and assumptions used in preparation of the proved reserves estimates. We do not have a formal committee specifically designated to review our reserve reporting and our reserves estimation process. A preliminary copy of the reserve report was reviewed by Mr. Witsell with representatives of our independent reserve engineers and internal technical staff.

Regulatory Environment

        The production and sale of oil and gas is subject to various federal, state, and local governmental regulations, which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, noise, unitization and pooling of properties, setbacks, taxation and environmental protection. Many laws and regulations govern the location of wells, the method of drilling and casing wells, the plugging and abandoning of wells, the restoration of properties upon which wells are drilled, temporary storage tank operations, air emissions from flaring, compression, the construction and use of access roads, and the disposal of fluids used in connection with operations. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. Changes in these regulations could have a material adverse effect on our company.

        The failure to comply with any such laws and regulations can result in substantial penalties. In addition, the effect of all these laws and regulations may limit the amount of oil and gas we can produce from our wells and may limit the number of wells or the locations at which we can drill. Although we believe we are in substantial compliance with current applicable laws and regulations relating to our oil and natural gas operations, we are unable to predict the future cost or impact of complying with such laws and regulations because such laws and regulations are frequently amended or reinterpreted.

        As an oil and gas operator, we are responsible for obtaining all permits and government permission necessary to drill the wells and develop our interests. We must obtain permits for any new well sites and wells that are drilled.

        In February 2013, the COGCC passed extensive rule changes providing perhaps the most stringent oil and gas regulations in the country, including statewide requirements, commonly known as setbacks, from wells and production facilities, to various structures.

        In February 2014, the Colorado Department of Public Health and Environment's Air Quality Control Commission, or AQCC, finalized regulations imposing stringent new requirements relating to air emissions from oil and gas facilities in Colorado. The new rules impose significantly more stringent control, monitoring, recordkeeping, and reporting requirements than those required under comparable federal rules. In addition, as part of the rule, the AQCC approved the direct regulation of hydrocarbon (i.e., methane) emissions from the Colorado oil and gas sector.

        On January 25, 2016, the COGCC approved new rules enhancing local government participation in locating and planning for large scale oil and gas operations. The COGCC defined large scale facilities as (i) any location that proposes eight new horizontal, directional, or vertical wells, or (ii) cumulative hydrocarbon storage capacity of 4,000 Bbls or more, which are located within an urban mitigation area as defined by COGCC rules. The new COGCC rules also include additional notice and consultation requirements for operators when planning such large scale facilities. We do not believe that these new large scale facilities regulations impacted us during the year ended December 31, 2016 because our current well sites do not meet the definitions of large scale facilities and we did not have more than eight wells or storage capacity of greater than 4,000 Bbls prior to the end of the current fiscal year.

        In March 2017, the Colorado Court of Appeals held that Colorado oil and gas regulations require the COGCC to grant permits for new oil wells on the condition that requisite levels of environmental and public safety are met based on a determination by an independent third party. The Court of Appeals' holding invalidates the COGCC's prior balancing inquiry, which weighed interests in oil and gas development against environmental and public safety factors. The case has been remanded to the lower court for further findings. It remains unclear what impact this holding will have on the oil and gas industry.

        In April 2017, a house in Weld County, Colorado experienced an explosion and fire, killing two occupants. The cause of the explosion was determined to be natural gas that had seeped from a severed 1-inch flowline into French drains and a sump pit near the house. The flowline was connected to a nearby vertical wellbore that recently had been placed back in service. In response, on May 2, 2017, pursuant to an order by Governor Hickenlooper, the COGCC issued a Notice to Operators (NTO) requiring all oil and gas operators in Colorado to systematically inspect their inventory of pipelines and conduits for natural gas, oil, condensate, or other liquid or gaseous hydrocarbons (flowlines), to verify that any pipeline or flowline not in active use is properly abandoned pursuant to COGCC rules. By May 30, 2017, we are required to inspect all pipelines and flowlines that are located within 1,000 feet of certain buildings, and provide to the COGCC certain information relating to the well, tank batteries, and flowlines. In addition, we are required to inspect all abandoned pipelines and flowlines, without regard to their distance from any building, to verify such pipelines and flowlines were abandoned in accordance with COGCC rules. By June 30, 2017, we are required to pressure test all flowlines within 1,000 feet of certain building units and ensure and document that these lines have integrity. We also are required to abandon all pipelines and flowlines, regardless of distance from buildings, not in active use not later than June 30, 2017.

Hydraulic Fracturing

        We operate primarily in the Wattenberg Field of the DJ Basin where the rock formations are typically tight, and it is a common practice to utilize hydraulic fracturing to allow for or increase hydrocarbon production. Hydraulic fracturing involves the process of injecting substances such as water, sand and additives (some proprietary) under pressure into a targeted subsurface formation to create pores and fractures, thus creating a passageway for the release of oil and gas. Hydraulic fracturing is a technique that we likely will employ extensively in future wells that we may drill and complete.

        We expect to outsource all hydraulic fracturing services to service providers with significant experience, and which we deem to be competent and responsible. Our service providers supply all personnel, equipment, and materials needed to perform each stimulation, including the chemical mixtures that might be injected into our wells. We require our service companies to carry insurance covering incidents that could occur in connection with their activities. In addition to the drilling permit that we are required to obtain and the notice of intent that we provide the appropriate regulatory authorities, our service providers are responsible for obtaining any regulatory permits necessary for them to perform their services in the relevant geographic location. We have not had any incidents, citations, or lawsuits relating to any environmental issues resulting from hydraulic fracturing, and we are not presently aware of any such matters.

        In recent years, environmental opposition to hydraulic fracturing has increased, and various governmental and regulatory authorities have adopted or are considering new requirements for this process. To the extent that these requirements increase our costs or restrict our development activities, our business and prospects may be adversely affected.

        The EPA has asserted that the Safe Drinking Water Act ("SDWA") applies to hydraulic fracturing involving diesel fuel, and in February 2014, it issued final guidance on this subject. The guidance defines the term "diesel fuel," describes the permitting requirements that apply under SDWA for the underground injection of diesel fuel in hydraulic fracturing, and makes recommendations for permit writers. Although the guidance applies only in those states, excluding Colorado, where the EPA directly implements the Underground Injection Control Class II program, it could encourage state regulatory authorities to adopt permitting and other requirements for hydraulic fracturing. In addition, from time to time, Congress has considered legislation that would provide for broader federal regulation of hydraulic fracturing under the SDWA. If such legislation were enacted, hydraulic fracturing operations could be required to meet additional federal permitting and financial assurance requirements, adhere to certain construction specifications, fulfill monitoring, reporting, and recordkeeping obligations, and provide for additional public disclosure of the chemicals used in the fracturing process.

        The EPA is also conducting a nationwide study into the effects of hydraulic fracturing on drinking water. In June 2015, the EPA released a draft assessment of the potential impacts to drinking water resources from hydraulic fracturing for public comment and peer review. The assessment concluded that while there are mechanisms by which hydraulic fracturing can impact drinking water resources, there was no evidence that these mechanisms have led to widespread, systemic impacts on drinking water resources in the United States. The EPA's science advisory board subsequently questioned several elements and conclusions in the EPA's draft assessment. In December 2016, the EPA released the final report on impacts from hydraulic fracturing activities on drinking water, concluding that hydraulic fracturing activities can impact drinking water resources under some circumstances and identified some factors that could influence these impacts.

        Federal agencies have also adopted or are considering additional regulation of hydraulic fracturing. On March 26, 2016, the U.S. Occupational Safety and Health Administration ("OSHA") issued a final rule, with effective dates of 2018 and 2021 for the hydraulic fracturing industry, which imposes stricter standards for worker exposure to silica, including worker exposure to sand in hydraulic fracturing. In May 2014, the EPA issued an advance notice of proposed rulemaking under the Toxic Substances Control Act ("TSCA") to obtain data on chemical substances and mixtures used in hydraulic fracturing. In March 2015, the Bureau of Land Management ("BLM") issued a new rule regulating hydraulic fracturing activities involving federal and tribal lands and minerals, including requirements for chemical disclosure, wellbore integrity and handling of flowback and produced water.

        In Colorado, the primary regulator is the COGCC, which has adopted regulations regarding chemical disclosure, pressure monitoring, prior agency notice, emission reduction practices, and offset well setbacks with respect to hydraulic fracturing operations and may in the future adopt additional requirements for this purpose. As part of these requirements, operators must report all chemicals used in hydraulically fracturing a well to a publicly searchable registry website developed and maintained by the Ground Water Protection Council and the Interstate Oil and Gas Compact Commission.

        Apart from these ongoing federal and state initiatives, local governments are adopting new requirements and restrictions on hydraulic fracturing and other oil and gas operations. Some local governments in Colorado, for instance, have amended their land use regulations to impose new requirements on oil and gas development, while other local governments have entered memoranda of agreement with oil and gas producers to accomplish the same objective. Beyond that, during the past few years, a total of five Colorado cities have passed voter initiatives temporarily or permanently prohibiting hydraulic fracturing. Since that time, however, local district courts have struck down the ordinances for certain of those Colorado cities, and such decisions were upheld by the Colorado Supreme Court in May 2016. Nevertheless, there is a continued risk that cities will adopt local ordinances that seek to regulate the time, place, and manner of hydraulic fracturing activities and oil and gas operations within their respective jurisdictions.

        During 2014, opponents of hydraulic fracturing also sought statewide ballot initiatives that would have restricted oil and gas development in Colorado by, among other things, significantly increasing the setback between oil and natural gas wells and occupied buildings. These initiatives were withdrawn from the November 2014 ballot in return for the creation of a task force to craft recommendations for minimizing land use conflicts over the location of oil and natural gas facilities.

        During 2016, opponents of hydraulic fracturing again advanced various options for ballot initiatives restricting oil and gas development in Colorado. Proponents of two such initiatives attempted to qualify the initiatives to appear on the ballot for the November 2016 election. One would have amended the Colorado constitution to impose a minimum distance of 2,500 feet between wells and any occupied structures or "areas of special concern." If implemented, this proposal would have made the vast majority of the surface area of the state ineligible for drilling, including substantially all of our planned future drilling locations. The second proposal would have amended the state constitution to give local governmental authorities the ability to regulate, or to ban, oil and gas exploration, development, and production activities within their boundaries notwithstanding state rules and approvals to the contrary. If implemented, this proposal could have resulted in us becoming subject to onerous, and possibly inconsistent, regulations that vary from jurisdiction to jurisdiction, or to outright bans on our activities in various jurisdictions. In August 2016, the Colorado Secretary of State issued a press release and statements of insufficiency of signatures, stating that the proponents of the proposals had failed to collect enough valid signatures to have the proposals included on the ballot. However, similar proposals may be made in the future. Because all of our operations and reserves are located in Colorado, the risks we face with respect to such future proposals are greater than those of our competitors with more geographically diverse operations. Although we cannot predict the outcome of future ballot initiatives, statutes, or regulatory developments, such developments could materially impact our results of operations, production, and reserves.

Adams County USR Process

        On March 22, 2016, the Adams County Board of County Commissioners approved amendments to the county's oil and gas regulatory process, which ended a temporary drilling moratorium previously imposed. The new regulations include an enhanced administrative review process for operators that share a Memorandum of Understanding, or MOU, with Adams County, including a site-specific review of any oil and gas permit application. The regulations also require compliance with the USR approval process for oil and gas facilities governed by an MOU between the operator and Adams County. This approval process includes increased notice and submittal requirements. The USR process is designed to consist of a six-week administrative review of the application by the county and appropriate agencies. The application can be approved, approved with conditions, denied or referred to the Board of County Commissioners for a public hearing. If denied, the applicant can appeal to the Board of County Commissioners.

        In March 2016, we submitted a USR application for our Shook pad to Adams County, which was approved by the county in September 2016. The above newly-enacted regulations in Adams County and any additional regulations that may result in the future may delay or prevent our drilling activities and increase our costs of development and production and limit the quantity of oil and gas that we can economically produce.

Joint Operating Agreements

        We are registered with the COGCC as an operator of oil and natural gas wells and properties in the State of Colorado and have posted the appropriate bonds to support our activities. We have entered into operating agreements with our working interest partners that stipulate, among other things, that each partner is responsible for paying its proportionate share of costs and expenses in connection with the wells we operate. As operator, we are an independent contractor not subject to the control or direction of our other working interest partners except as to the type of operation to be undertaken as provided in the operating agreement. Further, we are responsible for hiring employees or contractors to conduct operations, taking custody of funds for the account of all working interest partners, keeping books and records relating to operations, and filing operational notices, reports or applications required to be filed with governmental bodies having jurisdiction over operations. Our liability to the other working interest partners for losses sustained or liabilities incurred are limited to losses incurred as a result of our gross negligence or willful misconduct.

Competition

        We encounter significant competition from numerous other oil and gas companies in all areas of operations, including drilling and marketing oil and natural gas; obtaining desirable oil and natural gas leases; obtaining drilling, pumping and other services; attracting and retaining qualified employees; and obtaining capital. International developments may influence other companies to increase their domestic crude oil and natural gas exploration. Competition among companies for favorable prospects can be expected to continue and we anticipate that the cost of acquiring properties will increase in the future. Most of our competitors possess larger staffs and greater financial resources than we do, which may enable them to identify and acquire desirable producing properties and drilling prospects more economically. Our ability to acquire additional properties and to explore for oil and natural gas prospects in the future depends upon our ability to conduct our operations, evaluate and select suitable properties, and consummate transactions in this highly competitive environment.

        The oil and gas industry is characterized by rapid and significant technological advancements and introduction of new products and services using new technologies. If one or more of the technologies we use now or in the future become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition, results of operations and cash flows could be materially adversely affected.

Market for Our Products

        Currently, all of our produced oil and gas is sold under a variety of month to month contracts with local marketing companies. We have no long-term marketing contract commitments at this time. The oil produced from our Wattenberg Field properties, including the PDC and Crimson assets, is sold at spot prices to third-parties, minus a discount from the current WTI price.

        The availability of a ready market for our oil and gas depends upon numerous factors beyond our control, including the extent of domestic production and importation of oil and gas, the relative status of the domestic and international economies, the proximity of our properties to gas pipeline systems, the capacity of those systems, the marketing of other competitive fuels, fluctuations in seasonal demand, and governmental regulation of production, refining, transportation, and pricing of oil, gas, and other fuels.

Employees

        We currently have ten employees, including our Chief Executive Officer, President, and Chief Operating Officer. Our Chief Financial Officer serves in his role as an independent contractor. We also engage a number of other independent contractors and consultants to supplement the services of our employees, including land services, geologic mapping, reservoir and facilities engineers, drilling contractors, attorneys, and accountants.

Company Facilities

        Our executive and administrative offices are currently located at 9635 Maroon Circle, Suite 400, Englewood, Colorado 80112, where we lease approximately 5,282 square feet at a rate of $10,564 per month.

Legal Proceedings

        From time to time, we may become involved in litigation relating to claims arising out of our operations in the normal course of business. No legal proceedings, government actions, administrative actions, investigations, or claims are currently pending against us or our officers and directors in which we are adverse.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        The following discussion summarizes our plan of operation for the next 12 months and the related anticipated capital expenditures. It also analyzes (i) our financial condition at March 31, 2017 and December 31, 2016 and compares it to December 31, 2016 and 2015, respectively and (ii) our results of operations for the three months ended March 31, 2017 and 2016 and the years ended December 31, 2016 and 2015. The following discussion and analysis should be read in conjunction with the financial statements and related notes included in this prospectus and with the understanding that the actual future results may be materially different from what we currently expect.

        We were organized on September 4, 2012 under the laws of the State of Colorado to investigate, acquire and develop crude oil and natural gas properties in the Rocky Mountain and mid-continent region of the United States. Following the acquisition of the PDC, Crimson and Morning Gun assets and our participation in several drilling programs as a non-operator, we have an interest in 80 gross (26.4 net) oil and gas wells located in the DJ Basin. After assignment to our working interest partners, we have approximately 352 net acres in our Buck Peak prospect and 9,577 net acres in the DJ Basin, which we are in the process of developing.

        As an oil and natural gas exploration and production company, our revenue, results of operation, cash flow from operations, reserve values, access to capital and future rate of growth are influenced by the prevailing prices of oil and natural gas. Changes in prices can affect, both positively and negatively, our financial condition, liquidity, ability to obtain financing, operating results, and the amount of oil and natural gas that we choose to produce. Prevailing prices for such commodities fluctuate in response to changes in supply and demand and a variety of additional factors beyond our control, such as global, political and economic conditions. Inherently, the price received for oil and natural gas production is unpredictable, and such volatility is expected. All of our production is sold at market prices and, therefore, the amount of revenue that we realize, as well as our estimates of future revenues, is to a large extent determined by factors beyond our control. To date we have not entered into hedging arrangements with respect to any of our future production, but we may choose to do so in the future.

        Under the terms of the participation agreements covering our prospects and operating agreements with other third party operators, we are required to pay our proportionate share of the costs of any wells in which we participate. In exchange, we are entitled to a proportionate share of the revenue, net of related expenses.

        We cannot fully determine what impact the volatility in crude oil and natural gas prices may have on our ongoing and future operations if such volatility continues into the future. Our decision on whether to drill and complete wells is based on both the prevailing commodity prices and the cost to drill such wells. Our ability to acquire financing and/or properties, drill wells, identify working interest and/or industry partners may all be negatively impacted by downward fluctuations in the price of oil and gas.

Revision of Prior Period Financial Statements

        In connection with the preparation of our condensed financial statements for the quarter ended March 31, 2017, we identified an error related to the manner in which we accounted for the fair value of convertible promissory notes and warrants issued in our private placement during December 2016. On the balance sheet at December 31, 2016, we recorded the face value of convertible notes payable issued in connection with the private placement under liabilities, discounted by (i) the value of the original issue discount and (ii) the value of the warrants issued to the placement agent. We did not, however, discount the value of the convertible notes payable by the fair value of the warrants issued to individual investors as part of the units sold in the private placement.

        In accordance with SEC Staff Accounting Bulletin ("SAB") No. 99, Materiality, and SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, we evaluated the error and determined that the related impact was not material to our results of operations or financial position for any prior annual or interim period. Accordingly, we corrected these errors for the year ended December 31, 2016 by revising the condensed financial statements for the quarter ended March 31, 2017 and making conforming adjustments to our financial statements for the year ended December 31, 2016 that are presented in this prospectus. For additional information, please see Note 3 to the financial statements for the quarter ended March 31, 2017 and Note 16 to the financial statements for the year ended December 31, 2016 included in this prospectus.

Going Concern

        As described in the notes to our unaudited interim financial statements, there is substantial doubt about our ability to continue as a going concern. This uncertainty is based on our substantial near-term liabilities, limited revenue and negative working capital, among other things which existed as of March 31, 2017. We are dependent on obtaining funding from operations and the sale of debt or equity to continue as a going concern. Our plan of operations, as set forth below, is subject to our obtaining adequate working capital, of which there can be no assurance.

        At March 31, 2017, we had a cash balance of approximately $4.9 million and other current assets of approximately $3.2 million. Subsequent to March 31, 2017, our cash balance has decreased significantly as we have paid certain acquisition and development costs, including costs previously accrued, and general and administrative expenses. In June 2017, we are obligated to repay approximately $3.6 million in principal and approximately $250,000 in accrued interest to satisfy the terms of our supplemental line of credit, and approximately $500,000 accrued interest payment on our initial line of credit, and an approximately $500,000 accrued interest payment on our outstanding convertible promissory notes. We also will incur additional expenses related to our recently commenced operated drilling program on our Shook pad during the second and third quarters of this year. We had net losses of approximately $2.1 million during the three months ended March 31, 2017 and $4.5 million during the year ended December 31, 2016.

        Our ability to continue as a going concern depends on the success of our current drilling efforts, future exploration and development efforts, and our ability to generate revenue sufficient to cover our costs and expenses. In the event we are unable to obtain adequate funding from our ongoing drilling efforts, both operated and non-operated, and through the sale of debt or equity securities, we may have to delay, reduce or eliminate certain of our planned operations, reduce overall overhead expense, or divest assets. This in turn may have an adverse effect on our ability to realize the value of our assets.

Plan of Operation and Expected Capital Expenditures

        Our plan of operation for the next 12 months includes: (i) continuing the development of our operated drilling programs, including on the Shook, Corcillius and Brighton Lakes pads in the Southern Core, (ii) participating as a non-operator in drilling projects operated, or to be operated, by third-parties, (iii) identifying other lease and asset acquisitions in and around the Southern Core, (iv) managing the wells we purchased from PDC and Crimson, and (v) monitoring activity near our Buck Peak prospect. Our plan of operation is contingent upon our obtaining adequate working capital from operations and proceeds from this offering. Our goal is to become a leading independent producer of crude oil and natural gas and liquids in the Wattenberg Field.

        We plan to use the net proceeds from this offering, along with cash on hand and cash flow from operations, including from our non-operated wells, and equity and debt financings as necessary, to embark on an aggressive drilling program to convert our undeveloped leasehold position to production, cash flow and reserves. Through June 30, 2018, we plan to spend approximately $38.7 million to drill 10.2 net operated horizontal wells and approximately $5.8 million to participate in the drilling of 1.3 net non-operated wells in the Southern Core. We also have budgeted approximately $4.6 million for additional completion costs relating to the recently completed 14 gross (2.5 net) Jacobucci pad wells in which we are participating as a non-operator and $4.1 million for additional leasehold acquisitions and working capital.

        The following table presents a summary of certain of our planned expenditures through June 30, 2018, including development of our Southern Core properties:

Capital Expenditure, Lease Acquisition and Working Capital Budget ending June 30, 2018
Pad	Operator	Budgeted Gross Wells	Estimated Gross Well Cost	Budgeted Net Wells to Drill	Drilling Budget
			(in millions)		(in millions)
Operated:
Shook	PetroShare	14.0	$3.6	6.3	$22.7
Corcillius	PetroShare	7.0	3.7	3.1	11.6
Brighton Lakes	PetroShare	3.0	5.5	0.8	4.4

Total		24.0		10.2	$38.7
Non-Operated: Prospective To Be Drilled Over the Next 12 Months
Marcus	Great Western	7.0	$5.3	0.8	$4.2
Riverdale	Ward Petroleum	5.0	2.9	0.5	1.6

Total		12.0		1.3	$5.8

Total Capital Expenditure Budget Through June 30, 2018		36.0		11.5	$44.5
Additional completion costs relating to the 14 gross well Jacobucci pad					$4.6
Leasehold Acquisition Costs and Working Capital					$4.1

Total Capital Expenditure, Lease Acquisition and Working Capital Budget Through June 30, 2018					$53.2

Todd Creek Farms—Operated Activity

        We have obtained permits for 22 operated wells on our Todd Creek Farms acreage. After setting surface casing in April 2017, we began horizontal lateral drilling operations of all 14 Shook pad wells in May 2017, on which we have permitted 6 Codell wells and 8 wells targeting all three benches of the Niobrara. Our working interest in the Shook pad wells averages approximately 45%. Our second operated pad is expected to be the Corcillius pad, on which we have permitted 8 wells targeting the Codell and Niobrara formations. However, we do not expect to begin any drilling operations on the Corcillius pad until early 2018.

        Under our operated capital plan through June 30, 2018, we plan to drill and complete 14 gross (6.3 net) operated horizontal wells on our Shook pad and 7 gross (3.1 net) operated horizontal wells on our Corcillius pad, for a total capital expenditure of approximately $34 million.

South Brighton—Operated Activity

        We anticipate that our first operated drilling program at South Brighton will be the Brighton Lakes pad on which we have an application pending for 8 extended-range lateral wells. We expect the pad to consist of up to 3 Codell wells and 5 Niobrara wells. Our working interest in the proposed Brighton Lakes pad wells averages approximately 26%. We expect to begin drilling operations on the Brighton Lakes pad by the first quarter of 2018. Under our operated capital plan through June 30, 2018, we plan to drill and complete 3 gross (0.8 net) operated horizontal wells on our Brighton Lakes pad, for a total capital expenditure of $4.4 million.

Todd Creek Farms—Non-Operated Activity

        During 2016 and the first quarter of 2017, we participated in the drilling and completion of 17 gross (2.9 net) horizontal wells in Todd Creek Farms. All of these wells are operated by companies with an established track record in the Wattenberg Field, including PDC, Great Western, and Ward. In addition to the aforementioned wells, we have been informed that Great Western and Ward plan to collectively drill up to 12 additional gross wells on pads in Todd Creek Farms over the next 12 to 14 months. While as a non-operator we are unable to control whether and when these additional wells will be drilled and completed, we have allocated a total capital cost of $5.8 million for an additional 1.3 wells net to our interest.

        The PDC Jacobucci pad, where we have working interests ranging from 8% to 27%, is currently on production and flowing back into the sales pipeline. The Jacobucci pad is comprised of 14 mid-range horizontal wells, including 6 Codell wells, 3 Niobrara B wells, and 5 Niobrara C wells. In the same area, we participated in 2 extended-range lateral wells that are operated by Great Western on its Marcus pad, targeting the two separate benches in the Niobrara, with an approximately 15% working interest in each well. The Marcus pad wells had 120-day average daily production rates of 639 and 645 gross BOE/D per well, respectively. We also participated in one standard-range lateral Codell well with an approximately 11% working interest operated by Ward on its Riverdale pad, which had a 90-day average daily production rate of 542 gross BOE/D.

South Brighton—Non-Operated Activity

        We have not participated in any non-operated wells in South Brighton; however, industry activity has picked up and we expect to receive notice to participate in wells from operators on our acreage over the next 12 months. Each of Great Western, Edge Petroleum, Ward, and HRM Resources has acreage offsetting our South Brighton acreage. Edge Petroleum has permitted 10 standard-range lateral wells in South Brighton in which we have a 25% working interest; however, Edge Petroleum has not submitted an authorization for expenditure on these wells and they may or may not be drilled by June 30, 2018.

Runway

        A number of public and private company operators are developing acreage near our position and we plan to monitor these operators' results. We believe this area to have extensive hydrocarbon saturation in tight sand reservoirs. At this time, we do not plan on allocating any capital to this area over the next 12 months; however, we will monitor nearby activity and may increase allocated capital to our Runway prospect if we feel the risk-adjusted returns on capital meet internal return targets.

Northern Wattenberg Field

        At this time, we do not plan on allocating any capital to our northern Wattenberg Field prospect over the next 12 months; however, we will monitor activity and may allocate capital in in the northern Wattenberg Field if we determine the risk-adjusted returns on capital meet internal return targets.

Buck Peak

        As of March 31, 2017, we had generated only nominal revenue related to the sale of oil from Buck Peak. Management has determined that further exploration at Buck Peak is currently uneconomic due to the downturn in oil prices over the past two years and the nominal production rate of the initial two wells. We intend to continue monitoring oil prices, as well as other development in the area, to determine further activities in that area.

Results of Operations

Three Months Ended March 31, 2017 Compared to March 31, 2016

        The following table provides selected operating results and averages for the three months ended March 31, 2017 and 2016:

	For the three months ended March 31,
	2017	2016
Revenue
Crude Oil	$1,219,391	—
Natural Gas	202,427	—
NGLs	39,567	—

Total revenue	$1,461,385	—
Total operating expense(1)	$421,653	$180
Gross profit (loss)	$1,039,732	$(180)
Net (loss)	$(2,139,139)	$(722,806)
Depletion expense	$446,166	$1,205
Sales volume(2)
Crude Oil (Bbls)	29,206.0	—
Natural Gas (Mcfs)	53,425.0	—
NGLs (Bbls)	1,818.3	—
BOE	39,928.4	—
Average sales price(3)
Crude Oil (per Bbl)	$41.75	—
Natural Gas (per Mcf)	$3.79	—
NGLs (per Bbl)	$21.76	—
BOE	$36.60	—
Average per BOE
Operating expense	$10.56	—
Gross profit (loss)	$26.04	—
Depletion expense	$11.17	—

(1)
Overall lifting cost (oil and gas production costs, including production taxes).

(2)
Estimates of volumes are inherent in reported volumes to coincide with revenue accruals as a result of the timing of sales information reported by third-party operators.

(3)
Averages calculated based upon non-rounded figures.

        Overview:    For the three months ended March 31, 2017, we realized a net loss of $2,139,139, or $0.10 per share, compared to a net loss of $722,806, or $0.03 per share, for the three months ended March 31, 2016. We realized our first significant revenue in the first quarter of 2017. Despite this, our loss for the first quarter of 2017 increased $1,416,333 primarily from an increase in our general and administrative expenses, including a substantial increase in share-based compensation, an increase in lease operating expenses, and an increase in depreciation, depletion, amortization and accretion expenses due to our participation in a drilling program that commenced in mid-2016. We expect to continue operating at a loss until such time as the anticipated cash flow from the wells in which we have an interest is sufficient to cover operating, general and administrative and other expenses; however, we believe that our cash flow from our operated properties is currently sufficient to cover all of our recurring general and administrative expenses.

        Revenues:    Crude oil, natural gas and NGL sales revenue for the three months ended March 31, 2017 increased $1,461,385 from $nil for the three months ended March 31, 2016, as described in "Volumes and Prices" below. All of the revenue that we reported in 2017 came from the sale of oil, natural gas and NGLs produced from the vertical wells that we acquired during the prior year, as well as horizontal wells placed in service during the first quarter 2017 in which we participated as a non-operator.

        Volumes and Prices:    Crude oil, natural gas and NGL sales volumes for the three months ended March 31, 2017 increased 39,928.4 BOE. We did not sell any crude oil, natural gas or NGLs during the same period in 2016. The oil, natural gas and NGL sales volumes for the three months ended March 31, 2017 were the result of production from wells acquired during the prior year, three non-operated wells completed in the fourth quarter of 2016, and 14 non-operated wells that were put on production in the first quarter of 2017. For the three months ended March 31, 2017, our average oil sales price was $41.75 per Bbl; our average natural gas sales price was $3.79 per Mcf; and our average NGLs sales price was $21.76 per Bbl. Our overall average price for the three months ended March 31, 2017 was $36.60 per BOE.

        Operating Expense:    Operating expense is comprised of the following items:

	Three months ended March 31,
	2017	2016
Lease operating costs	$227,667	$(1,262)
Production taxes	189,962	1,442
Transportation and other costs	4,024	—

Total	$421,653	$180

        Total operating expense increased $421,473, for the three months ended March 31, 2017, as compared to the three months ended March 31, 2016, primarily due to a relative lack of production in the first quarter of 2016 and wells completed during the three months ended March 31, 2017.

        Lease operating costs per BOE were $5.70 and $nil for the three months ended March 31, 2017 and 2016, respectively. As a percent of crude oil, natural gas and NGL sales revenue, routine LOE was 16% and nil% for the three months ended March 31, 2017 and 2016, respectively.

        Production taxes for the three months ended March 31, 2017 amounted to $189,962 as compared to $1,442 for the three months ended March 31, 2016, primarily due to production from the wells acquired during the second half of the year ended December 31, 2016 and wells placed on-line in the first quarter of 2017.

        Overall operating costs (crude oil and natural gas operating costs, including production taxes) per BOE was $10.56 for the three months ended March 31, 2017, compared to $nil for the three months ended March 31, 2016, primarily due to the increased volume from wells acquired during the second half of the year ended December 31, 2016, and wells placed on-line in the first quarter of 2017.

        Depreciation, depletion, amortization, and accretion expense:    Depletion, depreciation, amortization and accretion increased $471,289, to $473,336 for the three months ended March 31, 2017, from $2,047 for the three months ended March 31, 2016. The increase in expense was the result of increased production volumes related to wells acquired and non-operated wells coming on-line during the 2017 period, partially offset by an increase in our reserves.

        Interest income (expense):    During the three months ended March 31, 2017, we recognized interest income of $102 compared to $363 in the three months ended March 31, 2016. During the three months ended March 31, 2017, we recognized interest expense of $1,429,800 compared to $21,946 in the three months ended March 31, 2016. The interest expense recognized in the current period primarily relates to advances on our two lines of credit and amortization of debt discounts. The amortization of the debt discount will continue until the convertible notes are repaid or until they mature.

        General and administrative expenses:    We incurred general and administrative expenses of $1,190,084 during the three months ended March 31, 2017 compared to $679,575 in the three months ended March 31, 2016, representing an increase of $510,509, or 75.1%. This increase is attributable to an increase in salary and wage expenses to $548,750 from $134,250 related to the payment of bonuses and the addition of new employees, as well as increased legal and accounting fees, board of director fees, filing fees and investor relations expense associated with being a public company required to file reports with the SEC.

Year Ended December 31, 2016 Compared to December 31, 2015

        The following provides our selected operating results and averages for the years ended December 31, 2016 and 2015:

	For the year ended December 31,
	2016	2015
	(revised)
Revenue
Crude Oil	$239,810	$1,328
Natural Gas	68,304	—
NGLs	25,002	—

Total revenue	$333,116	$1,328
Total operating expense(1)	$206,622	$31,909
Gross profit (loss)	$126,494	$(30,581)
Net (loss)	$(4,481,272)	$(1,523,376)
Depletion expense	$59,262	$10,860
Sales volume(2)
Crude Oil (Bbls)	4,902.7	36.6
Natural Gas (Mcfs)	26,058.6	—
NGLs (Bbls)	1,510.5	—
BOE	10,756.3	36.6
Average sales price(3)
Crude Oil (per Bbl)	$48.91	$36.29
Natural Gas (per Mcf)	$2.62	$—
NGLs (per Bbl)	$16.55	$—
BOE	$30.97	$36.29
Average per BOE
Operating expense	$19.21	$871.82
Gross profit (loss)	$11.76	$(835.54)
Depletion expense	$5.51	$380.36

(1)
Overall lifting cost (oil and gas production costs, including production taxes).

(2)
Estimates of volumes are inherent in reported volumes to coincide with revenue accruals as a result of the timing of sales information reporting by third party operators.

(3)
Averages calculated based upon non-rounded figures.

        Overview:    For the year ended December 31, 2016, we realized a net loss of $4,481,272, or $0.21 per share, compared to a net loss of $1,523,375, or $0.09 per share, for the year ended December 31, 2015. The increase in net loss of $2,957,897 for the year ended December 31, 2016 resulted primarily from an increase in our general and administrative expenses, including a substantial increase in share-based compensation, an increase in lease operating expenses, and an increase in depreciation, depletion, amortization and accretion expenses, partially offset by a decrease in our impairment loss.

        Revenue:    Crude oil and natural gas sales revenue increased $331,788, for the year ended December 31, 2016 to $333,116 from $1,328 for the year ended December 31, 2015, as described in "Volumes and Prices" below. All of the revenue that we reported in 2016 came from the sale of oil, natural gas and NGLs produced from the vertical wells that we acquired during the year, as none of the horizontal wells in which we participated were completed and put on line in time for us to realize any revenue during 2016.

        Volumes and Prices:    Crude oil and natural gas sales volumes increased 10,720 BOE for the year ended December 31, 2016 compared to the year ended December 31, 2015. The oil and natural gas sales volumes for the year ended December 31, 2016 were the result of production from wells acquired during the year and the completion of three non-operated wells that were put on production in the fourth quarter of 2016. In 2015, by comparison, we produced only nominal volumes of oil due to our election not to sell any volumes from the limited production in the last three quarters of the year.

        For the year ended December 31, 2016, our average oil sales price was $48.91 per Bbl compared to $36.29 per Bbl for the year ended December 31, 2015, reflecting higher average oil prices in 2016 compared to 2015; our average natural gas sales price was $2.62 per Mcf compared to $nil for the year ended December 31, 2015; and our average NGLs sales price was $16.55 per Bbl compared to $nil for the year ended December 31, 2015. The decrease of $5.32, or 15%, per BOE from 2015 to 2016 results primarily from a change in our product sales mix to include natural gas and NGL at blended lower sales prices, partly offset by higher average crude oil prices during the year ended December 31, 2016.

        Operating Expense:    Our operating expense is comprised of the following items:

	Year ended December 31,
	2016	2015
Lease operating costs	$167,638	$31,864
Production taxes	38,634	(11)
Transportation and other costs	350	56

Total	$206,622	$31,909

        Total operating expense increased $174,713, for the year ended December 31, 2016, as compared to the year ended December 31, 2015, primarily due to increased lease operating costs ("LOE"), production taxes, and transportation expense related to the wells acquired and completed during the year ended December 31, 2016. As mentioned above, our production during 2015 was nominal.

        LOE per BOE was $15.59 for the year ended December 31, 2016, compared to $870.60 for the year ended December 31, 2015. As a percent of crude oil and natural gas sales revenue, routine LOE was 50% for the year ended December 31, 2016, compared to 2,399% for the year ended December 31, 2015.

        Production taxes for the year ended December 31, 2016 amounted to $38,634 as compared to $(11) for the year ended December 31, 2015, primarily due to production from the wells acquired during the year ended December 31, 2016 and wells placed online in the fourth quarter of 2016.

        Overall operating costs (crude oil and natural gas operating costs, including production taxes) per BOE was $19.21 for the year ended December 31, 2016, compared to $871.82 for the year ended December 31, 2015, primarily due to the increased volume from wells acquired during the year ended December 31, 2016.

        Depreciation, depletion, amortization, and accretion expense:    Depletion, depreciation, amortization and accretion increased $81,595, to $95,516 for the year ended December 31, 2016, from $13,921 for the year ended December 31, 2015. The increase in expense was the result of increased production volumes related to wells acquired and non-operated wells coming online during the 2016 period, partially offset by an increase in our reserves.

        Interest income (expense):    During the year ended December 31, 2016, we recognized interest income of $573 compared to $46 in the year ended December 31, 2015. During the year ended December 31, 2016, we recognized interest expense of $323,170 compared to $48,602 in the year ended

December 31, 2015, an increase of 565%. The interest expense recognized primarily in the year ended December 31, 2016 related to advances on our two lines of credit, recorded during 2016.

        General and administrative expenses:    We incurred general and administrative expenses of $4,022,969 during the year ended December 31, 2016 compared to $1,265,134 in the year ended December 31, 2015, representing an increase of $2,757,835, or 218%. This increase is attributable to an increase in share-based compensation expense, to $1,365,388 from $191,205 in the prior year; increases in salary and wage expenses related to the payment of bonuses and the addition of new employees, to $697,583 from $498,000, and legal and accounting fees, board of director fees, filing fees and investor relations expense associated with being a public company required to file reports with the SEC, compared to more limited activity in the prior period as we were commencing operations. Also included in general and administrative expense during the 2016 period are costs of approximately $1.0 million incurred in connection with an abandoned public offering in the fourth quarter of the year.

Liquidity and Capital Resources

Overview

        To date, we have generated the majority of our capital resources through the sale of debt and equity, prospect fees received from working interest partners, drilling advances from working interest partners, and advances under our lines of credit. During the three months ended March 31, 2017, we received $8,057,400 in proceeds from the sale of units consisting of convertible promissory notes and common stock purchase warrants in a private placement. To date, we have generated limited cash from operations and negative cash flows from operating activities.

        On May 13, 2015, we entered into a revolving line of credit facility agreement, or the initial line of credit, with Providence. The initial line of credit was amended on February 24, 2016 to change the maturity date to June 1, 2018. Under the terms of the initial line of credit, we are permitted to borrow up to $5.0 million. Interest on the initial line of credit accrues at the rate of 8% per year and interest only payments are due beginning the first day of the month after we receive our first production payment from a well associated with the Participation Agreement with Providence and shall continue thereafter. We have fully drawn our initial line of credit with Providence and have $5.0 million of principal plus accrued interest of approximately $453,000 outstanding.

        On October 13, 2016, we entered into the supplemental line of credit with PEP III, which permitted us to borrow up to $10.0 million to pay costs associated with our acquisition and development of oil and gas properties in the Wattenberg Field. Interest on the supplemental line accrues at the rate of 8% per year and monthly interest-only payments are due beginning upon the advancement of funds. Pursuant to an amendment on March 30, 2017, we repaid approximately $3.5 million in outstanding principal and agreed not to borrow additional funds against the supplemental line of credit in exchange for PEP III extending the maturity date. We have approximately $3.6 million plus accrued interest of approximately $237,000 outstanding against our supplemental line of credit, all of which is due on June 13, 2017.

        The amount we invest in development, drilling, and leasing activities depends on, among other factors, opportunities presented to us, the results of drilling to date and the success of any fundraising efforts. The most significant of our future capital requirements, in addition to repayment of debt and payment of accounts payable and accrued liabilities, include (i) costs to drill or participate in additional wells; (ii) costs to acquire additional acreage that we may identify in the Southern Core area or other areas; (iii) approximately $313,000 per month for salaries and other corporate overhead; and (iv) legal and accounting fees associated with our status as a public company required to file reports with the SEC. We anticipate funding these projected capital requirements with cash on hand, revenue from operations, and proceeds from this offering.

Recent Private Placement

        During December 2016 and January 2017, we completed a private placement of units consisting of convertible promissory notes and warrants to purchase our common stock for net proceeds of approximately $9.0 million, after placement agent fees and other associated expenses. Each unit sold in the private placement is comprised of a 10% unsecured convertible promissory note in the face amount of $50,000 and 33,333 common stock purchase warrants. Each note is one of a series of similar notes designated the "10% Unsecured Convertible Promissory Notes" with the series totaling $10.0 million. The notes bear interest at the rate of 10% per year and are due and payable on December 31, 2018. Interest is payable semi-annually beginning June 30, 2017 and until the notes are paid in full. At any time after issuance, the principal amount of the notes and any accrued but unpaid interest are convertible into shares of our common stock at the option of the holder at the rate of $1.50 per share. The conversion price will be proportionately adjusted in the event of any stock splits, stock dividends or a capital reorganization.

        We may force a conversion of the notes at any time after June 30, 2017 if and when all of the following conditions are satisfied:

  •
  Shares of common stock into which the notes are convertible have been registered for sale with the SEC or are eligible for resale under Rule 144 of the Securities Act of 1933, as amended;

  •
  The last sales price of our common stock on the OTCQB or other trading market equals or exceeds $3.00 for 20 out of 30 trading days and maintains an average daily trading volume of at least 100,000 shares per day during that time; and

  •
  We have paid or pay at the time of conversion an amount that would result in the holder having received a minimum of 12 months' interest.

        Each warrant issued in the private placement allows the holder to purchase one share of our common stock at a price of $3.00 per share at any time on or before December 31, 2019. The exercise price of the warrants, as well as the shares issuable upon the exercise of the warrants, is subject to adjustment in the event of any stock splits, stock dividends or a capital reorganization.

        We have the right to redeem any or all of the outstanding and unexercised warrants at a redemption price of $0.01 per warrant in the event (i) a registration statement covering the shares of the common stock issuable upon exercise of the warrant has been filed with the SEC and is in effect on the date of notice and the redemption date contained therein, (ii) there exists a public quotation for our common stock in any electronic quotation medium, and (iii) the public trading price of our common stock has equaled or exceeded $5.00 per share for 20 out of 30 trading days preceding the date of such notice with a volume of at least 100,000 shares per day. The holders of the warrants called for redemption shall have the right to exercise the warrants evidenced thereby until the close of business on the date next preceding the date fixed for redemption. On or after the date fixed for redemption, the holder of the warrants shall have no rights with respect to the warrant except the right to receive $0.01 per warrant upon surrender of the holder's warrant certificate

        In connection with the private placement, we paid the placement agent and participating broker-dealers a total commission of $1.0 million. As additional compensation to the agent, we issued a placement agent warrant to purchase a total of 666,600 shares of our common stock exercisable at a price of $1.50 per share. The placement agent warrant expires on December 31, 2021.

        In connection with the private placement, we granted to the holders of the notes, warrants, and placement agent warrants the right to include the common stock issuable upon exercise or conversion of those securities in any registration statement we file with the SEC. The underwriters have informed us that, in their opinion, the inclusion of the shares underlying the securities in the registration statement of which this prospectus forms a part would adversely affect their ability to market this offering. Accordingly, we plan to file a new registration statement upon completion of this offering to register the underlying common stock.

Working Capital

March 31, 2017

        As of March 31, 2017, we had negative working capital of $6,891,737, comprised of current assets of $8,115,500 and current liabilities of $15,007,237. Working capital decreased by $776,236 from December 31, 2016, primarily due to increases in accounts payable and accrued liabilities related to accrued capital costs for the development of our oil and gas properties. Our continued decline in short-term liquidity compels us to seek additional outside financing on an expedited basis.

        During the three months ended March 31, 2017, we received gross proceeds of $8,057,400, less offering costs of $805,739, from the sale of units consisting of convertible promissory notes and common stock purchase warrants in a private placement. This compares to gross proceeds of $95,000 from the sale of common stock during the three months ended March 31, 2016.

December 31, 2016

        As of December 31, 2016, we had negative working capital of $6,115,501, comprised of current assets of $4,361,281 and current liabilities of $10,476,782. Working capital decreased by $9,226,990 from December 31, 2015, primarily due to advances on our lines of credit to pay for property acquisitions and increases in accounts payable and accrued liabilities related to accrued capital costs for the development of our oil and gas properties.

        During the year ended December 31, 2016, we received gross proceeds of $2,037,600, less offering costs of $205,260, from the sale of common stock and units in two private placements. This compares to gross proceeds of $4,199,000, less offering costs of $364,999, from the sale of common stock during the year ended December 31, 2015.

Cash Flows

Three Months Ended March 31, 2017 Compared to March 31, 2016

Operating Activities

        Net cash used in operating activities during the three months ended March 31, 2017 was $1,311,640 compared to net cash provided by operating activities of $305,799 during the three months ended March 31, 2016, representing a decline of $1,617,439. The decline for the 2017 period is attributable to an increase in net loss as discussed in Results of Operations above, and increases in accounts receivable and accounts receivable due from our working interest partners, partially offset by increased accretion of convertible notes, accounts payable and accrued liabilities.

Investing Activities

        Net cash used in investing activities during the three months ended March 31, 2017 was $3,464,803 compared to $818,868 during the three months ended March 31, 2016, representing an increase of $2,645,935 and reflecting a significant increase in our acquisition and development activities. During the 2017 period, we paid $666,000 for the acquisition of acreage in our Southern Core prospects and we also paid $2,735,765 for our share of the development of our properties. During the 2016 period, we recorded net acquisitions of $790,253 related to the acquisition of crude oil and natural gas properties in our Todd Creek Farms prospect, additions of $11,574 in furniture, fixtures and equipment and development of crude oil and natural gas properties of $17,041.

Financing Activities

        During the three months ended March 31, 2017, we received net proceeds of $7,251,661 in the private placement of units. This compares to net proceeds of $95,000 from the sale of common stock during the three months ended March 31, 2016.

Year Ended December 31, 2016 Compared to December 31, 2015

Operating Activities

        Net cash used in operating activities during the year ended December 31, 2016 was $2,679,993 compared to $1,417,532 during the year ended December 31, 2015, representing an increase of $1,262,461. The increase in the 2016 period is attributable to an increase in net loss as discussed in Results of Operations above, increases in prepaid drilling expense, accounts receivable and accounts receivable due from our working interest partners, partially offset by increased share based compensation and accounts payable and accrued liabilities.

Investing Activities

        Net cash used in investing activities during the year ended December 31, 2016 was $10,757,041 compared to $892,721 during the year ended December 31, 2015, representing an increase of $9,864,320 and reflecting a significant increase in our acquisition and development activities. During 2016, we paid $7,675,217 for the acquisition of properties and other fixed assets, including the PDC and Crimson acquisitions. We also paid $3,038,339 for our share of the development of our properties in 2016. During the 2015 period, we made investments totaling $892,721 related to the acquisition and development of our properties due to limited capital.

Financing Activities

        Financing activities in 2016 consisted primarily of borrowings under our two lines of credit and the sale of debt in a private placement. A planned underwritten public offering of our common stock was abandoned in the fourth quarter of the year due to market conditions.

        During the year ended December 31, 2016, we borrowed $3,937,815 on the initial line of credit from Providence and repaid $nil of that amount as compared to borrowing of $1,890,000 and repayment of $827,815 during the year ended December 31, 2015. During the year ended December 31, 2016, we borrowed $7,105,000 on the supplemental line of credit and repaid $nil of that amount. The supplemental line of credit did not exist in 2015.

        During the year ended December 31, 2016, we received gross offering proceeds of $1,942,600, less offering costs of $205,260, from the sale of units in a private placement. We received an additional $95,000 in a private placement of common stock in January 2016. This compares to gross proceeds of $4,199,000, less offering costs of $364,999, from the sale of our common stock during the year ended December 31, 2015.

Off-Balance Sheet Arrangements

        We have no material off-balance sheet transactions, arrangements, or obligations.

JOBS Act Emerging Growth Company

        We are an "emerging growth company" as defined in the JOBS Act. We will remain an emerging growth company until the earliest to occur of (1) the last day of the fiscal year during which our total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (2) the last day of the fiscal year during which occurs the fifth anniversary of our initial public offering, (3) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt, or (4) the date on which we are deemed a "large accelerated filer" under the Exchange Act.

        As an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to the following:

  •
  not being required to obtain an auditor attestation under Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes Oxley Act;

  •
  reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements;

  •
  exemptions from the requirements of holding a non-binding advisory vote on executive compensation and from holding a vote for stockholder approval of any golden parachute payments not previously approved;

  •
  presenting not more than two years of audited financial statements to make our registration statement effective with respect to an initial public offering; and

  •
  providing executive compensation disclosure under Item 402 of Regulation S-K to the extent required by smaller reporting companies as defined by rule of the SEC.

        Certain exemptions described above are also available to us as a smaller reporting company. Specifically, the reduced disclosure obligation regarding executive compensation, presenting not more than two years of audited financial statements, and not being required to obtain an auditor attestation under Section 404(b) of the Sarbanes Oxley Act are the same for an emerging growth company such as ours that qualifies as a smaller reporting company.

        Section 102(b) of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we are not required to adopt any new or revised accounting standards on the relevant dates when adoption of such standards are required for other public companies. While we are not required to adopt any new or revised accounting standards on the relevant dates, we may elect to do so.

Critical Accounting Policies

Use of Estimates in the Preparation of Financial Statements

        The discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP"). The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.

        Our significant accounting policies are described in Note 2 of the Notes to Financial Statements included as part of this prospectus. We have identified below the policies that we believe are of particular importance to the portrayal of our financial position and results of operations and which require the application of significant judgment by management. We analyze our estimates, including those related to oil and gas reserve estimates, on a periodic basis and base our estimates on historical experience, independent third party reservoir engineers and various other assumptions that management believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

Successful Efforts Method of Accounting

        Our application of the successful efforts method of accounting for our oil and gas exploration and production activities requires judgments as to whether particular wells are developmental or exploratory, since exploratory costs and the costs related to exploratory wells that are determined to not have proved reserves must be expensed whereas developmental costs are capitalized. The results from a drilling operation can take considerable time to analyze, and the determination that commercial reserves have been discovered requires both judgment and application of industry experience. Wells may be completed that are assumed to be productive and actually deliver oil and natural gas in quantities insufficient to be economic, which may result in the abandonment of the wells at a later date. On occasion, wells are drilled which have targeted geologic structures that are both developmental and exploratory in nature, and in such instances an allocation of costs is required to properly account for the results. The evaluation of natural gas and oil leasehold acquisition costs included in unproved properties requires management's judgment of exploratory costs related to drilling activity in a given area. Drilling activities in an area by other companies may also effectively condemn leasehold positions.

Oil and Gas Reserves

        Our estimates of proved reserves are based on the quantities of oil, natural gas and NGLs, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward from known reservoirs under existing economic conditions, operating methods and government regulations prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. Our independent petroleum engineers, Cawley Gillespie, prepare a reserve and economic evaluation of all of our properties on a well-by-well basis. The accuracy of reserve estimates is a function of the:

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  quality and quantity of available data;

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  interpretation of that data;

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  accuracy of various mandated economic assumptions; and

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  judgment of the independent reserve engineer.

        One of the most significant estimates we make is the estimate of oil, natural gas and NGL reserves. Oil, natural gas and NGL reserve estimates require significant judgments in the evaluation of all available geological, geophysical, engineering and economic data. The data for a given area may change substantially over time as a result of numerous factors including, but not limited to, additional development activity, production history, projected future production, economic assumptions relating to commodity prices, operating expenses, severance and other taxes, capital expenditures and remediation costs and these estimates are inherently uncertain. For example, if estimates of proved reserves decline, our depreciation, depletion, and amortization (DD&A) rate will increase, resulting in an increase in net loss. A decline in estimates of proved reserves could also cause us to perform an impairment analysis to determine if the carrying amount of oil and gas properties exceeds fair value and could result in an impairment charge, which would increase our loss. We cannot predict what reserve revisions may be required in future periods.

        The recent significant decline in oil, natural gas and NGL prices increases the uncertainty as to the impact of commodity prices on our estimated proved reserves. We are unable to predict future commodity prices with any greater precision than the futures market. A prolonged period of depressed commodity prices may have a significant impact on the value and volumetric quantities of our proved reserve portfolio, assuming no other changes to our development plans or costs.

Depreciation, Depletion, Amortization and Accretion

        Our DD&A rate is dependent upon our estimates of total proved and proved developed reserves, which incorporate various assumptions and future projections. If our estimates of total proved or proved developed reserves decline, the rate at which we record DD&A expense increases, which in turn increases our net loss. Such a decline in reserves may result from lower commodity prices or other changes to reserve estimates, as discussed above, and we are unable to predict changes in reserve quantity estimates as such quantities are dependent on the success of our exploration and development program, as well as future economic conditions.

Impairment of Proved Oil and Gas Properties

        Proved oil and gas properties are reviewed for impairment annually or when events and circumstances indicate a possible decline in the recoverability of the carrying amount of such property. We estimate the expected future cash flows of our oil and gas properties and compare these undiscounted cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, we will write down the carrying amount of the oil and gas properties to fair value. The factors used to determine fair value include, but are not limited to, estimates of reserves, future commodity prices, future production estimates, estimated future capital expenditures, estimated future operating costs, and discount rates commensurate with the risk associated with realizing the projected cash flows. Impairment expense for proved oil and gas properties is reported in impairment of long lived assets in the consolidated statements of operations, which increases accumulated depletion, depreciation and amortization.

        Our impairment analyses requires us to apply judgment in identifying impairment indicators and estimating future cash flows of our oil and gas properties. If actual results are not consistent with our assumptions and estimates or our assumptions and estimates change due to new information, we may be exposed to an impairment charge.

Impairment of Unproved Oil and Gas Properties

        Unproved oil and gas properties consist of costs to acquire unevaluated leases as well as costs to acquire unproved reserves. We evaluate significant unproved oil and gas properties for impairment based on remaining lease term, drilling results, reservoir performance, seismic interpretation or future plans to develop acreage. When successful wells are drilled on undeveloped leaseholds, unproved property costs are reclassified to proved properties and depleted on a unit-of-production basis. Impairment expense and lease extension payments for unproved properties is reported in exploration expenses in the statements of operations.

Accounting for Business Combinations

        We account for all of our business combinations using the purchase method, which is the only method permitted under FASB ASC 805, Business Combinations, and involves the use of significant judgment. In connection with a business combination, the acquiring company must allocate the cost of the acquisition to assets acquired and liabilities assumed based on fair values as of the acquisition date. Any excess or shortage of amounts assigned to assets and liabilities over or under the purchase price is recorded as a gain on bargain purchase or goodwill. The amount of goodwill or gain on bargain purchase recorded in any particular business combination can vary significantly depending upon the values attributed to assets acquired and liabilities assumed.

        In estimating the fair values of assets acquired and liabilities assumed in a business combination, we make various assumptions. The most significant assumptions relate to the estimated fair values assigned to proved and unproved oil and gas properties. If sufficient market data is not available regarding the fair values of proved and unproved properties, we must prepare estimates. To estimate the fair values of these properties, we prepare estimates of gas, oil and NGL reserves. We estimate future prices to apply to the estimated reserves quantities acquired and estimate future operating and development costs to arrive at estimates of future net cash flows. For estimated proved reserves, the future net cash flows are discounted using a market-based weighted average cost of capital rate determined appropriate at the time of the acquisition. The market-based weighted average cost of capital rate is subjected to additional project-specific risking factors. To compensate for the inherent risk of estimating and valuing unproved reserves, when a discounted cash flow model is used, the discounted future net cash flows of probable and possible reserves are reduced by additional risk factors. In some instances, market comparable information of recent transactions is used to estimate fair value of unproved acreage.

        Estimated fair values assigned to assets acquired can have a significant effect on results of operations in the future. A higher fair value assigned to a property results in higher DD&A expense, which results in increased net loss. Fair values are based on estimates of future commodity prices, reserves quantities, operating expenses and development costs. This increases the likelihood of impairment if future commodity prices or reserves quantities are lower than those originally used to determine fair value, or if future operating expenses or development costs are higher than those originally used to determine fair value. Impairment would have no effect on cash flows but would result in an increase in net loss for the period in which the impairment is recorded.

Asset Retirement Obligations

        Our asset retirement obligations ("ARO") consist of estimated future costs associated with the plugging and abandonment of oil, natural gas and NGL wells, removal of equipment and facilities from leased acreage and land restoration in accordance with applicable local, state and federal laws, and applicable lease terms. The fair value of an ARO liability is required to be recognized in the period in which it is incurred, with the associated asset retirement cost capitalized as part of the carrying cost of the oil and gas asset. The recognition of an ARO requires management to make numerous assumptions regarding such factors as the estimated probabilities, amounts and timing of settlements; the credit-adjusted risk-free discount rate to be used; and inflation rates. In periods subsequent to the initial measurement of the ARO, we must recognize period-to-period changes in the liability resulting from the passage of time and revisions to either the timing or the amount of the original estimate of undiscounted cash flows. Increases in the ARO liability due to the passage of time impact operating results as accretion expense. The related capitalized cost, including revisions thereto, is charged to expense through DD&A over the life of the oil and gas property.

Stock Based Compensation

        We currently utilize a standard option pricing model (i.e., Black-Scholes) to measure the fair value of stock options granted to employees and directors. The determination of the fair value of stock-based awards at the grant date requires judgment in developing assumptions, which involve a number of variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards, the expected dividend yield and the expected stock option exercise behavior.

        Our computation of expected volatility is based on a combination of historical and market-based implied volatility. The volatility rate was derived by examining historical stock price behavior and assessing management's expectations of stock price behavior during the term of the option. The term of the options was derived based on the "simplified method" calculation. The simplified method allows companies that do not have sufficient historical experience to provide a reasonable basis for an estimate to instead estimate the expected term of a "plain vanilla" option by averaging the time to vesting and the full term of the option. ("Plain vanilla" options are options with the following characteristics: (1) the options are granted at-the-money; (2) exercisability is conditional only upon performing service through the vesting date; (3) if an employee terminates service prior to vesting, the employee would forfeit the options; (4) if an employee terminates service after vesting, the employee would have a limited time to exercise the options (typically 30 to 90 days); and (5) the options are nontransferable and non-hedgeable.) The Company periodically evaluates the applicability of using the simplified method with respect to the characteristics noted above to estimate the expected term of our options and will continue to do so as our business continues to evolve. If any of the assumptions used in the Black-Scholes model change significantly, stock based compensation expense may differ materially in the future from that recorded in the current period.

Recent Accounting Pronouncements

        Please refer to Recent Accounting Pronouncements in Note 2—Basis of Presentation and Significant Accounting Policies in our financial statements for the three months ended March 31, 2017 and Note 2—Basis of Presentation and Significant Accounting Policies in our financial statements for the year ended December 31, 2016, each included in this prospectus.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

Resignation of independent registered public accounting firm

        On May 1, 2015, we were informed by our independent registered public accounting firm, StarkSchenkein, LLP, or StarkSchenkein, that certain individuals joined the practice of SingerLewak LLP, or SingerLewak. As a result, StarkSchenkein resigned as our independent registered public accounting firm effective that date.

        During the years ended December 31, 2014 and 2013, and the subsequent interim period through May 1, 2015, there were (i) no disagreements, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, with StarkSchenkein on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to StarkSchenkein's satisfaction would have caused StarkSchenkein to make reference to the subject matter of the disagreement in connection with its reports, and (ii) no reportable events of the types described in Item 304(a)(1)(v) of Regulation S-K. Moreover, except as noted in the paragraph immediately below, the reports of StarkSchenkein on our financial statements for the years ended December 31, 2014 and 2013 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles.

        The report of StarkSchenkein on our financial statements as of and for the year ended December 31, 2014 contained an explanatory paragraph that noted there was substantial doubt as to our ability to continue as a going concern based on our nominal revenue, losses from operations and accumulated deficit as of the year then-ended.

        We provided StarkSchenkein with a copy of the foregoing disclosure and requested StarkSchenkein to furnish us with a letter addressed to the SEC stating whether it agrees with the statements made herein, which StarkSchenkein furnished on May 6, 2015.

Engagement of new independent registered public accounting firm

        On May 6, 2015, our Board of Directors approved the engagement of SingerLewak as our independent registered public accounting firm to replace StarkSchenkein.

        During the years ended December 31, 2014 and 2013, and the subsequent interim period through May 6, 2015, we did not consult with SingerLewak regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was provided to us by SingerLewak that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or reportable event of the types described in Item 304(a)(1)(v) of Regulation S-K.

MANAGEMENT

Directors and Officers

        Our executive officers and directors and their respective ages, positions, and biographical information are set forth below:

Name	Age	Positions With the Company	Board or Executive Officer Position Held Since
Bill M. Conrad	60	Chairman of the Board of Directors	November 2012
Stephen J. Foley	63	Chief Executive Officer and Director	November 2012
Frederick J. Witsell	58	President and Director	November 2012
Paul D. Maniscalco	48	Chief Financial Officer	January 2016
William B. Lloyd	58	Chief Operating Officer	January 2016
William R. Givan	63	Executive Vice President, Land	April 2016
Jon B. Kruljac	56	Executive Vice President, Capital Markets and Investor Relations	April 2017
Scott C. Chandler	55	Director	May 2016
James H. Sinclair	54	Director	May 2016
Douglas R. Harris	63	Director	July 2016

        Each of our directors is serving a term which expires at the next annual meeting of our shareholders and until his successor is elected and qualified or until he resigns or is removed.

        The following information summarizes the business experience of each of our officers and directors for at least the last five years:

        Bill M. Conrad, Chairman.    Mr. Conrad has served as Chairman of our Board of Directors since our inception. He is presently an independent consultant, providing financial management services. From January 1990 until December 2012, Mr. Conrad served as the Vice-President, Chief Financial Officer and Director of MCM Capital Management, Inc., or MCM, a privately-held financial and management consulting firm. MCM assisted other companies in developing and implementing their business plans and capital formation strategies. In that capacity, Mr. Conrad participated in the organization or development of a number of companies in industries as diverse as oil and gas, real estate, and technology. From 2006 to the present, Mr. Conrad has served as a director of Gold Resource Corporation (NYSE MKT: GORO), a publicly traded gold and silver mining and exploration company, and since 2014 has served as Chairman of the Board. From May 2005 to March 2016, Mr. Conrad served as a director of Synergy Resources Corporation, dba SRC Energy Inc. (NYSE MKT: SRCI), a publicly traded oil and gas exploration and production company. Mr. Conrad's extensive experience as a director of other extraction companies gives him valuable insight into the growth and development of our company. For these reasons, we believe Mr. Conrad is qualified to serve as a director of our company.

        Stephen J. Foley, Chief Executive Officer and Director.    Mr. Foley has served as our Chief Executive Officer since our inception. Prior to entering private business, Mr. Foley had a successful professional football career as a safety with the Denver Broncos football organization of the National Football League where he played for 11 seasons, from 1976 to 1986. In 1991, Mr. Foley founded and continues to serve as the president of FSI Development Inc., a privately-held construction and development company engaged in residential development and construction. In 2000, he founded and continues to serve as a managing member of FS Land, LLC, a privately-held real estate development company. From August 2011 to the present, he has served as Vice President, Secretary and Director of KBW Enterprises, Inc., an oil and gas servicing company. He holds a B.S. in Business Administration from Tulane University and serves on the Board of Denver Street Schools. Mr. Foley has extensive knowledge of our operations and of developing companies. For these reasons, we believe Mr. Foley is qualified to serve as a director of our company.

        Frederick J. Witsell, President and Director.    Mr. Witsell became our President in November 2012 and assumed the role of Secretary in August 2013. Mr. Witsell has over 35 years of experience in several facets of the oil and gas industry, including prospect development, conventional and horizontal drilling and completion operations, project management, gathering and compression systems, and marketing and risk management. From July 2011 to September 2012, Mr. Witsell served as the owner and General Manager of Premier Energy Supply, LLC, a consulting service firm in the oil and gas industry. From 2010 to 2011, Mr. Witsell served as Vice-President and General Manager of Monroe Gas Storage, an affiliate of High Sierra Energy Partners, and led the organization's projects and eventual divestiture in 2011. From 1999 to 2003, he was with Markwest Hydrocarbons (NYSE: MPLX) in the capacity of Vice-President of the Rocky Mountain Business Unit and responsible for the growth through capital programs and financial performance of the company's oil and gas operations in the United States and Canada. Mr. Witsell led the acquisition and eventual divestiture process of Markwest oil and gas assets. Prior to 1999 and at various times between 2003 and 2010 and in 2012, Mr. Witsell also served as an executive and co-founder of a series of small, privately-funded oil and gas companies with properties in North Dakota, Wyoming, Utah and Colorado. He was responsible for the growth and execution of capital programs, utilizing modern horizontal / directional drilling and completion technologies. He led the divestiture of these oil and gas companies. Mr. Witsell has a B.A. in Geology from Colorado College, an M.B.A. in Energy Management from the University of Denver, and is a member of Society of Petroleum Engineers, the American Association of Petroleum Geologists and the Rocky Mountain Association of Geologists. Our Board of Directors believes that Mr. Witsell is well qualified to serve as a director and executive officer of the company as a result of his extensive oil and gas industry experience including in areas of executive management and operations developed by serving as an executive officer of other oil and gas companies throughout his career. Mr. Witsell brings years of hands-on experience with oil and natural gas companies in many capacities and across multiple basins. For these reasons, we believe Mr. Witsell is qualified to serve as a director of our company.

        Paul D. Maniscalco, Chief Financial Officer.    Mr. Maniscalco became our Chief Financial Officer in January 2016. Mr. Maniscalco has been a principal with SJM Holdings, Inc., d/b/a SJM Accounting, Inc., an accounting and business advisory services firm headquartered in Englewood, Colorado, since 2008. From 2012 until 2014, Mr. Maniscalco served as interim Chief Financial Officer of Earthstone Energy Inc. (NYSE MKT: ESTE), a company engaged in the oil and gas industry. From 2010 until 2011, Mr. Maniscalco served as the interim Chief Financial Officer of GeoPetro Resources Company, a company engaged in the oil and gas industry with securities formerly traded on AMEX and currently traded on OTC Pink of OTCMarkets. Prior to joining SJM Accounting, Inc., Mr. Maniscalco was a senior manager for several accounting firms. Mr. Maniscalco holds a B.B.A. in Accounting and a B.H.S. in Healthcare Administration, each from Florida Atlantic University.

        William B. Lloyd, Chief Operating Officer.    Mr. Lloyd became our Chief Operating Officer in January 2016. Mr. Lloyd has over 35 years of experience in the oil and gas industry, serving in engineering, management, and senior leadership capacities. Prior to joining the Company, from 2007 until 2015, Mr. Lloyd served as the Senior Vice President of Operations for Cirque Resources L.P. ("Cirque"), a company engaged in the oil and gas industry. From 2006 until 2007, Mr. Lloyd served as the Western Region Drilling Manager for El Paso Exploration Company, which has oil and gas exploration and drilling operations in the Uintah Basin, Powder River Basin, and the Raton Basin. From 2002 until 2006, Mr. Lloyd served as Operations Director for ConocoPhillips Norway, during which time Mr. Lloyd managed well operations on multiple fixed platforms and exploratory drilling operations. Mr. Lloyd holds a Bachelor of Science in Petroleum Engineering from Montana Tech of the University of Montana.

        William R. Givan, Executive Vice President, Land.    Mr. Givan became the Vice President of Land in April 2016 and the Executive Vice President of Land in April 2017. Mr. Givan has over 35 years of experience in the oil and gas industry having been involved with every phase of land work relating to oil and gas production. Prior to joining the Company, from 2008 until 2015, Mr. Givan served as Regional Land Manager for Cirque and oversaw all land functions in Colorado, North Dakota, Montana, Wyoming and Utah. From 2004 until 2008, Mr. Givan served as Senior Landman for Bill Barrett Corporation overseeing all land functions in the Piceance Basin. Mr. Givan has worked on several large acquisitions on both the buyer's and seller's side and was instrumental in forming land departments in several oil and gas companies. Mr. Givan attended University of Colorado—Denver, School of Business and holds a Certified Professional Landman designation with the American Association of Professional Landmen. Mr. Givan is a member of land organizations in Denver, Wyoming, North Dakota & Montana and is a past President of the Montana Association of Professional Landmen.

        Jon B. Kruljac, Executive Vice President, Capital Markets and Investor Relations.    Mr. Kruljac became our Executive Vice President of Capital Markets & Investor Relations in April 2017, after serving as a consultant to the Company since August 2016. Prior to joining the Company, from March 2013 until June 2016, Mr. Kruljac served as Vice President of Capital Markets and Investor Relations with Synergy Resources Corporation, dba SRC Energy Inc. (NYSE MKT: SRCI), an oil and gas exploration and production company with operations focused in the Wattenberg Field. From April 2012 until February 2013, Mr. Kruljac served as Managing Director of MLV & Co. LLC, an investment bank and registered broker-dealer. Mr. Kruljac has 32 years of Wall Street experience and he has focused on publicly traded small-cap oil and gas companies since 1991 as an institutional salesman, investment banker, and investor relations consultant. Mr. Kruljac also serves as Vice Chair of Invest In Kids and is the former board chair, and 25 year financial supporter, of the Kempe Foundation, which is dedicated to research for treatment and prevention of child abuse and neglect. He holds a Bachelor of Arts in Chinese Studies from the University of Arizona in Tucson, AZ.

        Scott C. Chandler, Director.    Mr. Chandler joined our Board of Directors in May 2016. Mr. Chandler has over 25 years of senior executive level management experience. He is the founder and owner of Franklin Court Partners, Inc., or FCP, an entity that provides management and financial consulting services in connection with developing business plans, securing financing and restructuring, a position he has held since 2002. Prior to founding FCP, Mr. Chandler was a founder, Chief Financial Officer and Senior Vice President for Rhythms Netconnections, Inc. (former NASDAQ: RTHM), a formerly publicly-traded corporation, where he served from 1998 to 2001. Mr. Chandler was a member of the senior management team that led this national provider of DSL networking and services prior to the sale of a majority of its assets to MCI Worldcom. From 1996 to 1998, Mr. Chandler served as President and Chief Executive Officer of C-COR Incorporated, or C-COR, a publicly-traded corporation and pioneer in the cable television industry and leading supplier of broadband telecommunications equipment. The common stock of C-COR was traded on the NASDAQ Global Market until the company was merged in late 2007. Prior to C-COR, Mr. Chandler held a number of positions at US WEST. Mr. Chandler's business career began with Arthur Andersen & Co. as a Senior Consultant/Accountant. He earned an M.B.A. from the Wharton School of Business at the University of Pennsylvania and a B.A. from Whitworth University. Mr. Chandler currently serves as a member of the board of directors of several privately-held and non-profit entities and has in the past served as a member of several public company boards, such as Cimetrix Incorporated (OTCMKTS: CMXX), Tollgrade Communications Inc. (NASDAQ: TLGD), and Paradyne Networks Inc. (NASDAQ: PDYN). He has been determined to be an audit committee financial expert under applicable rules of the SEC. Mr. Chandler's extensive audit and SEC reporting experience will give him valuable insight into our financial reporting and internal control and risk control procedures. For these reasons, we believe Mr. Chandler is qualified to serve as a director of our company.

        James H. Sinclair, Director.    Mr. Sinclair joined our Board of Directors in May 2016. Mr. Sinclair has over 31 years of experience in exploration, development, acquisitions and divestitures in the oil and gas industry. Since joining our board, Mr. Sinclair has served as a consultant to PEC E&P, LLC, which is the managing member of Providence, immediately prior to which he served as PEC's Chief Operating Officer, a position he held since April 2014. PEC invests primarily in non-operated oil and gas properties in the United States. In his role as a consultant to PEC, Mr. Sinclair assists with the identification, analysis, and recommendation of oil and gas investment opportunities. In 2010, Mr. Sinclair co-founded Petro Harvester O&G, LLC, an oil and gas production company, where he served as President and Chief Operating Officer until 2012. From 1993 until 2008, Mr. Sinclair served as the Exploration Manager, District Manager of Mississippi, Director of Acquisitions, and Vice President of Exploration and Geosciences of Denbury Resources Inc. (NYSE: DNR), a publicly traded exploration and production company with operations primarily in the Gulf Coast area and offshore Gulf of Mexico. Mr. Sinclair received a B.S. in Geoscience from Northeast Louisiana University. Mr. Sinclair has significant experience in the management and financing of oil and gas companies. For these reasons, we believe Mr. Sinclair is qualified to serve as a director of our company.

        Douglas R. Harris, Director.    Mr. Harris joined our Board of Directors in July 2016. Mr. Harris has over 38 years of experience in the oil and gas industry. In March 2015, he founded and currently serves as the Chief Operating Officer of Axia Energy II, LLC, a company that identifies and develops oil and gas prospects throughout the United States. From 2009 to 2015, Mr. Harris served as co-founder and Chief Operating Officer of Axia Energy I, LLC, also a company that identifies and develops oil and gas prospects throughout the United States. Prior to that, he served as the co-founder and Vice President of Operations for Orion Energy Partners, Inc., a position he held from 2004 to 2009, and the Vice President and General Manager of the Denver Division of Tom Brown Inc., a position he held from 2001 to 2004. From 1986 to 2001, Mr. Harris served in numerous positions for Burlington Resources Inc., culminating as the Vice President of Production Operations in its Calgary, Alberta offices. He serves on the board of directors of a number of privately-held companies. Mr. Harris holds a B.S. in Civil Engineering from New Mexico State University. For these reasons, we believe Mr. Harris is qualified to serve as a director of our company.

Director Independence

        In connection with this offering, we intend to apply to list our common stock on the NYSE MKT. Under the rules of the NYSE MKT, independent directors must comprise at least a majority of a listed company's board of directors. In addition, the rules of NYSE MKT require that, subject to specified exceptions, each member of a listed company's audit, compensation, and nominating committees be independent. Under the rules of NYSE MKT, a director will only qualify as an "independent director" if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        Our Board of Directors has determined that Bill M. Conrad, Scott C. Chandler, James H. Sinclair, and Douglas R. Harris each qualify as "independent" in accordance with Section 803(A) of the NYSE MKT Company Guide. During the review, our Board of Directors considered relationships and transactions during 2016 and during the past three fiscal years between each director or any member of his immediate family, on the one hand, and our company and our affiliates, on the other hand. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. The only compensation or remuneration that we provide to Messrs. Conrad, Chandler, Sinclair, or Harris during their tenures as a director is compensation as a non-employee director. Neither Messrs. Conrad, Chandler, Sinclair, or Harris, nor any members of their families, have participated in any transaction with us that would disqualify him as an "independent" director under the standard described above. Stephen J. Foley and Frederick J. Witsell do not qualify as "independent" because they are executive officers.

Committees

        Audit Committee.    Messrs. Conrad, Chandler, and Harris serve as members of our audit committee and Mr. Chandler serves as the Chairman of the audit committee. The Board has determined that Messrs. Conrad, Chandler, and Harris are each "independent" in accordance with the NYSE MKT definition of independence, that Mr. Chandler is a "financial expert," as defined by SEC regulations, and each has the related financial management expertise within the meaning of the NYSE MKT rules.

        The primary purpose of the audit committee is to act on behalf of our Board of Directors in its oversight of all material aspects of our accounting and financial reporting processes, internal controls, and audit function, including our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Pursuant to its charter, our audit committee reviews on an on-going basis for potential conflicts of interest, and approves if appropriate, all of our related party transactions. For purposes of the audit committee charter, related party transactions means those transaction required to be disclosed pursuant to SEC regulations. In addition, the audit committee reviews, acts on, and reports to our Board of Directors with respect to various auditing and accounting matters, including the selection of our independent registered public accounting firm, the scope of annual audits, fees to be paid to our independent registered public accounting firm, the performance of our independent registered public accounting firm, our accounting practices, and our internal controls and legal compliance functions. The audit committee also reviews, prior to publication, our reports to the SEC on Forms 10-K and 10-Q. The audit committee operates pursuant to a written charter, which is available on our website, www.petrosharecorp.com. The charter describes the nature and scope of responsibilities of the audit committee.

        Compensation Committee.    We do not currently have a compensation committee. In accordance with the rules of the NYSE MKT, we anticipate the compensation of our chief executive officer will be determined by a majority of our independent directors. The compensation of our remaining executive officers is determined by our Board of Directors. Executive officers who also serve on our Board of Directors do not vote on matters pertaining to their own personal compensation. Although we may form a compensation committee in the future, there is no assurance as to when or whether we will do so.

        Nominating and Corporate Governance Committee.    We do not currently have a nominating and corporate governance committee. In accordance with the rules of the NYSE MKT, we anticipate Board of Directors nominations will be selected by a majority of our independent directors.

Director Compensation

        Bill M. Conrad, the Chairman of our Board of Directors, was paid a director's fee in the amount of $6,500 per month beginning November 2013 and continuing through February 2016. Effective March 1, 2016, Mr. Conrad's compensation was increased to $10,000 per month. Scott C. Chandler, James H. Sinclair, and Douglas R. Harris are each are paid a director's fee in the amount of $6,000 per quarter. Mr. Chandler is paid an additional $1,000 per month to serve as Chair of our audit committee. In connection with their appointment to the Board, Mr. Chandler and Mr. Sinclair were each granted 25,000 shares of our common stock and options to purchase an additional 25,000 shares of our common stock, which options are exercisable at a price of $1.10 per share until December 31, 2022. In connection with his appointment to our Board of Directors, Mr. Harris was granted 25,000 shares of our common stock and options to purchase an additional 25,000 shares of our common stock, which options are exercisable at a price of $1.60 per share until December 31, 2022.

        Messrs. Foley and Witsell are not compensated in their capacities as directors. We do, however, reimburse all of our directors for reasonable and necessary expenses incurred by them in that capacity.

        We will review our compensation arrangements periodically in the future and may change our compensation policies as our business needs dictate and our resources permit.

        The following table sets forth with respect to the directors, compensation information inclusive of equity awards and payments made during the year ended December 31, 2016 in the director's capacity as such:

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Bill M. Conrad	2016	116,500	—	—	—	116,500
Stephen J. Foley	2016	—	—	—	—	—
Frederick J. Witsell	2016	—	—	—	—	—
Scott C. Chandler	2016	8,000	25,250	22,918	—	56,168
Douglas R. Harris	2016	5,000	40,000	26,989	—	71,989
James H. Sinclair	2016	8,000	25,250	22,918	—	56,168

Executive Compensation

        The following table contains compensation data for our named executive officers for the fiscal years ended December 31, 2016 and 2015:

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
Stephen J. Foley	2016	$155,250	—	—	—	$16,506	$171,756
Chief Executive Officer	2015	$150,000	$50,000	—	—	$6,000	$206,000
Frederick J. Witsell	2016	$155,250	—	—	—	$7,623	$162,873
President	2015	$150,000	$50,000	—	—	$6,000	$206,000
Paul D. Maniscalco	2016	$88,242	—	—	—	—	$88,242
Chief Financial Officer
William B. Lloyd	2016	$155,250	—	—	$607,670	$21,654	$784,574
Chief Operating Officer
William R. Givan	2016	$117,083	$25,000	—	$170,346	$7,623	$320,052
Executive Vice President, Land

        On February 25, 2016, the Board of Directors approved a form of amended and restated executive employment in order to provide uniform terms of employment for our executive officers. Effective March 1, 2016, we entered into an amended and restated employment agreement with each Stephen J. Foley and Fredrick J. Witsell. Pursuant to the amended and restated employment agreements, Messrs. Foley and Witsell are each compensated by us at the rate of $13,000 per month, or $156,000 per year. We entered into an executive employment agreement with William B. Lloyd, Chief Operating Officer, effective January 1, 2016 and amended on March 1, 2016 pursuant to which Mr. Lloyd is compensated at the rate of $13,000 per month, or $156,000 per year. For each of the foregoing executives, the employment agreements provide for an initial term expiring on December 31, 2018 with an automatic renewal for successive one-year periods unless terminated in accordance with its terms and provisions for termination and payment of severance under various circumstances.

        We do not have a written employment agreement with Mr. Maniscalco. Rather, he is compensated at the rate of $15,000 per month in his role as Chief Financial Officer in accordance with an oral at-will arrangement.

        On April 15, 2016, we entered into an executive employment agreement with William R. Givan, Vice President, Land, pursuant to which Mr. Givan is compensated by us at the rate of $10,833.33 per month. Mr. Givan's employment agreement provides for an initial term expiring on April 14, 2017 with an automatic renewal for successive one-year periods unless terminated in accordance with its terms and provisions for termination and payment of severance under various circumstances. In December 2016, the Board of Directors awarded a $25,000 bonus to Mr. Givan in recognition of his efforts in the achievements of our company during 2016.

Outstanding Equity Awards at Year End

        The following table sets forth outstanding stock option awards held by our named executive officers as of December 31, 2016:

	Option awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Stephen J. Foley	500,000	—	—	0.25	12/15/2022
Frederick J. Witsell	1,000,000	—	—	0.25	12/15/2022
Paul D. Maniscalco	250,000	—	—	1.00	11/23/2018
William B. Lloyd	125,000	—	—	1.00	7/21/2018
William B. Lloyd	875,000		—	1.00	12/31/2022
William R. Givan	50,000	200,000	—	0.80	4/15/2021

        On August 18, 2016, our Board of Directors adopted the Amended and Restated PetroShare Corp. Equity Incentive Plan, or the Amended Plan, which replaced and restated our original equity incentive plan. The Amended Plan terminates by its terms on August 17, 2026. Among other things, the Amended Plan increased the number of shares of common stock reserved for issuance thereunder from 5,000,000 to 10,000,000 shares. Our shareholders approved the Amended Plan at our annual meeting of shareholders on September 8, 2016. We currently have 4,933,300 shares available for issuance under the Amended Plan.

Indemnification and Limitation on Liability of Directors

        Our Articles of Incorporation and Bylaws provide that we may indemnify, to the fullest extent permitted by Colorado law, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        The Colorado Business Corporation Act, or the CBCA, allows indemnification of directors, officers, employees and agents of a company against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the company if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the Board of Directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses.

        Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the CBCA. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

  •
  any breach of the duty of loyalty to our company or our stockholders;

  •
  acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

  •
  dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;

  •
  violations of certain laws; or

  •
  any transaction from which the director derives an improper personal benefit.

Liability under federal securities law is not limited by the Articles of Incorporation or Bylaws.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following includes a summary of transactions, during our last three fiscal years, to which we have been a party, in which the amount involved in the transaction exceeded $120,000 or one percent of the average of our total assets at fiscal year-end for the last three fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements which are described under "Director Compensation" and "Executive Compensation."

Providence Energy Operators, LLC

Revolving Line of Credit Facility Agreement

        On May 13, 2015, we entered into the initial line of credit with Providence. The initial line of credit was amended on February 24, 2016 to extend the maturity date to June 1, 2018. Under the terms of the initial line of credit, we are permitted to borrow up to $5.0 million. Interest on the outstanding principal balance of the initial line of credit accrues at an annual rate of 8% simple interest per year. The outstanding balance on the initial line of credit is $5.0 million, plus approximately $453,000 of accrued but unpaid interest.

Participation Agreement

        On May 13, 2015, we entered into the Participation Agreement with Providence. Under the terms of the Participation Agreement, we assigned an undivided 50% to our right, title and interest in and to our then existing leases. Providence agreed to pay its pro rata share of lease acquisition expenses and the expenses necessary to maintain the leases in full force and effect. In addition, the Participation Agreement designates an area of mutual interest, or AMI, pursuant to which if either party acquires any lease in the AMI territory on or before May 13, 2018, then the non-acquiring party shall have the right to acquire its proportionate 50% interest in and to such AMI leases. The AMI covers an area in Adams County, Colorado containing all of Township 1 South, Range 67 West, consisting of approximately 23,100 gross acres, with an additional one-mile border around the defined AMI area, plus any other mutually agreeable areas. To date, Providence has exercised its option under the Participation Agreement or otherwise has participated in all of our acreage acquisitions in the Wattenberg Field, the result of which is we retain a 50% or less interest in all of our DJ Basin properties. The payments made to us by Providence were based on the pro rata share of our acquisition costs, which in turn were determined by negotiations with independent third parties.

        Providence owns 13.3% of our common stock.

Private Placement

        During December 2016 and January 2017, we completed a private placement of 200 units at an offering price of $50,000 per unit. Certain of the units were purchased by our directors and officers in the following amounts and on the following dates on the same terms and conditions as independent third parties:

Name of Beneficial Owner	Number of Units Purchased	Issuance Date
Bill M. Conrad	2.0	December 30, 2016
Stephen J. Foley	2.0	December 30, 2016
Frederick J. Witsell	1.7	January 20, 2017
Paul D. Maniscalco	1.0	December 30, 2016
William B. Lloyd	2.0	December 30, 2016
William R. Givan	1.0	December 30, 2016
Jon B. Kruljac	2.2	January 20, 2017
Scott C. Chandler	0.5	January 20, 2017
Douglas R. Harris	2.0	December 30, 2016
James H. Sinclair	2.0	December 30, 2016

        Prior to joining our company as an employee, Mr. Kruljac served as a broker for an agent participating in our private placement of units. Mr. Kruljac was paid a commission totaling $209,988 for his services, which was paid in accordance with our placement agent agreement and arrangements our placement agent had with certain subagents. As additional sales compensation, Mr. Kruljac was allocated a portion of the placement agent warrant to purchase up to 154,358 shares of our common stock at an exercise price of $1.50 per share.

SECURITY OWNERSHIP OF MANAGEMENT
AND OTHER BENEFICIAL OWNERS

        There are a total of 22,551,537 shares of our common stock outstanding, our only class of voting securities currently outstanding. The following table describes the ownership of our voting securities before the offering and after the offering, by: (i) each of our named executive officers and directors; (ii) all of our executive officers and directors as a group; and (iii) each shareholder known us to own beneficially more than 5% of our common stock. Unless otherwise stated, the address of each of the individuals is our address, 9635 Maroon Circle, Suite 400, Englewood, Colorado 80112.

        In calculating the percentage ownership for each shareholder, we assumed that any options, warrants, or convertible promissory notes owned by an individual and exercisable or convertible within 60 days are exercised or converted, but not the options, warrants, or convertible promissory notes owned by any other individual.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percentage (%) Before Offering	Percentage (%) After Offering
Bill M. Conrad(1)	2,358,333	(2)	10.2
Stephen J. Foley(1)	2,210,383	(2)	9.5
Frederick J. Witsell(1)	3,863,334	(3)	16.3
Paul D. Maniscalco(1)	316,666	(4)	1.4
William B. Lloyd(1)	1,233,333	(5)	5.2
William R. Givan(1)	216,666	(6)	1.0
Scott C. Chandler(1)	213,333	(7)	*
James H. Sinclair(1)(9)	183,333	(8)	*
Douglas R. Harris(1)	183,333	(8)	*
Providence Energy Operators, LLC(10)	3,000,000		13.3
CamCap Resources Offshore Master Fund, L.P.(11)	1,260,000		5.6
All officers and directors as a group (10 persons)	11,775,852	(12)	42.2

*
Less than one percent.

(1)
Officer or director of PetroShare.

(2)
Includes 500,000 shares of common stock underlying options which are currently exercisable, 66,666 shares underlying warrants that are currently exercisable and 66,667 shares of common stock which may be currently issued upon conversion of notes.

(3)
Includes 1,000,000 shares of common stock underlying options which are presently exercisable, 56,667 shares underlying warrants that are currently exercisable and 56,667 shares of common stock which may be currently issued upon conversion of notes.

(4)
Includes 250,000 shares of common stock underlying options which are presently exercisable, 33,333 shares underlying warrants that are currently exercisable and 33,333 shares of common stock which may be currently issued upon conversion of notes.

(5)
Includes 1,000,000 shares of common stock underlying options which are presently exercisable, 66,666 shares underlying warrants that are currently exercisable and 66,667 shares of common stock which may be currently issued upon conversion of notes.

(6)
Includes 150,000 shares of common stock underlying options which are presently exercisable, 33,333 shares underlying warrants that are currently exercisable and 33,333 shares of common stock which may be currently issued upon conversion of notes.

(7)
Includes 25,000 shares of common stock underlying options which are presently exercisable, 16,667 shares underlying warrants that are currently exercisable and 16,667 shares of common stock which may be currently issued upon conversion of notes.

(8)
Includes 25,000 shares of common stock underlying options which are presently exercisable, 66,666 shares underlying warrants that are currently exercisable and 66,667 shares of common stock which may be currently issued upon conversion of notes.

(9)
James H. Sinclair disclaims any beneficial ownership of shares of common stock owned by Providence Energy Operators, LLC, or Providence.

(10)
PEC E&P, LLC, a Texas limited liability company whose address is 16400 Dallas Parkway, Dallas, Texas, 75248, (i) is the managing member of Providence, (ii) has voting and investment control of the securities owned by Providence, and (iii) should be considered a beneficial owner of the shares of common stock owned by Providence.

(11)
Based upon information contained in a Schedule 13G filed with the SEC on January 11, 2017, the reporting person shares voting and dispositive power over these shares. The address for CamCap Resources Offshore Master Fund, L.P. is 50 Osgood Place, Suite 500, San Francisco, CA 94133.

(12)
Includes 4,125,000 shares of common stock underlying options which are presently exercisable, 701,021 shares underlying warrants that are currently exercisable and 546,666 shares of common stock which may be currently issued upon conversion of notes.

Changes in Control

        We are aware of no circumstances that may give rise to a change in control of our company.

DESCRIPTION OF CAPITAL STOCK

        Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.01 per share. We currently have 22,551,537 shares of common stock issued and outstanding and no shares of preferred stock outstanding.

        The following discussion summarizes the rights and privileges of our capital stock and certain securities which may be exercised for our common stock. The description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our Articles of Incorporation, Bylaws and other exhibits included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Colorado law.

Common Stock

        The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to stockholders, including the election of directors. Cumulative voting for directors is not permitted. Except as provided by special agreement, the holders of common stock are not entitled to any preemptive rights and the shares are not redeemable or convertible. The holders of our common stock are entitled to dividends if, as and when declared by our Board of Directors from legally available funds, subject to the preferential rights of the holders of any outstanding preferred stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and prior to distribution rights, if any, of any series of outstanding preferred stock.

        All outstanding common stock is, and all common stock offered hereby will be, when issued and paid for, fully paid and non-assessable. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares then outstanding or otherwise reserved under obligations for issuance by us) by the affirmative vote of a majority of shares cast at a meeting of our shareholders at which a quorum is present.

        Provisions of our Articles of Incorporation and Bylaws may delay, defer or prevent a change in control of our company. These provisions could adversely affect the price of our common stock. Among other things, our Articles of Incorporation and Bylaws:

  •
  permit our Board of Directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in our control);

  •
  provide that the authorized number of directors may be fixed only by our Board of Directors from time to time;

  •
  do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

  •
  provide that special meetings of our shareholders may be called only by our President, Board of Directors, or by the holders of at least 10% of the stock entitled to vote at such meeting.

        In addition, as a matter of Colorado law, certain significant transactions would require the affirmative vote of a majority of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to, or greater cost associated with, a change in control of our company.

Warrants

        We currently have purchase warrants to purchase an aggregate 7,588,800 shares of our common stock outstanding. The transactions resulting in our issuing purchase warrants are as follows:

  •
  in November 2015, we issued warrants to purchase 255,600 shares of common stock at an exercise price of $1.25 per share to underwriters in our initial public offering. These warrants expire on November 12, 2020.

  •
  in December 2016 and January 2017, we issued warrants to purchase 6,666,600 shares of common stock at an exercise price of $3.00 per share to investors in our private placement. These warrants expire on December 31, 2019.

  •
  in January 2017, we issued warrants to purchase 666,600 shares of common stock at an exercise price of $1.50 per share to a placement agent in our private placement. These warrants expire on December 31, 2021.

Preferred Stock

        Our Articles of Incorporation vest our Board of Directors with authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Colorado and our Articles of Incorporation in respect to, among other things:

  •
  the number of shares to constitute such series and the distinctive designations thereof;

  •
  the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue;

  •
  whether preferred stock may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

  •
  the liquidation preferences payable on preferred stock in the event of involuntary or voluntary liquidation;

  •
  sinking fund or other provisions, if any, for redemption or purchase of preferred stock;

  •
  the terms and conditions by which preferred stock may be converted, if the preferred stock of any series are issued with the privilege of conversion; and

  •
  voting rights, if any.

        We have not designated or authorized any preferred stock for issuance.

UNDERWRITING

        We are offering the shares of common stock described in this prospectus through the underwriters named below. Johnson Rice & Company L.L.C. and Seaport Global Securities LLC are acting as the representatives of the underwriters named below. Subject to the terms and conditions of the underwriting agreement between us and the representatives, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Johnson Rice & Company L.L.C.
Seaport Global Securities LLC
Total

        The underwriting agreement provides that the underwriters' obligation to purchase our common stock is subject to approval of legal matters by counsel and the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the conditions that the representations and warranties made by us to the underwriters are true, that there has been no material adverse change to our condition or in the financial markets, and that we deliver to the underwriters customary closing documents. The underwriters are obligated to purchase all of the shares of common stock (other than those covered by the option to purchase additional shares described below) if they purchase any of the shares of common stock.

Option to Purchase Additional Common Shares

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                 additional shares of common stock at the public offering price per share less the underwriting discount and commissions shown on the cover page of this prospectus.

Underwriting Discount and Commissions and Offering Expenses

        The underwriters propose to offer the common stock to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the common stock to securities dealers at the price to the public less a concession not in excess of $            per share of common stock. After the common stock is released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

        The following table summarizes the compensation to be paid to the underwriters by us:

	Per Share	Total No Option Exercise	Full Option Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

        The underwriting discounts and commissions include a 1% incentive fee payable to the representatives. We estimate our expenses associated with the offering, excluding underwriting discounts and commissions, will be approximately $             million. If the gross proceeds of the offering exceed $20.0 million, the representatives shall have the right, but not the obligation, to act as the lead underwriters or placement agents in any subsequent offering of our securities, which right will expire and be of no effect on the 12-month anniversary of the closing date of this offering.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. federal securities laws, or to contribute to payments that may be required to be made in respect of these liabilities.

Lock-Up Agreements

        We and our officers and directors have agreed that, for a period of 90 days from the date of this prospectus, we and they will not, without the prior written consent of the representatives (which consent may be withheld at the sole discretion of the representatives), directly or indirectly, sell, offer, contract, or grant any option to sell, pledge, transfer, or establish an open "put equivalent position" within the meaning of the Exchange Act or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of our common stock, options, or warrants to acquire shares of our common stock or securities exchangeable or exercisable for or convertible into shares of our common stock. In addition, our officers and directors may not enter into a swap or other derivatives transaction that transfers to another, in whole or in part, the economic benefits or risk of ownership in our common stock, or otherwise dispose of any shares of our common stock, options or warrants or securities exchangeable or exercisable for or convertible into shares of our common stock currently or later owned either of record or beneficially, or publicly announce an intention to do any of the foregoing.

        The restrictions above do not apply to (i) our issuance of shares of our common stock or options to purchase shares of our common stock, or shares of our common stock upon exercise of options, pursuant to any stock option, stock bonus, or other stock plan or arrangement described in this prospectus or any amendment to or replacement of such plan and (ii) the filing of one or more registration statements on Form S-8 or amendments thereto relating to the issuance of shares of our common stock or the issuance and exercise of options to purchase shares of our common stock granted under our employee benefit plans existing on the date of this prospectus or any amendment to or replacement of such plan. Our officers and directors may transfer shares of our common stock or such other convertible, exercisable or exchangeable securities without the prior written consent of the representatives if: (a) the representatives receive a signed lock-up agreement for the balance of the 90-day restricted period from each donee, trustee, distributee, or transferee, as the case may be; (b) any such transfer does not involve a disposition for value; (c) such transfers are not publicly reportable under the Securities Act, the Exchange Act, and their related rules and regulations; (d) the transferor does not otherwise voluntarily effect any public filing or report regarding such transfers; and

(e) such transfer is (i) a bona fide gift or gifts; (ii) to any trust for the direct or indirect benefit of the transferor or the immediate family of the transferor; or (iii) to the transferor's affiliates or to any investment fund or other entity controlled or managed by the transferor.

        If (A) during the last 17 days of the 90-day period, we issue an earnings release or material news or a material event relating to us occurs or (B) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, then in each case the 120-day period will be extended until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, as applicable, except that such extension will not apply under certain circumstances if we certify to the representatives that our common stock is an "actively traded security" as defined in Regulation M and that we meet certain other requirements.

Price Stabilization, Short Positions and Penalty Bids; Passive Market Making

        The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under their over-allotment option. The underwriters may close out a covered short sale by exercising their over-allotment option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriters must close out any naked short sale by purchasing shares in the open market. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the shares of common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the shares of common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the shares of common stock to be higher than it would otherwise be in the absence of these transactions. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Electronic Distribution

        This prospectus may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares of common stock for sale to their online brokerage account holders. The common stock will be allocated to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common stock may be sold by the underwriters to securities dealers who resell common stock to online brokerage account holders.

        Other than this prospectus, information contained in any website maintained by an underwriter is not part of this prospectus, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase common stock. The underwriters are not responsible for information contained in websites that they do not maintain.

Relationship with the Underwriters

        From time to time, certain of the underwriters and their respective affiliates have provided, and may continue to provide, investment banking services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

Notice to prospective investors in Hong Kong

        Our shares of common stock may not be offered or sold in Hong Kong by means of this prospectus or any other document other than to (a) professional investors as defined in the Securities and Futures Ordinance of Hong Kong (Cap. 571, Laws of Hong Kong) ("SFO") and any rules made under the SFO or (b) in other circumstances which do not result in this prospectus being deemed to be a "prospectus," as defined in the Companies Ordinance of Hong Kong (Cap. 32, Laws of Hong Kong) ("CO"), or which do not constitute an offer to the public within the meaning of the CO or the SFO; and no person has issued or had in possession for the purposes of issue, or will issue or has in possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to our shares of common stock which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors as defined in the SFO.

Notice to prospective investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to prospective investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares of our common stock may be made to the public in that Relevant Member State other than:

          A.    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          B.    to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

          C.    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares of our common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

        In the case of any shares of our common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of our common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of our common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

        For the purposes of this provision, the expression an "offer of shares of our common stock to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to prospective investors in Switzerland

        This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the shares of our common stock will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares of our common stock may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the shares of our common stock with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to prospective investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of our common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of our common stock offered hereby should conduct their own due diligence on the shares of our common stock. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to prospective investors in Japan

        The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to prospective investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

          (a)   a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

          (b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:

    (i)
    to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

    (ii)
    where no consideration is or will be given for the transfer;

    (iii)
    where the transfer is by operation of law;

    (iv)
    as specified in Section 276(7) of the SFA; or

    (v)
    as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to prospective investors in Canada

        The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

SHARES ELIGIBLE FOR FUTURE SALE

        Our common stock currently trades on the OTCQB of OTCMarkets. In connection with this offering, we intend to apply to list our common stock on the NYSE MKT.

        Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock (including shares issued upon the exercise or conversion of outstanding options, warrants or convertible notes) in the public market after this offering could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity-related securities in the future or reduce the price at which we could sell any equity-related securities.

        Upon the closing of this offering, we will have outstanding an aggregate of                shares of common stock (or                shares of common stock if the underwriters' option to purchase additional shares is exercised). Of these shares, all of the                shares of common stock (or        shares of common stock if the underwriters' option to purchase additional shares is exercised) to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our "affiliates" as such term is defined in Rule 144 under the Securities Act.

Rule 144

        In general, under Rule 144 under the Securities Act as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has owned restricted securities within the meaning of Rule 144 for at least sixth months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person (who has been unaffiliated for at least the past three months) who has owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the OTCQB Marketplace or, if we are approved for listing, the NYSE MKT, during the four calendar weeks preceding the filing of notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Registration Rights

        In connection with the private placement in December 2016 and January 2017, we granted to the holders of the notes, warrants, and placement agent warrants the right to include the common stock issuable upon exercise or conversion of those securities in any registration statement we file with the SEC. The convertible promissory notes have an aggregate face value of $10,000,000 are convertible at $1.50 per share, subject to adjustments, at any time prior to December 31, 2018. We issued warrants to purchase an aggregate 6,666,600 shares of our common stock at an exercise price of $3.00 per share, subject to adjustment, at any time prior to December 31, 2019. We issued warrants to the placement agent to purchase 666,600 shares of our common stock at an exercise price of $1.50 per share, subject to adjustment, at any time prior to December 31, 2021.

        The underwriters have informed us that, in their opinion, the inclusion of the shares underlying the securities in the registration statement of which this prospectus forms a part would adversely affect their ability to market this offering. Accordingly, we plan to file a new registration statement upon completion of this offering to register the underlying common stock.

Lock-Up Agreements

        We, all of our directors and officers and certain of our principal stockholders have agreed not to sell any common stock for a period of 90 days from the date of this prospectus, subject to certain exceptions and extensions. See "Underwriting" for a description of these lock-up provisions.

 LEGAL MATTERS

        We have been advised on the legality of the shares included in this prospectus by Polsinelli PC, Denver, Colorado. Certain matters will be passed on for the underwriters by Porter Hedges LLP, Houston, Texas.

EXPERTS

        Our financial statements as of December 31, 2016 and 2015 and for the two years ended December 31, 2016, included in this prospectus, have been included in reliance on the report of SingerLewak LLP, our independent registered public accounting firm. These financial statements have been included on the authority of the firm as an expert in auditing and accounting.

        The statements of revenue and direct operating expenses for properties we acquired from PDC Energy, Inc. for the years ended December 31, 2015 and 2014, included in this prospectus, have been included in reliance on the report of SingerLewak LLP, our independent registered public accounting firm. These financial statements have been included on the authority of the firm as an expert in auditing and accounting.

        The statements of revenue and direct operating expenses for properties we acquired from Crimson Exploration Operating, Inc. for the years ended December 31, 2015 and 2014, included in this prospectus, have been included in reliance on the report of Hein & Associates LLP, independent auditors, given on the authority of that firm as experts in auditing and accounting.

        The estimates of our net proved reserves at December 31, 2016 are based on a reserve report prepared by Cawley, Gillespie & Associates, Inc., independent reserve engineers, and are included in this prospectus in reliance upon the authority of said firm as experts in these matters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        You may read and copy any document we file at the SEC's Public Reference Rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our SEC filings by going to the SEC's website at www.sec.gov.

        We have filed with the SEC a registration statement on Form S-1 to register the shares of our common stock offered by this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information set forth in the registration statement. For further information about us or our common stock, you may refer to the registration statement and to the exhibits filed as part of the registration statement. The description of all agreements or the terms of those agreements contained in this prospectus are specifically qualified by reference to the agreements, filed or incorporated by reference in the registration statement.

        We will provide copies of our reports and other information which we file with the SEC without charge to each person who receives a copy of this prospectus. Your request for this information should be directed in writing to our secretary, Frederick Witsell, at our corporate office in Colorado. You can also review this information at the public reference rooms of the SEC and on the SEC's website as described above.

FINANCIAL STATEMENTS

Interim Financial Statements of PetroShare Corp.—March 31, 2017 and 2016
Condensed Balance Sheets as of March 31, 2017 (unaudited) and December 31, 2016	F-2
Condensed Statements of Operations for the three months ended March 31, 2017 and 2016 (unaudited)	F-3
Condensed Statements of Cash Flows for the three months ended March 31, 2017 and 2016 (unaudited)	F-4
Notes to the Condensed Financial Statements (unaudited)	F-5
Audited Financial Statements of PetroShare Corp.—December 31, 2016 and 2015
Report of Independent Registered Public Accounting Firm	F-20
Balance Sheets as of December 31, 2016 (revised) and 2015	F-21
Statements of Operations for the years ended December 31, 2016 (revised) and 2015	F-22
Statements of Changes in Shareholders' Equity for the years ended December 31, 2016 (revised) and 2015	F-23
Statements of Cash Flows for the years ended December 31, 2016 and 2015	F-24
Notes to the Financial Statements (revised)	F-25
PDC Assets Statements of Revenues and Direct Operating Expenses
Report of Independent Registered Public Accounting Firm	F-54
Statements of Revenues and Direct Operating Expenses of the PDC Assets for the years ended December 31, 2015 and 2014 and for the six months ended June 30, 2016 and 2015 (Unaudited)	F-56
Notes to Statements of Revenues and Direct Operating Expenses of the PDC Assets	F-57
Crimson Assets Statements of Revenues and Direct Operating Expenses
Report of Independent Registered Public Accounting Firm	F-62
Statements of Revenues and Direct Operating Expenses of the Crimson Assets for the years ended December 31, 2015 and 2014 and for the nine months ended September 30, 2016 and 2015 (Unaudited)	F-64
Notes to Statements of Revenues and Direct Operating Expenses of the Crimson Assets	F-65

PetroShare Corp.

Condensed Balance Sheets

	March 31, 2017	December 31, 2016
	(unaudited)	(see Note 3)
ASSETS
Current assets:
Cash	$4,924,630	$2,449,412
Accounts receivable—joint interest billing	52,001	240,450
Accounts receivable—joint interest billing—related party	1,145,611	286,226
Accounts receivable—crude oil, natural gas and NGL sales	1,125,891	179,236
Accounts receivable—other	92,790	27,876
Deferred equity issuance costs	8,715	—
Prepaid expenses and other assets	765,862	1,178,081

Total current assets	8,115,500	4,361,281

Crude oil and natural gas properties—using successful efforts method:
Proved crude oil and natural gas properties	16,412,110	8,132,881
Unproved crude oil and natural gas properties	4,923,814	4,092,550
Wells in progress	403,563	2,168,092
Less: accumulated depletion and depreciation	(1,229,486)	(783,320)

Crude oil and natural gas properties, net	20,510,001	13,610,203

Property, plant and equipment, net	98,077	39,542
Other assets	15,758	15,758

TOTAL ASSETS	$28,739,336	$18,026,784

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$7,657,102	$3,009,106
Working interest and royalty owners distributions payable	228,439	144,526
Drilling advances—related party	16,696	234,452
Supplemental line of credit, net	7,105,000	7,088,698

Total current liabilities	15,007,237	10,476,782

Long term liabilities
Line of credit	5,000,000	5,000,000
Convertible notes payable, net	988,352	5,308
Other long term liabilities	23,316	23,128
Asset retirement obligation	964,415	945,419

Total liabilities	21,983,320	16,450,637

Shareholders' equity:
Preferred stock—$0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 21,964,282 and 21,964,282 shares issued and outstanding, respectively	21,964	21,964
Additional paid in capital	18,724,233	11,405,225
Accumulated deficit	(11,990,181)	(9,851,042)

Total Shareholders' Equity	6,756,016	1,576,147

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$28,739,336	$18,026,784

Commitments and contingencies—Note 13
Subsequent Events—Note 14

The accompanying notes are an integral part of these financial statements.

PetroShare Corp.

Condensed Statements of Operations

(unaudited)

	Three months ended March 31,
	2017	2016
REVENUE:
Crude oil sales	$1,219,391	$—
Natural gas sales	202,427	—
NGL sales	39,567	—

Total revenue	1,461,385	—
COSTS AND EXPENSES:
Lease operating expense	231,691	180
Production taxes, gathering and marketing	189,962	—
Exploration costs	64,705	2,700
Depreciation, depletion, amortization and accretion	473,336	2,047
Plugging expense	21,048	—
Loss on impairment of crude oil and natural gas properties	—	16,721
General and administrative expense	1,190,084	679,575

Total costs and expenses	2,170,826	701,223

Operating (loss)	(709,441)	(701,223)
OTHER INCOME (EXPENSE):
Interest income	102	363
Interest expense	(1,429,800)	(21,946)

Total other income (expense)	(1,429,698)	(21,583)

Net (loss)	$(2,139,139)	$(722,806)

Net (loss) per share:
Basic and diluted	$(0.10)	$(0.03)
Weighted average number of shares outstanding:
Basic and diluted	21,964,282	21,708,191

The accompanying notes are an integral part of these financial statements.

PetroShare Corp.

Condensed Statements of Cash Flows

(unaudited)

	Three months ended March 31,
	2017	2016
Cash flows from operating activities:
Net (loss)	$(2,139,139)	$(722,806)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depletion and depreciation	450,669	1,205
Accretion of asset retirement obligation	22,667	841
Accretion of debt discounts	999,346	—
Share-based compensation	67,347	344,465
Impairment of crude oil and natural gas properties	—	16,721
Changes in operating assets and liabilities:
Accounts receivable—joint interest billing	188,449	68,772
Accounts receivable—joint interest billing—related party	(859,385)	(590,274)
Accounts receivable—crude oil, natural gas and NGL sales	(946,655)	—
Accounts receivable—other	(64,914)	—
Deferred equity issuance costs	(8,715)	—
Prepaid expenses and other assets	412,220	(6,040)
Accounts payable and accrued liabilities	700,314	1,192,915
Accounts payable—working interest partners and royalty owners	83,912	—
Drilling advances, net—related party	(217,756)	—

Net cash (used in) provided by operating activities	(1,311,640)	305,799
Cash flows from investing activities:
Additions of furniture, fixtures and equipment	(63,038)	(11,574)
Development of crude oil and natural gas properties	(2,735,765)	(17,041)
Acquisitions of crude oil and natural gas properties	(666,000)	(790,253)

Net cash (used in) investing activities	(3,464,803)	(818,868)
Cash flows from financing activities:
Convertible notes issued for cash	7,251,661	—
Common stock issued for cash (net of offering costs)	—	95,000

Net cash provided by financing activities	7,251,661	95,000
Cash:
Net increase (decrease) in cash	2,475,218	(418,069)
Cash, beginning of period	2,449,412	3,011,291

Cash, end of period	$4,924,630	$2,593,222

Supplemental cash flow disclosure:
Cash paid for interest	$—	$—

Cash paid for income tax	$—	$—

Non-cash investing and financing activities:
Development of crude oil and natural gas properties	$3,944,199	$—

Issuance of common stock warrants in connection with private placement	$809,779	$—

The accompanying notes are an integral part of these financial statements.

PetroShare Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2017

NOTE 1—ORGANIZATION AND NATURE OF BUSINESS

        PetroShare Corp. ("PetroShare" or the "Company") is a corporation organized under the laws of the State of Colorado on September 4, 2012 to investigate, acquire and develop crude oil and natural gas properties in the Rocky Mountain or mid-continent portion of the United States. Since inception, the Company has focused on financing activities and the acquisition, exploration and development of crude oil and natural gas prospects in the Denver-Julesburg Basin, or DJ Basin, in northeast Colorado. The Company's current operating focus is within the Wattenberg Field of the DJ Basin, which is located primarily in Adams and Weld Counties, Colorado.

NOTE 2—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The interim condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures included are adequate to make the information presented not misleading.

        In management's opinion, the Balance Sheets as of March 31, 2017 (unaudited) and December 31, 2016 (see Note 3), the unaudited Statements of Operations for the three months ended March 31, 2017 and 2016, and the unaudited Statements of Cash Flows for the three months ended March 31, 2017 and 2016, contained herein, reflect all adjustments, consisting solely of normal recurring items, which are necessary for the fair presentation of the Company's financial position, results of operations and cash flows on a basis consistent with that of the Company's prior audited financial statements. However, the results of operations for the interim periods may not be indicative of results to be expected for the full fiscal year. Therefore, these financial statements should be read in conjunction with the audited financial statements and notes thereto and summary of significant accounting policies included in the Company's annual report on Form 10-K for the year ended December 31, 2016. Except as noted below, there have been no changes to the footnotes from those accompanying the audited consolidated financial statements contained in the Company's Form 10-K for the year ended December 31, 2016.

Loss Per Share

        Basic and diluted loss per share is computed by dividing net (loss) by the weighted average number of common shares outstanding during the period. The Company excluded potentially dilutive securities, as shown below, as the effect of their inclusion would be anti-dilutive.

PetroShare Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

March 31, 2017

NOTE 2—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Potentially dilutive securities at March 31, 2017 and December 31, 2016 are as follows:

	March 31, 2017	December 31, 2016
Exercisable stock options	3,660,000	3,010,000
Warrants issued to underwriter	255,600	255,600
Warrants issued to convertible note holders	6,666,600	1,294,987
Warrants issued to placement agent—convertible note offering	666,600	129,526
Shares underlying convertible notes	6,666,666	1,295,067

Total	17,915,466	5,985,180

Deferred Equity Issuance Costs

        The Company defers as other current assets the direct incremental costs of raising capital through equity offerings until such time as the offering is completed. At the time of the completion of an offering, the costs are offset against the proceeds received. Should an offering be terminated, deferred equity issuance costs are charged to operations during the period in which an offering is terminated. During the year ended December 31, 2016, the Company charged $544,070 in deferred equity issuance costs to operations in connection with an abandoned public offering. As of March 31, 2017, the Company's deferred equity issuance costs totaled $8,715, with $nil recorded as of December 31, 2016.

Debt Discount Costs

        On January 30, 2017, the Company completed the third and final closing of a private placement of units consisting of common stock purchase warrants and convertible promissory notes with a total aggregate face value of $10,000,000 (Note 7). The convertible promissory notes contain an embedded beneficial conversion feature. The proceeds from the sale of the convertible notes was allocated between the conversion feature and the warrants based on the fair values of the debt instrument without the warrants and of the warrants themselves at the time of issuance. The fair value of the beneficial conversion feature has been recorded as a reduction of the carrying value of the convertible promissory notes and is being amortized to interest expense using the effective interest method over the term of the notes. The fair value of the warrants has been recorded as a reduction to the carrying value of the convertible promissory notes and accounted for as paid in capital.

Debt Issuance Costs

        Debt issuance costs include origination and other fees incurred in connection with the Company's private placement and with the origination of the Company's supplemental line of credit. Debt issuance costs related to the private placement are amortized to interest expense on a straight-line basis over the respective borrowing term.

PetroShare Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

March 31, 2017

NOTE 2—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements

        In February 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-02, "Leases (Topic 842)" ("ASU 2016-02"), which establishes a comprehensive new lease standard designed to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply. An entity that elects to apply the practical expedients will, in effect, continue to account for leases that commence before the effective date in accordance with previous U.S. GAAP. ASU 2016-02 is effective for public businesses for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the impact of the adoption of this standard on its financial statements.

        In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)" ("ASU 2014-09"), which establishes a comprehensive new revenue recognition standard designed to depict the transfer of goods or services to a customer in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. In doing so, companies may need to use more judgment and make more estimates than under current revenue recognition guidance. In March 2016, the FASB released certain implementation guidance through ASU 2016-08 (collectively with ASU 2014-09, the "Revenue ASUs") to clarify principal versus agent considerations. The Revenue ASUs allow for the use of either the full or modified retrospective transition method, and the standard will be effective for annual reporting periods beginning after December 15, 2017 including interim periods within that period, with early adoption permitted for annual reporting periods beginning after December 15, 2016. Currently, the Company has not identified any contracts that would require a change from the entitlements method, historically used for certain domestic crude oil and natural gas sales, to the sales method of accounting. The Company is continuing to evaluate the provisions of these ASUs as pertinent to certain sales contracts and in particular as they relates to disclosure requirements.

        There were various updates recently issued by the FASB, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's reported financial position, results of operations, or cash flows.

NOTE 3—REVISION OF PRIOR PERIOD FINANCIAL STATEMENTS

        In connection with the preparation of its condensed financial statements for the quarter ended March 31, 2017, the Company identified an error related to the manner in which it accounted for the fair value of convertible promissory notes and warrants issued in the Company's private placement during December 2016 (Note 7). Specifically, the Company was required to apply the guidance of FASB ASC 470, and more specifically, ASC 470-20-25-2 and ASC 470-20-25-3. On the balance sheet at December 31, 2016, the Company recorded the face value of convertible notes payable issued in connection with the private placement under liabilities, discounted by (i) the value of the original issue

PetroShare Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

March 31, 2017

NOTE 3—REVISION OF PRIOR PERIOD FINANCIAL STATEMENTS (Continued)

discount and (ii) the value of the warrants issued to the placement agent. The Company did not, however, discount the value of the convertible notes payable by the fair value of the warrants issued to individual investors.

        In accordance with Staff Accounting Bulletin ("SAB") No. 99, Materiality, and SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, the Company evaluated the error and determined that the related impact was not material to the Company's results of operations or financial position for any prior annual or interim period. Accordingly, the Company has corrected these errors for the year ended December 31, 2016 by revising the condensed financial statements. Periods not presented herein will be revised, as applicable, in future filings.

        The following tables present the revisions to the balance sheet as of, and the statement of operations for the year ended, December 31, 2016:

Balance Sheet

	As of December 31, 2016
	As Reported	Adjustments	As Revised
Convertible notes payable, net	$814,989	$(809,681)	$5,308

Total Liabilities	$17,260,318	$(809,681)	$16,450,637
Shareholders' Equity
Additional paid in capital	$10,593,324	$811,901	$11,405,225
Accumulated deficit	(9,848,822)	(2,220)	(9,851,042)

Total Shareholders' Equity	$766,466	$809,681	$1,576,147
Total Liabilities and Shareholders' Equity	$18,026,784	$—	$18,026,784

Statement of Operations

Year Ended December 31, 2016
Net (loss), as reported	$(4,479,052)
Adjustments:
Previously reported accretion of debt discount (conversion feature and warrants) (interest expense)	2,529
Corrected accretion of debt discount (interest expense)	4,749

Total adjustment	(2,220)
Net (loss), as revised	$(4,481,272)
Net (loss) per share, as reported	$(0.21)
Net (loss) per share, as revised	$(0.21)

PetroShare Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

March 31, 2017

NOTE 4—GOING CONCERN

        Pursuant to the FASB ASU 2014-15, the Company has assessed its ability to continue as a going concern for a period of one year from the date of the issuance of these financial statements. Substantial doubt about an entity's ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year from the financial statement issuance date. As shown in the accompanying financial statements, the Company incurred a net loss of $2.1 million during the three months ended March 31, 2017, and as of that date, the Company's current liabilities exceeded its current assets by $6.9 million.

        At March 31, 2017, the Company had a cash balance of approximately $4.9 million and other current assets of approximately $3.2 million. Subsequent to March 31, 2017, the Company's cash balance has decreased as it has paid certain acquisition and development costs, including costs previously accrued, and general and administrative expenses. In June 2017, the Company is obligated to repay approximately $3.6 million in principal and approximately $250,000 in accrued interest to satisfy the terms of its supplemental line of credit, an approximately $500,000 accrued interest payment on the Company's initial line of credit, and an approximately $500,000 accrued interest payment on the Company's outstanding convertible promissory notes (Note 7). The Company also will incur additional expenses related to its operated drilling program during the second and third quarters of this year.

        As of March 31, 2017, the Company has insufficient working capital and revenues from operations to meet its debt obligations and other liabilities incurred in connection with the Company's development activities. The Company will need to generate sufficient cash flow from operations and sell equity or debt to fund further operations and acquisitions. If sufficient cash flow and additional financing is not available, the Company may be compelled to reduce the scope of its business activities, reduce general and administrative expenses and/or sell a portion of the Company's interests in its oil and gas properties. This, in turn, may have an adverse effect on its ability to realize the values of its assets. These factors raise substantial doubt about the Company's ability to continue as a going concern.

        The Company's financial statements do not include any adjustments related to the realization of the carrying value of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. The Company's ability to continue as a going concern is dependent upon its ability to obtain additional financing. Management believes that it can be successful in obtaining equity and/or debt financing which will enable the Company to continue as a going concern.

NOTE 5—ACQUISITIONS

        During the quarter ended March 31, 2017, the Company acquired various mineral rights, royalty interests and oil and gas leases. The net acquisition cost to the Company for these interests was $666,000 after disposition of 50% of the Company's acquired interest to Providence Energy Operators, LLC ("Providence"), which is the Company's principal lender and an owner of 13.3% of the Company's common stock.

        On April 3, 2017, the Company completed the acquisition of oil and gas leases covering approximately 5,874 gross (1,462 net) acres in Adams and Weld Counties, Colorado. The seller reserved

PetroShare Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

March 31, 2017

NOTE 5—ACQUISITIONS (Continued)

to itself all rights in the leases that exist below 50 feet above the top of the uppermost J Sand formation for those lands located in Township 7 North, Range 63 West in Weld County, Colorado. The acquisition was effective January 1, 2017. Providence acquired 50% of the Company's interest in the acquired assets in exchange for approximately $1.3 million. The net purchase price to the Company's retained interest in the assets following Providence's acquisition and a reduction in purchase price due to title defects was $1,284,589. The Company paid a deposit of $258,250 at the time it entered into the purchase agreement, which was credited against the net purchase price at closing. The Company paid the remainder of the net purchase price using cash in the amount of $216,339 and the issuance to the seller of 450,000 shares of the Company's common stock, valued at $1.80 per share.

        On April 21, 2017, the Company acquired a 9.37% royalty interest covering approximately 145 net acres located in Adams County, Colorado for a net purchase price of $569,225 following Providence's 50% participation in the transaction. The acquisition was effective April 1, 2017. In connection with the acquisition, the Company is obligated to pay to a lease broker a finders' fee of 20,555 shares of common stock valued at $1.80 per share.

        On May 9, 2017, the Company acquired 200 gross (70 net) acres in Adams County, Colorado for a net purchase price of $350,000 following Providence's 50% participation in the transaction. The transaction was effective April 1, 2017.

NOTE 6—CRUDE OIL AND NATURAL GAS PROPERTIES

        The Company's oil and gas properties are located entirely within the United States. The net capitalized costs related to the Company's oil and gas producing activities were as follows:

	March 31, 2017	December 31, 2016
Proved oil and gas properties	$16,412,110	$8,132,881
Unproved oil and gas properties(1)	4,923,814	4,092,550
Wells in progress(2)	403,563	2,168,092

Total capitalized costs	21,739,487	14,393,523
Accumulated depletion, depreciation and amortization	(1,229,486)	(783,320)

Net capitalized costs	$20,510,001	$13,610,203

(1)
Unproved oil and gas properties represent unevaluated costs the Company excludes from the amortization base until proved reserves are established or impairment is determined.

(2)
Costs from wells in progress are excluded from the amortization base until production commences.

PetroShare Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

March 31, 2017

NOTE 6—CRUDE OIL AND NATURAL GAS PROPERTIES (Continued)

        Costs Incurred in Crude Oil and Natural Gas Activities.    Costs incurred in connection with the Company's crude oil and natural gas acquisition, exploration and development activities for each of the periods are shown below:

	March 31,
	2017	2016
Exploration costs	$64,705	$2,700
Development costs	6,679,964	17,041
Acquisition of properties
Proved	—	590,274
Unproved	666,000	199,979

Total	$7,410,669	$809,994

        During the three months ended March 31, 2017 and 2016, depletion expense was $446,166 and $nil, respectively.

NOTE 7—DEBT

Line of credit

        On May 13, 2015, the Company entered into a Revolving Line of Credit Facility Agreement ("initial line of credit") with Providence, which provides to the Company a revolving line of credit of up to $5,000,000. As of March 31, 2017 and December 31, 2016, the outstanding balance on the initial line of credit was $5,000,000 plus accrued interest of $401,107 and $302,477, respectively. During the three months ended March 31, 2017 and 2016, the Company recorded interest expense of $98,630 and $21,185 respectively, related to the initial line of credit.

        Interest on the outstanding principal balance of the initial line of credit begins accruing on the dates of advancements of principal at an annual rate equal to 8.0% simple interest. The Company is obligated to pay interest monthly after the Company receives its first production payment from any well associated with its Participation Agreement with the lender and/or in which the Company has or has had a working interest and in accordance with the terms of the promissory note. The Company expects to make the first interest payment in June 2017.

Supplemental line of credit

        On October 13, 2016, the Company entered into a revolving line of credit facility agreement (the "supplemental line of credit") with Providence Energy Partners III, LP ("PEP III"). PEP III is an affiliate of Providence by virtue of having some common management personnel. The supplemental line of credit permitted the Company to borrow up to $10.0 million to pay costs associated with its acquisition and development of oil and gas properties in the Wattenberg Field. The supplemental line of credit was originally due on April 13, 2017.

        As of March 31, 2017 and December 31, 2016, the outstanding balance on the supplemental line of credit was $7,105,000 and $7,088,698, plus accrued interest of $190,575 and $50,422, respectively.

PetroShare Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

March 31, 2017

NOTE 7—DEBT (Continued)

During the three months ended March 31, 2017, the Company recorded interest expense of $140,153 related to the supplemental line of credit.

        The supplemental line of credit was amended on March 30, 2017, pursuant to which the Company agreed not to borrow additional amounts against the supplemental line of credit and to repay $3,552,500 in outstanding principal not later than April 13, 2017, in exchange for PEP III extending the maturity date of the supplemental line of credit until June 13, 2017. On April 12, 2017, the Company paid $3,552,500 in accordance with the amendment.

Convertible notes

        On December 30, 2016, January 20, 2017 and January 30, 2017, the Company completed the private placement of units consisting of convertible promissory notes and common stock purchase warrants. The Company received net proceeds of approximately $9.0 million from the private placement, after placement agent fees and other associated expenses.

        Each unit sold in the private placement is comprised of a 10% unsecured convertible promissory note in the face amount of $50,000 and 33,333 common stock purchase warrants (Notes 10 and 12). Each note sold in the private placement is one of a series of similar notes designated the "10% Unsecured Convertible Promissory Notes" with the series totaling $10.0 million. The notes bear interest at the rate of 10% per year and are due and payable on December 31, 2018. Interest is payable semi-annually beginning June 30, 2017 and until the notes are paid in full. At any time after issuance, the principal amount of the notes and any accrued but unpaid interest are convertible into shares of the Company's common stock at the option of the holder at the rate of $1.50 per share. The conversion price will be proportionately adjusted in the event of any stock splits, stock dividends or a capital reorganization.

        In connection with the offering, the Company paid $1,000,000 in cash and issued warrants to purchase 666,600 shares of common stock (Note 10) to the placement agent as a commission for the offering. The fair value of the warrants issued to the placement agent of $1,001,471 has been recorded as a charge to paid in capital.

        In connection with the offering the Company recorded debt issuance costs of $1,011,000 including $1,000,000 in broker fees and $11,000 in other fees incurred. Debt issuance costs are being amortized to interest expense on a straight-line basis over the term of the notes. As of March 31, 2017 and December 31, 2016, the unamortized portion of debt issuance costs amounted to $910,466 and $204,703, respectively. The Company recorded expense of $99,977 related to the accretion of the discount for the three months ended March 31, 2017.

        In accordance with ASC 470, the proceeds from the sale of the convertible notes was allocated between the conversion feature and the warrants based on the fair values of the debt instrument without the warrants and of the warrants themselves at the time of issuance. The fair value of the beneficial conversion feature of $5,306,456, has been recorded as a reduction of the carrying value of the convertible promissory notes and is being amortized to interest expense using the effective interest method over the term of the notes. The fair value of the warrants of $3,682,544, has been recorded as a reduction to the carrying value of the convertible promissory notes and is being amortized to interest expense using the effective interest method over the term of the notes.

PetroShare Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

March 31, 2017

NOTE 7—DEBT (Continued)

        As of March 31, 2017, the Company recorded accrued interest of $192,732 and recognized interest expense of $191,669 related to the convertible notes. The Company recognized interest expense of $883,068 in relation to the accretion of the debt discount costs.

        The following table reflects the net amounts recorded as debt at March 31, 2017 and December 31, 2016:

	March 31, 2017	December 31, 2016
		(see Note 3)
Current portion
Supplemental line of credit	$7,105,000	$7,105,000
Unamortized original issue discount	—	(16,302)

Total current portion	$7,105,000	$7,088,698
Long term portion
Line of credit	$5,000,000	$5,000,000
Face amount of convertible notes	10,000,000	1,942,600
Unamortized original issue discount	(910,466)	(204,703)
Unamortized discount related to beneficial conversion feature	(4,782,072)	(977,497)
Unamortized discount related to warrants issued	(3,319,110)	(755,092)

Net convertible notes payable	$988,352	$5,308

Total long term portion	$5,988,352	$5,005,308

Total debt, net	$13,093,352	$12,094,006

NOTE 8—ASSET RETIREMENT OBLIGATION

        For the purpose of determining the fair value of the asset retirement obligation incurred during the three months ended March 31, 2017, the Company assumed an inflation rate of 2.0%, an estimated average asset life of 33.0 years, and a credit-adjusted risk free interest rate of 11.26%.

        The following reconciles the value of the asset retirement obligation for the periods presented:

	March 31, 2017	December 31, 2016
Asset retirement obligation, beginning of year	$945,419	$34,776
Liabilities settled	(9,475)	1,990
Liabilities incurred	5,804	878,170
Revisions in estimated liabilities	—	—
Accretion	22,667	30,483

Asset retirement obligation, end of year	$964,415	$945,419

        Accretion expense recorded for the three months ended March 31, 2017 and 2016 was $22,667 and $841, respectively.

PetroShare Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

March 31, 2017

NOTE 9—ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

        Accounts payable and accrued liability balances were comprised of trade accounts payable and accrued liabilities, drilling advances, crude oil and natural gas distributions payable and are shown below:

	March 31, 2017	December 31, 2016
Trade payables and accrued liabilities	$6,872,687	$2,366,429
Accrued interest payable	784,415	352,599
Liabilities incurred in connection with acquisition of crude oil and natural gas properties	—	290,078

Total	$7,657,102	$3,009,106

NOTE 10—SHAREHOLDERS' EQUITY

Common Stock

        As of March 31, 2017 and December 31, 2016, the Company had 100,000,000 shares of common stock authorized with a par value of $0.001 per share. As of March 31, 2017 and December 31, 2016, 21,964,282 and 21,964,282 shares were issued and outstanding, respectively.

  Activity for the three months ended March 31, 2017 included the following:

        In connection with the completion of a private placement (Note 7), the Company received $8,057,400 in gross proceeds from the sale of 161.15 units consisting of convertible promissory notes and warrants during the three months ended March 31, 2017. The convertible notes payable are convertible into shares of common stock at $1.50 per share. Immediately following the closing, and including units sold during 2016, the outstanding convertible notes were convertible into 6,666,666 shares of common stock.

        On April 1, 2017, in connection with the execution of two employment agreements, the Company issued 116,700 shares of restricted stock (Note 13). The shares are subject to certain vesting restrictions, but all 116,700 shares are eligible for full voting rights and eligible to receive dividends.

        On April 3, 2017, the Company issued 450,000 shares valued at $1.80 per share in connection with the acquisition of oil and gas assets (Note 5).

  Activity for the three months ended March 31, 2016 included the following:

        In January 2016, the Company sold 95,000 shares of common stock at $1.00 per share to one accredited investor pursuant to a private placement.

Preferred Stock

        As of March 31, 2017, the Company had 10,000,000 shares of preferred stock authorized with a par value of $0.01 per share. As of March 31, 2017 and December 31, 2016, there were no shares of preferred stock issued or outstanding.

PetroShare Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

March 31, 2017

NOTE 10—SHAREHOLDERS' EQUITY (Continued)

Warrants

        The table below summarizes warrants outstanding as of March 31, 2017:

	Shares Underlying Outstanding Warrants	Exercise Price	Expiration Date
Underwriter warrants	255,600	$1.25	11/12/2020
Investor warrants	6,666,600	$3.00	12/31/2019
Placement agent warrants	666,600	$1.50	12/31/2021

Total warrants outstanding	7,588,800

  Activity for the three months ended March 31, 2017 included the following:

        On January 20, 2017 and January 30, 2017, in connection with the closings of a private placement, the Company issued 2,216,978 and 3,154,601 warrants to the purchasers of convertible promissory notes, respectively. The warrants are exercisable at $3.00 per share and expire on December 31, 2019 (Note 7).

        On January 20, 2017 and January 30, 2017, in connection with the closings of a private placement, the Company issued 221,744 and 315,526 warrants to the placement agent, respectively. The warrants are exercisable at $1.50 per share and expire on December 31, 2021 (Note 7).

  There was no activity for the three months ended March 31, 2016.

NOTE 11—STOCK BASED COMPENSATION

        On August 18, 2016, the Company's Board of Directors adopted the Amended and Restated PetroShare Corp. Equity Incentive Plan (the "Plan"), which replaced and restated the Company's original equity incentive plan. The Plan terminates by its terms on August 17, 2026. Among other things, the Plan increased the number of shares of common stock reserved for issuance thereunder from 5,000,000 to 10,000,000. The Company's shareholders approved the Plan at the Company's annual meeting of shareholders on September 8, 2016.

  There was no activity for the three months ended March 31, 2017.

        Subsequent to March 31, 2017, the Company issued 200,000 options exercisable at $1.83 in connection with the execution of an employment agreement (Note 13).

  Activity for the three months ended March 31, 2016 included the following:

        On January 1, 2016, the Company issued 250,000 options to purchase its common stock in connection with the appointment of its Chief Financial Officer. The options are exercisable at a price of $1.00 per share and expire on November 23, 2018. The options vested one-half on January 1, 2016 and the remainder on January 1, 2017. The options are subject to the terms and conditions of the Plan and a stock option agreement.

        On January 28, 2016, the Company issued 875,000 options to purchase its common stock in connection with the appointment of its Chief Operating Officer. The options are exercisable at a price

PetroShare Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

March 31, 2017

NOTE 11—STOCK BASED COMPENSATION (Continued)

of $1.00 per share and expire on December 31, 2022. The options vested as follows: (i) 125,000 on January 28, 2016, the date of grant, and (ii) 750,000 on January 1, 2017. The options are subject to the terms and conditions of the Plan and a stock option agreement.

        A summary of activity under the Plan for the three months ended March 31, 2017 and the year ended December 31, 2016 is as follows:

	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Term (Years)
Outstanding, December 31, 2015	2,275,000	$0.33	6.50

Exercisable, December 31, 2015	2,200,000	$0.30	6.72

Granted	2,400,000	$1.16	5.34
Exercised	—	—	—
Forfeited	—	—	—

Outstanding, December 31, 2016	4,675,000	$0.76	5.39

Exercisable, December 31, 2016	3,010,000	$0.54	5.97

Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—

Outstanding, March 31, 2017	4,675,000	$0.76	5.15

Exercisable, March 31, 2017	3,660,000	$0.61	5.11

        The fair value of each share-based award was estimated on the date of the grant using the Black-Scholes pricing model that incorporates key assumptions including volatility, dividend yield and risk-free interest rates. As the Company's common stock has limited historical trading data, the expected stock price volatility is based primarily on the historical volatility of a group of publicly-traded companies that share similar operating metrics and histories. The expected term of the awards represents the period of time that management anticipates awards will be outstanding. As there was insufficient historical data available to ascertain a forfeiture rate, the plain vanilla method was applied in calculating the expected term of the options. The risk-free rates for the periods within the contractual life of the options are based on the US Treasury bond rate in effect at the time of the grant for bonds with maturity dates at the expected term of the options. The Company has never paid dividends on its common stock and currently does not intend to do so, and as such, the expected dividend yield is zero. Compensation expense related to stock options was recorded net of estimated forfeitures, which for options remaining at March 31, 2017, was $nil.

PetroShare Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

March 31, 2017

NOTE 11—STOCK BASED COMPENSATION (Continued)

        The table below summarizes assumptions utilized in the Black-Scholes pricing model for the three months ended March 31, 2017 and the year ended 2016:

	March 31, 2017	December 31, 2016
Expected option term—years	1.0 - 1.5	1.5 - 2.5
Weighted-average risk-free interest rate	1.48 - 2.0%	0.94 - 1.31%
Expected dividend yield	0	0
Weighted-average volatility	160 - 175%	142 - 214%
Forfeiture rate	0	0

        During the three months ended March 31, 2017, the Company recorded share-based compensation of $67,347. During the three months ended March 31, 2016, the Company recorded share-based compensation of $344,465. Unvested share-based compensation at March 31, 2017 and December 31, 2016 amounted to $958,044 and $1,025,391 respectively.

NOTE 12—RELATED PARTY TRANSACTIONS

        In May 2015, the Company entered into a participation agreement with Providence (the "Participation Agreement"). As discussed elsewhere in this report, Providence is also the Company's primary lender through which the Company currently maintains the $5,000,000 initial line of credit (Note 7). The Participation Agreement grants Providence the option to acquire up to a 50% interest and participate in any oil and gas development on acreage the Company obtains through its Kingdom services agreement and any other leases acquired by the Company within an area of mutual interest ("AMI"). The AMI covers an area in Adams County, Colorado containing all of Township 1 South, Range 67 West, consisting of approximately 23,100 gross acres, with an additional one-mile border around the township, plus any other mutually agreeable areas. Providence currently holds 13.3% of the Company's outstanding common stock.

        At March 31, 2017, the Company had drawn $5,000,000 on the initial line of credit and recorded related accrued interest of $401,107. Interest expense related to the line of credit for the three months ended March 31, 2017 and 2016 amounted to $98,630 and $21,185, respectively.

Private Placement

        During December 2016 and January 2017, the Company completed a private placement of 200 units at an offering price of $50,000 per unit (Note 7). Certain of the units were purchased by the

PetroShare Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

March 31, 2017

NOTE 12—RELATED PARTY TRANSACTIONS (Continued)

Company's directors and officers in the following amounts and on the following dates on the same terms and conditions as independent third parties:

Name of Beneficial Owner	Number of Units Purchased	Issuance Date
Bill M. Conrad	2.0	December 30, 2016
Stephen J. Foley	2.0	December 30, 2016
Frederick J. Witsell	1.7	January 20, 2017
Paul D. Maniscalco	1.0	December 30, 2016
William B. Lloyd	2.0	December 30, 2016
William R. Givan	1.0	December 30, 2016
Jon B. Kruljac	2.2	January 20, 2017
Scott C. Chandler	0.5	January 20, 2017
Douglas R. Harris	2.0	December 30, 2016
James H. Sinclair	2.0	December 30, 2016

        On April 1, 2017 the Company entered into an employment agreement with Jon B. Kruljac (Note 13). Prior to joining the Company as an employee, Mr. Kruljac served as a broker for an agent participating in the private placement of units (Note 7). Mr. Kruljac was paid a commission totaling $209,988 for his services, which was paid in accordance with a placement agent agreement and arrangements the placement agent had with certain subagents. As additional sales compensation, Mr. Kruljac was allocated a portion of the placement agent warrant to purchase up to 154,358 shares of the Company's common stock at an exercise price of $1.50 per share.

NOTE 13—COMMITMENTS AND CONTINGENCIES

Operating leases and agreements

        The Company leases its office facilities under a four year non-cancelable operating lease expiring in March 2021. The following is a schedule by year of future minimum rental payments required under the lease agreement:

Year ending December 31,	Amount
2017	$95,076
2018	129,738
2019	133,698
2020	137,658
2021	34,662

Total	$530,832

        Lease expense totaled $22,815 and $6,411 for the three months ended March 31, 2017 and 2016, respectively.

PetroShare Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

March 31, 2017

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

Employment agreements

        On April 1, 2017, the Company entered an employment agreement with its Manager of Production and Completion Operations. The agreement provides for a base salary of $130,000 per year, an initial term expiring on March 31, 2018 with an automatic renewal for successive one-year periods unless terminated in accordance with its terms, and provisions for termination and payment of severance under various circumstances. In connection with the execution of the agreement, the employee was granted 50,000 shares of restricted stock and an option to purchase up to 200,000 shares of common stock at an exercise price of $1.83 per share.

        On April 1, 2017, the Company entered into an employment agreement with its Executive Vice President for Capital Markets and Investor Relations. The agreement provides for a base salary of $156,000 per year, an initial term expiring on December 31, 2018 with an automatic renewal for successive one-year periods unless terminated in accordance with its terms, and provisions for termination and payment of severance under various circumstances. In connection with the execution of the agreement, the employee was granted 66,700 shares of restricted stock and the vesting of 200,000 previously issued stock options were accelerated.

NOTE 14—SUBSEQUENT EVENTS

        The Company has evaluated subsequent events through May 15, 2017. Except as disclosed herein, there have been no events that would require disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
PetroShare Corp.

        We have audited the accompanying balance sheets of PetroShare Corp. as of December 31, 2016 and 2015 and the related statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PetroShare Corp. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ SingerLewak LLP SingerLewak LLP
Denver, Colorado March 31, 2017

PetroShare Corp.

Balance Sheets

December 31,

	2016	2015
	(revised see Note 16)
ASSETS
Current assets:
Cash	$2,449,412	$3,011,291
Accounts receivable—joint interest billing	240,450	384,618
Accounts receivable—joint interest billing—related party	286,226	—
Accounts receivable—crude oil, natural gas and NGL sales	179,236	—
Accounts receivable—other	27,876	—
Prepaid expenses and other assets	1,178,081	29,119

Total current assets	4,361,281	3,425,028

Crude oil and natural gas properties—using successful efforts method:
Proved crude oil and natural gas properties	8,132,881	724,058
Unproved crude oil and natural gas properties	4,092,550	715,594
Wells in progress	2,168,092	40,505
Less: accumulated depletion and depreciation	(783,320)	(724,058)

Crude oil and natural gas properties, net	13,610,203	756,099

Property, plant and equipment, net	39,542	1,828
Other assets	15,758	3,851

TOTAL ASSETS	$18,026,784	$4,186,806

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,009,106	$312,590
Working interest and royalty owners distributions payable	144,526	949
Drilling advances—related party	234,452	—
Supplemental line of credit, net	7,088,698	—

Total current liabilities	10,476,782	313,539

Long term liabilities
Line of credit	5,000,000	1,062,185
Convertible notes payable, net	5,308	—
Other long term liabilities	23,128	—
Asset retirement obligation	945,419	34,776

Total liabilities	16,450,637	1,410,500

Shareholders' equity:
Preferred stock—$0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 21,964,282 and 21,633,191 shares issued and outstanding, respectively	21,964	21,633
Additional paid in capital	11,405,225	8,124,443
Accumulated deficit	(9,851,042)	(5,369,770)

Total Shareholders' Equity	1,576,147	2,776,306

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$18,026,784	$4,186,806

Commitments and contingencies—Note 13
Subsequent events—Note 14

The accompanying notes are an integral part of these financial statements.

PetroShare Corp.

Statements of Operations

For the years ended December 31,

	2016	2015
	(revised see Note 16)
REVENUE:
Crude oil sales	$239,810	$1,328
Natural gas sales	68,304	—
NGL sales	25,002	—

Total revenue	$333,116	$1,328
COSTS AND EXPENSES:
Lease operating expense	167,988	31,863
Production taxes, gathering and marketing	38,634	46
Exploration costs	19,259	10,407
Depreciation, depletion, amortization and accretion	95,516	13,921
Plugging expense	31,122	—
Loss on impairment of crude oil and natural gas properties	116,303	154,776
General and administrative expense	4,022,969	1,265,134

Total costs and expenses	4,491,791	1,476,147

Operating (loss)	(4,158,675)	(1,474,819)
OTHER INCOME (EXPENSE):
Interest income	573	46
Interest expense	(323,170)	(48,602)

Total other (expense)	(322,597)	(48,556)

Net (loss)	$(4,481,272)	$(1,523,375)

Net (loss) per share:
Basic and diluted	$(0.21)	$(0.09)
Weighted average number of shares outstanding:
Basic and diluted	21,828,853	17,738,035

The accompanying notes are an integral part of these financial statements.

PetroShare Corp.

Statements of Changes in Shareholders' Equity

For the years ended December 31, 2016 and 2015

	Common Stock
			Additional Paid-In Capital	Accumulated Earnings/ (Deficit)
	Shares	Amount			Total
			(revised see Note 16)	(revised see Note 16)	(revised see Note 16)
Balance at December 31, 2014	17,008,191	$17,008	$4,103,862	$(3,846,395)	$274,475

Issuance of common stock for cash at $1.00 per share	365,000	365	364,635	—	365,000
Issuance of common stock for cash at $0.90 per share, net of offering costs	4,260,000	4,260	3,464,741	—	3,469,001
Share-based compensation	—	—	191,205	—	191,205
Net (loss)	—	—	—	(1,523,375)	(1,523,375)

Balance at December 31, 2015	21,633,191	$21,633	$8,124,443	$(5,369,770)	$2,776,306

Issuance of common stock for cash at $1.00 per share	95,000	95	94,905	—	95,000
Issuance of common stock in connection with consulting agreements	141,666	142	173,774	—	173,916
Issuance of common stock for services	50,000	50	50,455	—	50,505
Issuance of common stock for lease acquisition	14,425	14	26,672	—	26,686
Issuance of common stock for property acquisition	30,000	30	56,670	—	56,700
Share-based compensation	—	—	1,140,967	—	1,140,967
Common stock warrants issued in connection with private placement	—	—	1,033,586	—	1,033,586
Beneficial conversion feature on convertible notes			703,753		703,753
Net (loss)	—	—	—	(4,481,272)	(4,481,272)

Balance at December 31, 2016	21,964,282	$21,964	$11,405,225	$(9,851,402)	$1,576,147

The accompanying notes are an integral part of these financial statements.

PetroShare Corp.

Statements of Cash Flows

For the years ended December 31,

	2016	2015
	(revised see Note 16)
Cash flows from operating activities:
Net (loss)	$(4,481,272)	$(1,523,375)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depletion and depreciation	65,033	10,861
Accretion of asset retirement obligation	30,483	3,061
Accretion of debt discounts	17,253	—
Share based compensation	1,365,388	191,205
Impairment of crude oil and natural gas properties	116,303	154,776
Changes in operating assets and liabilities:
Accounts receivable—joint interest billing	144,168	(339,741)
Accounts receivable—joint interest billing—related party	(286,226)	—
Accounts receivable—crude oil, natural gas and NGL sales	(179,236)	—
Accounts receivable—other	(27,876)	—
Deferred offering costs	—	109,965
Prepaid expenses and other assets	(1,160,314)	(2,705)
Accounts payable and accrued liabilities	1,338,274	225,764
Accounts payable—working interest partners and royalty owners	143,577	(25,509)
Drilling advances, net	—	(221,834)
Drilling advances, net—related party	234,452	—

Net cash (used in) operating activities	(2,679,993)	(1,417,532)
Cash flows from investing activities:
Additions of furniture, fixtures and equipment	(43,485)	—
Development of crude oil and natural gas properties	(3,038,339)	(177,126)
Acquisition of crude oil and natural gas properties—business combinations	(4,820,742)	—
Acquisitions of crude oil and natural gas properties	(2,854,475)	(715,595)

Net cash (used in) investing activities	(10,757,041)	(892,721)
Cash flows from financing activities:
Borrowings under line of credit	3,937,815	1,890,000
Repayment under line of credit	—	(827,815)
Borrowings under supplemental line of credit	7,105,000	—
Convertible notes issued for cash	1,737,340	—
Common stock issued for cash (net of offering costs)	95,000	3,834,001

Net cash provided by financing activities	12,875,155	4,896,186
Cash:
Net (decrease) increase in cash	(561,879)	2,585,933
Cash, beginning of year	3,011,291	425,358

Cash, end of year	$2,449,412	$3,011,291

Supplemental cash flow disclosure:
Cash paid for interest	$—	$—

Cash paid for income tax	$—	$—

Non-cash investing and financing activities:
Acquisition of crude oil and natural gas properties—business combinations	$973,604	$—

Issuance of common stock warrants in connection with initial public offering and private placement	$191,692	$260,270

Repayment of long-term debt in connection with the assignment of an interest in crude oil and natural gas properties	$—	$287,815

Issuance of common stock for lease acquisition	$26,686	$—

Issuance of common stock for property acquisition	$56,700	$—

The accompanying notes are an integral part of these financial statements.

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS

December 31, 2016 and 2015

NOTE 1—ORGANIZATION AND NATURE OF BUSINESS

        PetroShare Corp. ("PetroShare" or the "Company") is a corporation organized under the laws of the State of Colorado on September 4, 2012 to investigate, acquire and develop crude oil and natural gas properties in the Rocky Mountain or mid-continent portion of the United States. Since inception, the Company has focused on financing activities and the acquisition, exploration and development of crude oil and natural gas prospects. The Company's current development focus is on the Denver-Julesburg basin in the State of Colorado. The Company realized its first significant revenue in 2016, following the acquisition of certain oil and gas producing properties.

NOTE 2—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

Business Combinations

        The Company accounts for the acquisition of oil and gas properties, that are not commonly controlled, based on the requirements of the Financial Accounting Standards Board ("FASB") ASC Topic 805, Business Combinations, which requires an acquiring entity to recognize the assets acquired and liabilities assumed at fair value under the acquisition method of accounting, provided such assets and liabilities qualify for acquisition accounting under the standard. The Company accounts for certain property acquisitions of proved developed oil and gas property as business combinations.

Use of Estimates

        The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period

        Estimated quantities of crude oil, natural gas and natural gas liquids reserves are the most significant of the Company's estimates. All reserve data included in these financial statements are based on estimates. Reservoir engineering is a subjective process of estimating underground accumulations of crude oil, natural gas and natural gas liquids. There are numerous uncertainties inherent in estimating quantities of proved crude oil, natural gas and natural gas liquids reserves. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, reserve estimates may be different from the quantities of crude oil, natural gas and natural gas liquids that are ultimately recovered.

        Other items subject to estimates and assumptions include, but are not limited to, the carrying amounts of property, plant and equipment, asset retirement obligations, valuation allowances for deferred income tax assets and valuation assumptions related to the Company's share-based compensation. Management evaluates estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic and commodity price environment. The

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 2—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

volatility of commodity prices results in increased uncertainty inherent in such estimates and assumptions. See Unaudited Crude Oil and Natural Gas Reserve Information. (Note 15)

Loss Per Common Share

        Basic and diluted loss per share attributable to PetroShare shareholders is computed by dividing net (loss) by the weighted average number of common shares outstanding during the period. The Company excluded potentially dilutive securities as shown below, as the effect of their inclusion would be anti-dilutive.

        Potentially dilutive securities at December 31, 2016 and 2015 are as follows:

	2016	2015
Exercisable stock options	3,010,000	2,200,000
Warrants issued to underwriter	255,600	—
Warrants issued to convertible note holders	1,294,987	—
Warrants issued to placement agent—convertible note offering	129,526	—
Shares underlying convertible notes	1,295,067	—

Total	5,985,180	2,200,000

Cash

        The Company's bank accounts periodically exceed federally insured limits. The Company maintains its deposits with high quality financial institutions and, accordingly, believes its credit risk exposure associated with cash is minimal.

Revenue Recognition

        The Company recognizes revenue from the sale of crude oil, natural gas and NGLs when production is delivered to, and title has transferred to, the purchaser and to the extent the selling price is reasonably determinable. In general, settlements for hydrocarbon sales may occur after the month in which the oil, natural gas or other hydrocarbon products were produced. The Company may estimate and accrue for the value of these sales using information available to it at the time its financial statements are generated. Differences are reflected in the accounting period that payments are received from the purchaser.

Accounts Receivable—Crude oil, natural gas and NGLs

        Accounts receivable—Crude oil, natural gas and NGLs consists of amounts receivable from sales from the Company's well interests. Management continually monitors accounts receivable for collectability.

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 2—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable—Joint interest billing

        Accounts receivable—Joint interest billing consists primarily of joint interest billings, which are recorded at the invoiced and to-be-invoiced amounts. Collateral is not required for such receivables, nor is interest charged on past due balances. Joint interest billing receivables are collateralized by the pro rata revenue attributable to the joint interest holders and further by the interest itself.

Deferred Offering Costs

        The Company defers as other current assets the direct incremental costs of raising capital through equity offerings until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated. During the year ended December 31, 2016, the Company charged $544,070 in deferred offering costs to operations, as the offering was terminated. As of December 31, 2016, the Company's deferred offering costs totaled $nil, with $nil recorded as of December 31, 2015.

Debt Issuance Costs

        Debt issuance costs include origination and other fees incurred in connection with the Company's private placement and with the origination of the Company's supplemental line of credit. Debt issuance costs related to the private placement are amortized to interest expense using the effective interest method over the respective borrowing term.

Crude Oil and Natural Gas Properties

Proved

        The Company follows the successful efforts method of accounting for its crude oil and natural gas properties. Under this method of accounting, all property acquisition costs and development costs are capitalized when incurred and depleted on a units-of-production basis over the remaining life of proved reserves and proved developed reserves, respectively. Costs of drilling exploratory wells are initially capitalized but are charged to expense if the well is determined to be unsuccessful.

        The Company assesses its proved crude oil and natural gas properties for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. The impairment test compares estimated undiscounted future net cash flows to the assets' net book value. If the net capitalized costs exceed estimated future net cash flows, then the cost of the property is written down to fair value. Fair value for crude oil and natural gas properties is generally determined based on estimated discounted future net cash flows. Impairment expense for proved properties is reported in exploration and impairment expense.

        The net carrying values of retired, sold or abandoned properties that constitute less than a complete unit of depreciable property are charged or credited, net of proceeds, to accumulated depreciation, depletion and amortization unless doing so significantly affects the unit-of-production

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 2—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

amortization rate, in which case a gain or loss is recognized in the statement of operations. Gains or losses from the disposal of complete units of depreciable property are recognized in earnings (loss).

Unproved

        Unproved properties consist of costs to acquire undeveloped leases as well as costs to acquire unproved reserves. Undeveloped lease costs and unproved reserve acquisitions are capitalized, and individually insignificant unproved properties are amortized on a composite basis, based on past success, past experience and average lease-term lives. The Company evaluates significant unproved properties for impairment based on remaining lease term, drilling results, reservoir performance, seismic interpretation or future plans to develop acreage. When successful wells are drilled on undeveloped leaseholds, unproved property costs are reclassified as proved properties and depleted on a unit-of- production basis. Impairment expense for unproved properties is reported in exploration and impairment expense.

Exploratory

        Geological and geophysical costs, including exploratory seismic studies, and the costs of carrying and retaining unproved acreage are expensed as incurred. Costs of seismic studies that are utilized in development drilling within an area of proved reserves are capitalized as development costs. Amounts of seismic costs capitalized are based on only those blocks of data used in determining development well locations. To the extent that a seismic project covers areas of both developmental and exploratory drilling, those seismic costs are proportionately allocated between development costs and exploration expense.

        Costs of drilling exploratory wells are initially capitalized, pending determination of whether the well contains proved reserves. If an exploratory well does not contain proved reserves, the costs of drilling the well and other associated costs are charged to expense. Costs incurred for exploratory wells that contain reserves, which cannot yet be classified as proved, continue to be capitalized if (a) the well has found a sufficient quantity of reserves to justify completion as a producing well, and (b) the Company is making sufficient progress assessing the reserves and the economic and operating viability of the project. If either condition is not met, or if the Company obtains information that raises substantial doubt about the economic or operational viability of the project, the exploratory well costs, net of any salvage value, are expensed.

Property, Plant and Equipment

        Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using straight-line methods over the estimated useful lives of the related assets. Expenditures for renewals and betterments which increase the estimated useful life or capacity of the asset are capitalized; expenditures for repairs and maintenance are expensed when incurred.

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 2—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Asset Impairment

        Proved crude oil and natural gas properties are reviewed for impairment on a field-by-field basis each quarter, or when events and circumstances indicate a possible decline in the recoverability of the carrying value of such field. The estimated future undiscounted cash flows expected in connection with the field are compared to the carrying amount of the field to determine if the carrying amount is recoverable. If the carrying amount of the field exceeds its estimated undiscounted future cash flows, the carrying amount of the field is reduced to its estimated fair value. Due to the unavailability of relevant comparable market data, a discounted cash flow method is used to determine the fair value of proved properties. The discounted cash flow method utilizes the most recent third party reserve estimation report and estimates future cash flows based on management's estimates of future crude oil and natural gas production, commodity prices based on commodity futures price strips, operating and development costs, and a risk-adjusted discount rate. The Company recognized impairment expense of $116,303 during the year ended December 31, 2016, while expense of $154,776 was recorded in 2015.

Depreciation, Depletion and Amortization

        Depreciation, depletion and amortization of capitalized drilling and development costs of producing crude oil and natural gas properties, including related support equipment and facilities, are computed using the unit-of-production method on a field basis based on total estimated proved developed crude oil and natural gas reserves. Amortization of producing leaseholds is based on the unit-of-production method using total estimated proved reserves. In arriving at rates under the unit-of-production method, the quantities of recoverable crude oil and natural gas reserves are established based on estimates made by the Company and external independent reserve engineers. Upon sale or retirement of properties, the cost and related accumulated depreciation, depletion and amortization are eliminated from the accounts and the resulting gain or loss, if any, is recognized. Unit of production rates are revised whenever there is an indication of a need, but at least in conjunction with annual reserve reports. Revisions are accounted for prospectively as changes in accounting estimates. Depletion expense for the year ended December 31, 2016 was $59,262, and expense of $9,898 was recorded in 2015.

Prepaid Drilling Costs

        Prepaid drilling costs consist of cash payments made by the Company to the operators of oil and gas properties and other third party service providers.

Drilling Advances—related party

        The Company's drilling advances consist of cash provided to the Company from its joint interest partners for planned drilling activities. Advances are applied against the joint interest partner's share of expenses incurred. As of December 31, 2016 and 2015, drilling advances totaled $234,452 and $nil, respectively.

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 2—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

        The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Asset Retirement Obligation

        Asset retirement obligations associated with tangible long-lived assets are accounted for in accordance with ASC 410, "Accounting for Asset Retirement Obligations." The estimated fair value of the future costs associated with dismantlement, abandonment and restoration of crude oil and natural gas properties is recorded generally upon the completion of a well. The net estimated costs are discounted to present values using a risk adjusted rate over the estimated economic life of the crude oil and natural gas properties. Such costs are capitalized as part of the related asset. The asset is depleted on the units-of-production method. The liability is periodically adjusted to reflect: (1) new liabilities incurred; (2) liabilities settled during the period; (3) accretion expense; and (4) revisions to estimated future cash flow requirements. The accretion expense is recorded as a component of depreciation, depletion, accretion and amortization expense in the accompanying statements of operations.

Share Based Compensation

        The Company uses the Black-Scholes option-pricing model to determine the fair-value of stock-based awards in accordance with ASC 718, "Compensation." The option-pricing model requires the input of highly subjective assumptions, including the option's expected life, the price volatility of the underlying stock, and the estimated dividend yield of the underlying stock. The Company's expected term represents the period that stock-based awards are expected to be outstanding and is determined based on the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of its stock-based awards. As there was insufficient historical data available to ascertain a forfeiture rate, the plain vanilla method was applied in calculating the expected term of the options. The Company's common stock has limited historical trading data, and as a result the expected stock price volatility is based on the historical volatility of a group of publicly traded companies that share similar operating metrics and histories. The Company has never paid dividends on its common stock and does not intend to do so in the foreseeable future, and as such, the expected dividend yield is zero.

Loans and Borrowings

        Borrowings are recognized initially at fair value, net of financing costs incurred, and subsequently measured at amortized cost. Any difference between the amounts originally received and the redemption value of the debt is recognized in the consolidated statement of operations over the period to maturity using the effective interest method.

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 2—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

        Fair value accounting, as prescribed in ASC Section 825, utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and
Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Going Concern Assessment

        Pursuant to ASU 2014-15, the Company has assessed its ability to continue as a going concern for a period of one year from the date of the issuance of these financial statements. Substantial doubt about an entity's ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year from the financial statement issuance date. As shown in the accompanying financial statements, the Company incurred a net loss of $4,481,272 during the year ended December 31, 2016, and as of that date, the Company's current liabilities exceeded its current assets by $6,115,501.

        Management has evaluated these conditions and determined that a reduction in the working capital deficit subsequent to December 31, 2016 related to a private placement (Note 6) and an extension and amendment to the Company's supplemental line of credit (Note 6), coupled with anticipated increased revenues from the Company's non-operated and operated properties, will allow the Company to meet its maturing debt and interest obligations and continue as a going concern through March 31, 2018.

        As part of the analysis, the Company considered selective participation in certain non-operated drilling programs based on availability of working capital and the timing of production related cash flows.

Recent Accounting Pronouncements

Standards Adopted in 2016

        Debt Issuance Costs—In April 2015, the FASB issued updated guidance which changes the presentation of debt issuance costs in the financial statements. Under this updated guidance, debt issuance costs are presented on the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs is reported as interest expense. In August 2015, the

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 2—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FASB subsequently issued a clarification as to the handling of debt issuance costs related to line-of-credit arrangements that allows the presentation of these costs as an asset. The standards update was effective for interim and annual periods beginning after December 15, 2015. The Company adopted this standards update, as required, effective January 1, 2016. The adoption of this standards update did not affect the Company's method of amortizing debt issuance costs and did not have a material impact on its financial statements.

        Measurement-Period Adjustments—In September 2015, the FASB issued updated guidance that eliminates the requirement to restate prior periods to reflect adjustments made to provisional amounts recognized in a business combination. The updated guidance requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The standards update was effective prospectively for interim and annual periods beginning after December 15, 2015, with early adoption permitted. The Company adopted this standard update, as required, effective January 1, 2016, which did not have a material impact on its financial statements.

        Stock Compensation—In March 2016, the FASB issued updated guidance on share-based payment accounting. The standards update is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification on the statement of cash flows and forfeitures. The standards update is effective for interim and annual periods beginning after December 15, 2016 with early adoption permitted. The Company elected to early-adopt this standards update as of April 1, 2016 in connection with its initial grant of awards under the Company's 2015 Equity Incentive Plan. The Company has elected to record the impact of forfeitures on compensation cost as they occur. The Company is also permitted to withhold income taxes upon settlement of equity-classified awards at up to the maximum statutory tax rates. There was no retrospective adjustment as the Company did not have any forfeitures nor settlements outstanding equity awards prior to adoption.

        Going Concern Analysis—In August 2014, the FASB issued ASU No. 2014-15, "Presentation of Financial Statements—Going Concern (Subtopic 205-40)." The new guidance addresses management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and in certain circumstances to provide related footnote disclosures. The standard is effective for annual periods ending after December 15, 2016 and for annual and interim periods thereafter. The Company adopted this standard as required, which did not have a material impact on its financial statements.

Recent Accounting Pronouncements Not Yet Adopted

        Various accounting standards and interpretations were issued in 2016 with effective dates subsequent to December 31, 2016. The Company has evaluated the recently issued accounting pronouncements that are effective in 2016 and believe that none of them will have a material effect on the Company's financial position, results of operations or cash flows when adopted.

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 2—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In May 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-09, "Revenue from Contracts with Customers." The standard requires an entity to recognize revenue in a manner that depicts the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU No. 2014-09 will supersede most of the existing revenue recognition requirements in US GAAP when it becomes effective and is required to be adopted using one of two retrospective application methods. In August 2015, the FASB issued ASU No. 2015-14, "Revenue from Contracts with Customers—Deferral of the Effective Date," which approved a one year deferral of ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is permitted as of the original effective date for annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is currently evaluating the method of adoption and impact this standard will have on its financial statements and related disclosures.

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for annual and interim reporting periods beginning after December 15, 2018. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the impact of the new guidance on its financial statements.

        Further, the Company is monitoring the joint standard-setting efforts of the FASB and the International Accounting Standards Board. There are a large number of pending accounting standards that are being targeted for completion in 2017 and beyond, including, but not limited to, standards relating to revenue recognition, accounting for leases, fair value measurements, accounting for financial instruments, disclosure of loss contingencies and financial statement presentation. Because these pending standards have not yet been finalized, at this time the Company is not able to determine the potential future impact that these standards will have, if any, on its financial position, results of operations or cash flows.

NOTE 3—ACQUISITIONS

PDC Acquisition

        On June 30, 2016, the Company completed the acquisition of certain oil and gas assets from PDC Energy, Inc. ("PDC"), including leases covering approximately 3,652 gross (1,410 net) acres of lands located in Adams County, Colorado and PDC's interest in 35 producing wells ("PDC assets"). Simultaneous with the closing, the Company's working interest partner and primary lender exercised its option under a participation agreement (the "Participation Agreement") (Note 12) and acquired 50% of the Company's interest in the PDC assets. The acquisition was effective April 1, 2016.

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 3—ACQUISITIONS (Continued)

        Following a final proration of costs and revenues from the operation of the PDC assets and the Company's working interest partner's exercise of its option under the Participation Agreement, the Company's net purchase price for the PDC assets was $2,260,890. A final allocation of the purchase price was prepared using, among other things, an internally prepared reserve analysis. The following table summarizes the consideration transferred, fair value of assets acquired and liabilities assumed:

December 31, 2016
Consideration:
Cash	2,260,890

Total consideration	$2,260,890

Fair Value of Liabilities Assumed:
Current liabilities	93,225
Asset retirement obligations	542,611

Total consideration plus liabilities assumed	$2,896,726

Fair Value of Assets Acquired:
Proved crude oil and gas properties	2,473,082
Unproved crude oil and gas properties	423,644

Amount attributable to assets acquired	$2,896,726

        The following table presents the unaudited pro forma combined results of operations for the years ended December 31, 2016, and 2015, as if the PDC assets acquisition had occurred on January 1, 2015. The unaudited pro forma results reflect significant pro forma adjustments related to depletion expense, accretion expense and costs directly attributable to the acquisition, and operating costs incurred as a result of the assets acquired. The pro forma results do not include any cost savings or other synergies that may result from the acquisition or any estimated costs that have been or will be incurred by the Company to integrate the properties acquired. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the period, nor are they necessarily indicative of future results.

	Year Ended December 31,
	2016	2015
Crude oil and natural gas revenues	$466,138	$423,653

Net income (loss)	$(4,498,325)	$(1,439,823)

Net income (loss) per common share basic and diluted	$(0.21)	$(0.08)

Crimson Acquisition

        On December 22, 2016, the Company completed the acquisition of certain oil and gas assets from Crimson Exploration Operating, Inc. ("Crimson"), including leases covering approximately 15,514 gross (5,609 net) acres of lands located mostly in Adams and Weld Counties, Colorado and Crimson's

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 3—ACQUISITIONS (Continued)

interest in 32 producing wells ("Crimson assets"). Simultaneous with the closing, the Company's working interest partner and primary lender acquired 50% of the Company's interest in the Crimson assets. The acquisition was effective December 1, 2016.

        Following a reconciliation of certain suspense and inventory accounts, the Company's net purchase price for the Crimson assets was $2,538,945. The purchase price is subject to post-closing adjustments scheduled to occur not more than 90 days following the closing date.

        An interim allocation of the purchase price was prepared using, among other things, an internally prepared reserve analysis. The following table summarizes the consideration transferred, fair value of assets acquired and liabilities assumed:

December 31, 2016
Consideration:
Cash	2,559,852

Total consideration	$2,559,852

Fair Value of Liabilities Assumed:
Current liabilities	13,938
Asset retirement obligations	337,468

Total consideration plus liabilities assumed	$2,911,258

Fair Value of Assets Acquired:
Current assets	20,907
Proved crude oil and gas properties	899,591
Unproved crude oil and gas properties	1,990,760

Amount attributable to assets acquired	$2,911,258

        The following table presents the unaudited pro forma combined results of operations for the years ended December 31, 2016, and 2015 (unaudited), as if the Crimson assets acquisition had occurred on January 1, 2015. The unaudited pro forma results reflect significant pro forma adjustments related to depletion expense, accretion expense and costs directly attributable to the acquisition, and operating costs incurred as a result of the assets acquired. The pro forma results do not include any cost savings or other synergies that may result from the acquisition or any estimated costs that have been or will be incurred by the Company to integrate the properties acquired. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the period, nor are they necessarily indicative of future results.

	Year Ended December 31,
	2016	2015
Crude oil and natural gas revenues	$595,074	$237,035

Net Loss	$(4,437,877)	$(1,551,850)

Net income (loss) per common share basic and diluted	$(0.20)	$(0.09)

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 3—ACQUISITIONS (Continued)

2016 Activity

        On March 10, 2016, the Company acquired certain surface rights and easements on lands located in Township 1 South, Range 67 West located on its Todd Creek Farms prospect in exchange for $184,360 in cash. The surface rights and easements permit the Company to access its Shook well pad.

        On March 31, 2016, the Company acquired oil and gas assets on land adjacent to the Company's Todd Creek Farms prospect, including approximately 160 net acres and a 50% working interest in one well following an assignment to the Company's working interest partner pursuant to the Participation Agreement. The Company's net cost for the foregoing assets was $590,274.

        On April 14, 2016, the Company acquired oil and gas leases in the Todd Creek Farms prospect covering approximately 189 net acres. The Company's net cost for the leases was $288,056.

        In connection with obtaining its supplemental line of credit (Note 6), the Company assigned Providence Energy Partners III, LP ("PEP III") 10% of the Company's working interest in 278 gross (170 net) net acres in the Wattenberg Field including the Company's interest in the Jacobucci wells.

        On October 14, 2016, the Company completed the acquisition of additional royalty interests in 10 Jacobucci pad horizontal wells located on its Todd Creek Farms prospect. The Company's net cost for the royalty interests was $1.55 million, which the Company paid using a draw under its supplemental line of credit.

2015 Activity

        On May 15, 2015, the Company acquired approximately 1,280 gross acres (171 net acres) located in the Todd Creek Farms Prospect. The Company paid $785,630 and Kingdom conveyed to the Company an 80% net revenue interest in the acreage after accounting for landowner and other royalties. Pursuant to the provisions of the Participation Agreement, executed in connection with the Company's initial line of credit (See Note 6), the Company assigned the right to acquire up to 50% of its interest in the Todd Creek Farms prospect to Providence in part consideration for extending the Company the initial line of credit, which Providence exercised with an effective date of June 1, 2015. The Company recorded the exercise of the option by reducing its acquisition costs in the Kingdom Lease by 50%. A reduction of acquisition costs in the amount of $287,815 was recorded, comprised of $392,815 net of $105,000 related to a one-time credit issued to the lender pursuant to the provisions of the Participation Agreement. The Company has recorded the net assignment of interest to Providence as a $287,815 non-cash payment against the initial line of credit.

        Between May 15, 2015 and December 31, 2015, the Company acquired approximately 77 additional net acres in the Todd Creek Prospect area and, as of December 31, 2015, the Todd Creek Farms prospect area covers approximately 1,460 gross and 244 net acres.

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 4—PROPERTY, PLANT AND EQUIPMENT

        Property and equipment balances were comprised of furniture, fixtures, and equipment and are shown below:

	December 31,
	2016	2015
Property, Plant and Equipment	$47,870	$4,385
Accumulated Depreciation	(8,328)	(2,557)

Total	$39,542	$1,828

        Depreciation expense recorded for the years ended December 31, 2016 and 2015, amounted to $5,772 and $963, respectively.

NOTE 5—CRUDE OIL AND NATURAL GAS PROPERTIES

        The Company's oil and gas properties are entirely within the United States. The net capitalized costs related to the Company's oil and gas producing activities were as follows:

	As of December 31,
	2016	2015
Proved oil and gas properties	$8,132,881	$724,058
Unproved oil and gas properties(1)	4,092,550	715,594
Wells in progress(2)	2,168,092	40,505

Total capitalized costs	14,393,523	1,480,157
Accumulated depletion depreciation and amortization	(783,320)	(724,058)

Net capitalized costs	$13,610,203	$756,099

(1)
Unproved oil and gas properties represent unevaluated costs the Company excludes from the amortization base until proved reserves are established or impairment is determined.

(2)
Costs from wells in progress are excluded from the amortization base until production commences.

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 5—CRUDE OIL AND NATURAL GAS PROPERTIES (Continued)

        Costs Incurred in Crude Oil and Natural Gas Activities.    Costs incurred in connection with the Company's crude oil and natural gas acquisition, exploration and development activities for each of the periods are shown below:

	December 31,
	2016	2015
Exploration costs	$2,700	$10,407
Development costs	3,038,339	177,126
Acquisition of properties
Proved	3,630,195	—
Unproved	4,045,022	715,595

Total	$10,716,256	$903,128

        During the year ended December 31, 2016, depletion expense was $59,262, and expense of $9,898 was recorded in 2015.

NOTE 6—DEBT (revised)

Line of credit

        On May 13, 2015, the Company entered into a Revolving Line of Credit Facility Agreement ("initial line of credit") with Providence, which provides to the Company a revolving line of credit of up to $5,000,000. As of December 31, 2016, the outstanding balance on the initial line of credit was $5,000,000 plus accrued interest of $302,477. During the year ended December 31, 2016, the Company borrowed $3,937,815 on the initial line of credit, primarily to fund the acquisition and development of crude oil and natural gas properties (Note 3 and Note 12). During the year ended December 31, 2016, the Company recorded interest expense of $253,875 related to the initial line of credit.

        Interest on the outstanding principal balance of the initial line of credit begins accruing on the dates of advancements of principal at an annual rate equal to 8.0% simple interest. The Company is obligated to pay interest monthly after the Company receives its first production payment from a well associated with the Participation Agreement and/or in which the Company has or has had a working interest and in accordance with the terms of the promissory note.

Supplemental line of credit

        On October 13, 2016, the Company entered into a revolving line of credit facility agreement (the "supplemental line of credit") with Providence Energy Partners III, LP ("PEP III"). PEP III is an affiliate of Providence by virtue of having some common management personnel. The supplemental line of credit permitted the Company to borrow up to $10.0 million to pay costs associated with its acquisition and development of oil and gas properties in the Wattenberg Field. The original maturity date for the supplemental line of credit was April 13, 2017.

        As amended on March 30, 2017, the Company agreed to repay $3,552,500 in outstanding principal not later than April 13, 2017 and not to borrow additional funds in exchange for PEP III extending the maturity date of the supplemental line of credit until June 13, 2017. (Note 14)

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 6—DEBT (revised) (Continued)

        As of December 31, 2016, the outstanding balance on the supplemental line of credit was $7,088,698 net of deferred financing fees of $16,302, plus accrued interest of $50,422. During the year ended December 31, 2016, the Company borrowed $7,105,000 under the supplemental line of credit, primarily to fund the acquisition and development of crude oil and natural gas properties (Note 3 and Note 12). During the year ended December 31, 2016, the Company recorded interest expense of $50,422 related to the supplemental line of credit.

Convertible notes

        On December 30, 2016, the Company completed the first closing of a private placement of 200 units, each unit consisting of a convertible promissory note in the principal amount of $50,000 ("Notes") and 33,333 common stock purchase warrants ("Warrants"). Each Note sold in the private placement is one of a series of similar Notes designated the "10% Unsecured Convertible Promissory Notes" with the series totaling $10,000,000. The Notes bear interest at the rate of 10% per year and are due and payable on December 31, 2018. Interest is payable semi-annually beginning June 30, 2017 and until the Notes are paid in full. At any time after issuance, the principal amount of the Notes and any accrued but unpaid interest are convertible into shares of the Company's common stock at the option of the holder at the rate of $1.50 per share. Each Warrant allows the holder to purchase one share of the Company's common stock at a price of $3.00 per share at any time on or before December 31, 2019. (Note 9)

        Related to the December 31, 2016 closing, the Company sold 38.85 units consisting of $1,942,600 principal amount of Notes and Warrants to purchase 1,294,987 shares of common stock. The Company received gross proceeds of $1,942,600 and net proceeds of $1,747,340 after placement agent fees and expenses. The Company also issued warrants to purchase 129,526 shares of common stock to the placement agent. (Note 9).

        In connection with the first closing the Company recorded debt issuance costs of $205,260 including broker fees and $11,000 in other fees incurred. Debt issuance costs are being amortized to interest expense on a straight-line basis over the term of the notes. As of December 31, 2016, the unamortized portion of debt issuance costs amounted to $204,703.

        In accordance with ASC 470, the proceeds from the sale of the convertible notes was allocated between the conversion feature and the warrants based on the fair values of the debt instrument without the warrants and of the warrants themselves at the time of issuance. The fair value of the beneficial conversion feature of $1,033,586 has been recorded as a reduction of the carrying value of the convertible promissory notes and is being amortized to interest expense using the effective interest method over the term of the notes. The fair value of the warrants of $703,753 has been recorded as a reduction to the carrying value of the convertible promissory notes and is being amortized to interest expense using the effective interest method over the term of the notes.

        As of December 31, 2016, the Company recorded accrued interest of $1,064 and recognized interest expense of $1,064 related to the convertible notes. The Company recognized interest expense of $5,308 in relation to the accretion of the debt discount costs.

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 6—DEBT (revised) (Continued)

        The following table reflects the net amounts recorded as Convertible Notes at December 31, 2016 and 2015:

	December 31,
	2016 (revised)	2015
Face amount of convertible notes	$1,942,600	$—
Unamortized original issuer discount	(204,703)	—
Unamortized discount related to beneficial conversion feature	(1,030,755)	—
Unamortized discount related to warrants issued	(701,834)	—

Total	$5,308	$—

NOTE 7—ASSET RETIREMENT OBLIGATION

        For the purpose of determining the fair value of the asset retirement obligation incurred during the year ended December 31, 2016, the Company assumed an inflation rate of 2.0%, an estimated average asset life of 13.0 years, and a credit adjusted risk free interest rate of 9.48%.

        The following reconciles the value of the asset retirement obligation for the periods presented:

	December 31,
	2016	2015
Asset retirement obligation, beginning of year	$34,776	$31,715
Liabilities settled	1,990	—
Liabilities incurred	878,170	—
Revisions in estimated liabilities	—	—
Accretion	30,483	3,061

Asset retirement obligation, end of year	$945,419	$34,776

        Accretion expense recorded for the year ended December 31, 2016 was $30,483, accretion expense recorded for the year ended December 31, 2015 was $3,061.

NOTE 8—ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

        Accounts payable and accrued liability balances were comprised of trade accounts payable and accrued liabilities, drilling advances, crude oil and natural gas distributions payable and are shown below:

	December 31,
	2016	2015
Trade payables and accrued liabilities	$2,416,551	$263,988
Accrued interest payable	302,477	48,602
Liabilities incurred in connection with acquisition of crude oil and natural gas properties	290,078	—
Crude oil and natural gas distributions payable	144,526	949

Total	$3,153,632	$313,539

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 9—SHAREHOLDERS' EQUITY

Common Stock

        As of December 31, 2016 and December 31, 2015, the Company had 100,000,000 shares of common stock authorized with a par value of $0.001 per share. As of December 31, 2016 and December 31, 2015, 21,964,282 and 21,633,191 shares were issued and outstanding, respectively.

        Activity for the year ended December 31, 2016 included the following:

  •
  In January 2016, the Company sold 95,000 shares of common stock at $1.00 per share to one accredited investor pursuant to a private placement of its common stock.

  •
  On April 8, 2016, the Company issued 50,000 shares of common stock valued at $0.73 per share to an investor relations company in connection with the certain services to be provided pursuant to an investor relations agreement.

  •
  On May 4, 2016, the Company issued an aggregate of 50,000 shares of common stock valued at $1.01 per share to two of the Company's directors in connection with their appointment to the Board (Note 9).

  •
  On July 5, 2016, the Company issued 25,000 shares of common stock valued at $1.60 per share to a director in connection with his appointment to the Board (Note 9).

  •
  On July 22, 2016, the Company issued 8,333 shares of common stock valued at $1.65 per share and on August 22, 2016 the Company issued 8,333 shares of common stock valued at $1.40 per share, each to an investor relations company in connection with certain services to be provided to the Company.

  •
  On August 30, 2016, the Company issued 50,000 shares of common stock valued at $1.44 per share to an investor relations company in connection with a termination agreement.

  •
  On November 11, 2016, the Company issued 14,425 shares of common stock valued at $1.85 per share to an individual in connection with the consideration and acquisition of the certain oil and gas leases.

  •
  On December 5, 2016, the Company issued 30,000 shares of common stock valued at $1.89 per share in connection with the exchange of interests in certain oil and gas assets in Buck Peak prospect.

        Activity for the year ended December 31, 2015 included the following:

  •
  4,600,000 shares of common stock were issued under the terms of the public offering; 340,000 shares at $1.00 per share sold by the Company prior to engaging an underwriter and 4,260,000 shares at $0.90 per share to an underwriter. The Company received gross proceeds of $4,174,000, and incurred offering costs, commissions and expenses related to the offering of $364,999.

  •
  In December 2015, 25,000 shares of common stock were issued at $1.00 per share to one accredited investor pursuant to a private placement of the Company's common stock.

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 9—SHAREHOLDERS' EQUITY (Continued)

Preferred Stock

        As of December 31, 2016, the Company had 10,000,000 shares of preferred stock authorized with a par value of $0.01 per share. As of December 31, 2016 and 2015, there were no shares of preferred stock issued or outstanding.

Warrants

        The table below summarizes warrants outstanding as of December 31, 2016:

Shares Underlying Outstanding Warrants	Exercise Price	Expiration Date
255,600	$1.25	11/12/2020
1,294,987	$3.00	12/31/2019
129,526	$1.50	12/31/2021

1,680,113

        Activity for the year ended December 31, 2016:

  •
  On December 30, 2016, the Company issued 129,516 warrants. The warrants are exercisable at $1.50 per share and expire on December 31, 2021. The warrants were issued in connection with the closing of the first round of the Company's private placement. (Note 6)

  •
  On December 30, 2016, the Company issued 1,294,987 warrants. The warrants are exercisable at $3.00 per share and expire on December 31, 2019. The warrants were issued in connection with the closing of the first round of the Company's private placement. (Note 6)

        Activity for the year ended December 31, 2015:

  •
  On November 20, 2015, the Company issued 255,600 warrants. The warrants are exercisable at $1.25 per share and expire on November 12, 2020.

NOTE 10—STOCK BASED COMPENSATION

        On August 18, 2016, the Company's Board of Directors adopted the Amended and Restated PetroShare Corp. Equity Incentive Plan (the "Plan"), which replaced and restated the Company's original equity incentive plan. The Plan terminates by its terms on August 17, 2026. Among other things, the Plan increased the number of shares of common stock reserved for issuance thereunder from 5,000,000 to 10,000,000 shares. The Company's shareholders approved the Plan at the Company's annual meeting of shareholders on September 8, 2016.

        During the year ended December 31, 2016, the Board of Directors granted non-qualified options to employees, directors and consultants of the Company under the Plan to acquire 2,275,000 shares of common stock.

        During the year ended December 31, 2015, the Board of Directors granted non-qualified options to employees and consultants of the Company under the Plan to acquire 275,000 of common stock. The options are exercisable at $1.00 and expire three years from the date of grant.

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 10—STOCK BASED COMPENSATION (Continued)

        A summary of activity under the Plan for the years ended December 31, 2016 and 2015 is as follows:

	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Term (Years)
Outstanding Options, December 31, 2014	2,000,000	$0.25	7.96
Granted	275,000	1.00	2.90
Exercised	—	—	—
Forfeited	—	—	—

Outstanding, December 31, 2015	2,275,000	$0.33	6.50

Exercisable, December 31, 2015	2,200,000	$0.30	6.72

Granted	2,400,000	1.16	5.34
Exercised	—	—	—
Forfeited	—	—	—

Outstanding, December 31, 2016	4,675,000	$0.76	5.39

Exercisable, December 31, 2016	3,010,000	$0.54	5.97

        The fair value of each share-based award was estimated on the date of the grant using the Black-Scholes pricing model that incorporates key assumptions including volatility, dividend yield and risk-free interest rates. As the Company's common stock has limited historical trading data, the expected stock price volatility is based primarily on the historical volatility of a group of publicly-traded companies that share similar operating metrics and histories. The expected term of the awards represents the period of time that management anticipates awards will be outstanding. As there was insufficient historical data available to ascertain a forfeiture rate, the plain vanilla method was applied in calculating the expected term of the options. The risk-free rates for the periods within the contractual life of the options are based on the US Treasury bond rate in effect at the time of the grant for bonds with maturity dates at the expected term of the options. The Company has never paid dividends on its common stock and currently does not intend to do so, and as such, the expected dividend yield is zero. Compensation expense related to stock options was recorded net of estimated forfeitures, which for options remaining at December 31, 2016, the Company expects no additional forfeitures.

        The table below summarizes assumptions utilized in the Black-Scholes pricing model for the years ended 2016 and 2015:

	December 31, 2016	December 31, 2015
Expected option term—years	1.5 - 2.5	1.5
Weighted-average risk-free interest rate	0.94 - 1.31%	0.70 - 1.23%
Expected dividend yield	0	0
Weighted-average volatility	142 - 214%	158 - 188%
Forfeiture rate	0	0

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 10—STOCK BASED COMPENSATION (Continued)

        During the years ended December 31, 2016 and 2015, the Company recorded share-based compensation of $1,140,967 and $191,205, respectively. Unvested share-based compensation at December 31, 2016 amounted to $1,434,961.

NOTE 11—PROVISION FOR INCOME TAXES

        Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

        The Company has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. No uncertain tax positions have been identified as of December 31, 2016.

        The Company is in a position of cumulative reporting losses for the current and preceding reporting periods. The volatility of energy prices is not readily determinable by management. At this date, this fact pattern does not allow the Company to project sufficient sources of future taxable income to offset tax loss carry-forwards and net deferred tax assets. Under these circumstances, it is management's opinion that the realization of these tax attributes does not reach the "more likely than not criteria" under ASC 740, "Income Taxes." As a result, the Company's deferred tax assets as of December 31, 2016 and 2015 are subject to a full valuation allowance.

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 11—PROVISION FOR INCOME TAXES (Continued)

        Net deferred tax assets and liabilities consist of the following components as of December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015
Deferred tax assets—current:
Exploration costs	$—	$—
Deferred tax assets—noncurrent:
NOL carryover	4,287,567	2,245,166
Stock based compensation	576,808	242,011
Asset retirement obligation	350,333	12,887

Total deferred tax assets	5,214,708	2,500,064

Deferred tax liabilities—current:
Prepaid expenses	—	(6,464)
Property and equipment	(1,990)	—
Impairment, intangible drilling costs and other exploration costs capitalized	(1,796,102)	(15,010)

Total deferred tax liabilities	(1,798,092)	(21,474)

Net deferred tax assets	3,416,616	2,478,590

Valuation allowance	(3,416,616)	(2,478,590)

Net deferred tax assets	$—	$—

        The income tax provision differs from the amount of income tax determined by applying the US federal tax rate to the pretax loss from continuing operations for the years ended December 31, 2016 and 2015 due to the following:

	Year Ended December 31,
	2016	2015
Tax at statutory federal rate	$(1,520,524)	$(517,948)
Permanent difference	2,378	1,203
State taxes, net of federal	(136,847)	(46,551)
Depletion and impairment	—	(722,959)
Change in valuation allowance	938,026	1,301,164
Other	716,967	(14,909)

Provision (benefit) for income taxes	$—	$—

        At December 31, 2016, the Company had net operating loss carry-forwards of approximately $11,570,570 that may be offset against future taxable income from the years 2016 through 2036.

        Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 11—PROVISION FOR INCOME TAXES (Continued)

        The Company files income tax returns in the US federal jurisdiction and in the State of Colorado. The Company is currently subject to US federal, state and local income tax examinations by tax authorities since inception of the Company.

NOTE 12—RELATED PARTY TRANSACTIONS

        In May 2015, the Company entered into the Participation Agreement with Providence. As Providence is also the Company's primary lender through which the Company currently maintains the $5,000,000 initial line of credit (Note 6). The Participation Agreement grants Providence the option to acquire up to a 50% interest and participate in any oil and gas development on acreage the Company obtains through its Kingdom services agreement and any other leases acquired by the Company within an area of mutual interest ("AMI"). The AMI covers an area in Adams County, Colorado containing all of Township 1 South, Range 67 West, consisting of approximately 23,100 gross acres, with an additional one-mile border around the township, plus any other mutually agreeable areas. Providence currently holds 13.7% of the Company's outstanding common stock.

        At December 31, 2016, the Company had drawn $5,000,000 on the initial line of credit, and recorded related accrued interest of $302,477.

        On December 30, 2016 six officers and directors of the Company participated in Company's private placement by investing $500,000. (Note 6) The officers and directors participated on the same terms and conditions as third-party investors.

NOTE 13—COMMITMENTS AND CONTINGENCIES

Operating leases and agreements

        The Company leases its office facilities under a four year non-cancelable operating lease agreement expiring in October 2020. The following is a schedule by year of future minimum rental payments required under the operating lease agreement:

Year ending December 31,	Amount
2017	$76,014
2018	103,728
2019	106,896
2020	110,064
2021	27,714

$424,416

        Lease expense totaled $34,651 and $31,562 for the years ended December 31, 2016 and December 31, 2015 respectively.

Employment agreements

        On February 25, 2016, the Board of Directors approved a form of amended and restated executive employment in order to provide uniform terms of employment for the Company's executive officers.

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

Effective March 1, 2016, the Company entered into an amended and restated employment agreement with each Stephen J. Foley and Fredrick J. Witsell. Pursuant to the amended and restated employment agreements, Mr. Foley and Mr. Witsell are compensated by the Company at the rate of $13,000 per month, or $156,000 per year. The Company also executed an executive agreement with William B. Lloyd, Chief Operating Officer, pursuant to which, as amended, Mr. Lloyd is compensated at the rate of $13,000 per month, or $156,000 per year. For each of the foregoing executives, the employment agreements provide for an initial term expiring on December 31, 2018 with an automatic renewal for successive one-year periods unless terminated in accordance with its terms and provisions for termination and payment of severance under various circumstances.

        On April 15, 2016, the Company entered into an executive employment agreement with William R. Givan, Vice President, Land, pursuant to which Mr. Givan is compensated at the rate of $10,833.33 per month, or $130,000 per year. Mr. Givan's employment agreement provides for an initial term expiring on April 14, 2017 with an automatic renewal for successive one-year periods unless terminated in accordance with its terms and provisions for termination and payment of severance under various circumstances.

NOTE 14—SUBSEQUENT EVENTS

Completion of Private Placement

        On January 20, 2017, the Company completed a second closing of a private placement in which it sold an additional 66.509 units, including $2,216,978 in Notes and Warrants to purchase 2,216,978 shares of common stock. The Company received gross proceeds of $3,325,450 from this second closing prior to the deduction of placement agent fees and other associated expenses. (Notes 6 and 9)

        On January 30, 2017, the Company completed the final closing of the private placement in which it sold an additional 94.64 units, including $3,154,601 in Notes and Warrants to purchase 3,154,601 shares of common stock. The Company received gross proceeds of $4,731,950 from the final closing and gross proceeds of $10,000,000 from the entire private placement prior to the deduction of placement agent fees and other associated expenses. (Notes 6 and 9)

        In connection with the private placement, the Company paid the placement agent and participating broker-dealers a total commission of $1,000,000 pursuant to a Placement Agent Agreement between the Company and the agent dated December 16, 2016 and amended on January 24, 2017. As additional compensation, the Company issued a placement agent warrant to purchase a total of 666,797 shares of the Company's common stock exercisable at a price of $1.50 per share. The placement agent warrants expire on December 31, 2021.

Supplemental Line of Credit

        As amended on March 30, 2017, the Company agreed to repay $3,552,500 in outstanding principal not later than April 13, 2017 and not to borrow additional funds against the supplemental line of credit in exchange for PEP III extending the maturity date of the supplemental line of credit until June 13, 2017. (Note 6)

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 14—SUBSEQUENT EVENTS (Continued)

Pending Acquisitions

        On February 23, 2017 the Company entered into a Purchase and Sale Agreement with an independent third party seller to acquire oil and gas leases totaling approximately 5,879 gross (2,930 net) acres, with an average net revenue interest of 84%, located in Weld and Adams Counties, Colorado. The total purchase price for the leases and associated assets is $2,582,500. Providence has agreed to purchase a 50% interest in the assets, which would reduce the Company's interest to 1,465 net acres. Subject to satisfaction of closing conditions, the Company will pay approximately $460,000 in cash and issue 450,000 shares of its common stock to the seller for its 50% share of the acquisition.

        On March 16, 2017, the Company entered into a Letter Agreement with an independent third party seller to acquire an 18.75% royalty interest covering approximately 291 net acres, located in Adams County, Colorado. The total purchase price for the interests is $1,138,800. If completed, the transaction will be effective April 1, 2017. If completed, the Company may sell 50% of its acquired interest to Providence.

NOTE 15—UNAUDITED CRUDE OIL AND NATURAL GAS RESERVES INFORMATION

        The reserves at December 31, 2016, presented below were prepared by the independent engineering firm Cawley, Gillespie & Associates Inc. All reserves are located within the DJ Basin. Proved oil, natural gas and NGL reserves are the estimated quantities of oil, natural gas and NGLs which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions (i.e., prices and costs) existing at the time the estimate is made. Proved developed oil, natural gas and NGL reserves are proved reserves that can be expected to be recovered through existing wells and equipment in place and under operating methods being utilized at the time the estimates were made. A variety of methodologies are used to determine the proved reserve estimates. The principal methodologies employed are decline curve analysis, advance production type curve matching, petro physics/log analysis and analogy. Some combination of these methods is used to determine reserve estimates in substantially all of the Company's fields. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries and undeveloped locations are more imprecise than estimates of established proved producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

        As the result of volatile crude oil prices coupled with nominal estimated reserve volumes, the Company's management deemed that is was not economically prudent to obtain a reserve report for the year December 31, 2015. Based on management's analysis, as of December 31, 2015, the Company has ascribed no value related to proved reserves. At December 31, 2014, the Company had ascribed a nominal value to the standardized measure of estimated discounted future net cash flows related to its reserves.

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 15—UNAUDITED CRUDE OIL AND NATURAL GAS RESERVES INFORMATION (Continued)

        Analysis of Changes in Proved Reserves.    Estimated quantities of proved developed reserves (all of which are located within the United States), as well as the changes in proved developed reserves during the periods indicated, are presented in the following tables:

	Oil (Bbls)	Natural Gas (Mcf)	NGLs (Bbls)	Total (BOE)
Proved Reserves:
Balance as of December 31, 2013	—	—	—	—
Revisions of previous estimates	—	—	—	—
Extensions and discoveries	250	—	—	250
Sales of reserves in place	—	—	—	—
Improved recovery	—	—	—	—
Purchase of reserves	—	—	—	—
Production	(91)	—	—	(91)

Balance as of December 31, 2014	159	—	—	159

Revisions of previous estimates	(122)	—	—	(122)
Extensions and discoveries	—	—	—	—
Sales of reserves in place	—	—	—	—
Improved recovery	—	—	—	—
Purchase of reserves	—	—	—	—
Production	(37)	—	—	(37)

Balance as of December 31, 2015	—	—	—	—

Revisions of previous estimates	—	—	—	—
Extensions and discoveries	2,710,437	10,498,397	1,570,454	6,030,624
Sales of reserves in place	—	—	—	—
Improved recovery	—	—	—	—
Purchase of reserves	55,669	1,020,516	62,244	287,999
Production	(4,902)	(26,058)	(1,510)	(10,755)

Balance as of December 31, 2016	2,761,204	11,492,855	1,631,188	6,307,868

Proved Developed Reserves, included above
Balance as of December 31, 2014	159	—	—	159

Balance as of December 31, 2015	—	—	—	—

Balance as of December 31, 2016	260,284	1,788,895	181,655	740,088

Proved Undeveloped Reserves, included above
Balance as of December 31, 2014	—	—	—	—

Balance as of December 31, 2015	—	—	—	—

Balance as of December 31, 2016	2,500,920	9,703,960	1,449,533	5,567,780

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 15—UNAUDITED CRUDE OIL AND NATURAL GAS RESERVES INFORMATION (Continued)

        The values for the 2016 oil, natural gas and NGL reserves are based on the 12-month arithmetic average of the first day of the month prices for the period from January through December 31, 2016. The unweighted arithmetic average first-day-of-the-month prices for the prior twelve months were $42.75 per barrel (West Texas Intermediate price) for crude oil and NGLs and $2.48 per MMBtu (Henry Hub price) for natural gas. All prices are then further adjusted for transportation, quality and basis differentials. The average resulting price used as of December 31, 2016 was $34.09 per barrel for oil, $2.69 per Mcf for natural gas and $14.44 per barrel for NGLs.

        The Company did not ascribe a value to its proved reserves as of December 31, 2015 due to immaterial quantity estimates and a volatile price environment.

        The values for the 2014 oil and natural gas reserves are based on the 12- month arithmetic average of the first day of the month prices for the period January through December, 31, 2014. The unweighted arithmetic average first-day-of-the-month prices for the prior twelve months were $94.99 per barrel (West Texas Intermediate price) for crude oil and NGLs and $4.35 per MMBtu (Henry Hub price) for natural gas. All prices are then further adjusted for transportation, quality and basis differentials.

        For the year ended December 31, 2016, the Company reported extensions and discoveries of 6,030,624 BOE as a result of drilling and completion activities during 2016. Additionally, during 2016 the Company purchased reserves of 287,999 BOE.

        For the year ended December 31, 2015, the Company had downward revisions of previous estimates of 122 BOE. The Company ascribed no value related to proved reserves at December 31, 2015.

        For the year ended December 31, 2014, the Company reported extensions discoveries of 250 BOE related to the drilling and completion of two wells.

Standardized Measure of Estimated Discounted Future Net Cash Flows to Proved Oil and Natural Gas Reserves (in thousands):

        The Company follows the guidelines prescribed in ASC 932, Extractive Activities—Oil and Gas for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. The following summarizes the policies used in the preparation of the accompanying oil, natural gas and NGL reserve disclosures, standardized measures of discounted future net cash flows from proved oil, natural gas and NGL reserves and the reconciliations of standardized measures from year to year.

        The information is based on estimates of proved reserves attributable to the Company's interest in oil and gas properties as of December 31 of the years presented. These estimates were prepared by Cawley Gillespie & Associates, Inc., independent petroleum engineers.

        The standardized measure of discounted future net cash flows from production of proved reserves was developed as follows: (1) estimates are made of quantities of proved reserves and future periods during which they are expected to be produced based on year-end economic conditions; (2) the estimated future cash flows are compiled by applying the twelve month average of the first of the

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 15—UNAUDITED CRUDE OIL AND NATURAL GAS RESERVES INFORMATION (Continued)

month prices of crude oil and natural gas relating to the Company's proved reserves to the year-end quantities of those reserves for reserves; (3) the future cash flows are reduced by estimated production costs, costs to develop and produce the proved reserves and abandonment costs, all based on year-end economic conditions, plus Company overhead incurred; and (4) future net cash flows are discounted to present value by applying a discount rate of 10%.

        The assumptions used to compute the standardized measure are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves, nor their present value. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations, since these reserve quantity estimates are the basis for the valuation process. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries and undeveloped locations are more imprecise than estimates of established proved producing oil and gas properties. The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of the Company's oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

        The following are the principal sources of change in the standardized measure (in thousands):

	For the years ended December 31,
	2016	2015	2014
Future cash inflows	$148,596	$5	$13
Future cash outflows:
Production cost	(35,038)	(3)	(8)
Development cost	(37,667)	—	—
Future income tax	(5,802)	—	—

Future net cash flows	70,089	2	5
Adjustment to discount future annual net cash flows at 10%	(27,338)	(2)	—

Standardized measure of discounted future net cash flows	$42,751	$—	$5

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 15—UNAUDITED CRUDE OIL AND NATURAL GAS RESERVES INFORMATION (Continued)

        The following summary sets forth the Company's future net cash flows relating to proved oil, natural gas and NGL reserves based on the standardized measure prescribed in ASC 932, Extractive Activities—Oil and Gas (in thousands):

Changes in Standardized Measure of Estimated Discounted Future Net Cash Flows

	For the years ended December 31,
	2016	2015	2014
Standardized measure, beginning of year	$—	$5	$—
Sales of oil and gas, net of production cost	(126)	(3)	—
Net change in sales prices, net of production cost	489	—	—
Discoveries, extensions and improved recoveries	76,445	—	5
Change in future development costs	(37,667)	—	—
Development costs incurred during the period that reduced future development cost	—	—	—
Sales of reserves in place	—	—	—
Revisions of quantity estimates	—	(2)	—
Accretion of discount	130	—	—
Net change in income tax	(2,587)	—	—
Purchase of reserves	6,021	—	—
Changes in timing of rates of production	46	—	—

Standardized measure, end of year	$42,751	$—	$5

NOTE 16—REVISION OF FINANCIAL STATEMENTS FOR DECEMBER 31, 2016

        In connection with the preparation of its condensed financial statements for the quarter ended March 31, 2017, the Company identified an error related to the manner in which it accounted for the fair value of convertible promissory notes and warrants issued in the Company's private placement during December 2016 (Note 6). Specifically, the Company was required to apply the guidance of FASB ASC 470, and more specifically, ASC 470-20-25-2 and ASC 470-20-25-3. On the balance sheet at December 31, 2016, the Company recorded the face value of convertible notes payable issued in connection with the private placement under liabilities, discounted by (i) the value of the original issue discount and (ii) the value of the warrants issued to the placement agent. The Company did not, however, discount the value of the convertible notes payable by the fair value of the warrants issued to individual investors.

        In accordance with Staff Accounting Bulletin ("SAB") No. 99, Materiality, and SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, the Company evaluated the error and determined that the related impact was not material to the Company's results of operations or financial position for any prior annual or interim period. Accordingly, the Company corrected these errors for the year ended December 31, 2016 by revising the condensed interim financial statements.

PetroShare Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

NOTE 16—REVISION OF FINANCIAL STATEMENTS FOR DECEMBER 31, 2016 (Continued)

        The following tables present the revisions the Company has made to the balance sheet as of, and the statement of operations for the year ended, December 31, 2016:

Balance Sheet

	As of December 31, 2016
	As Reported	Adjustments	As Revised
Convertible notes payable, net	$814,989	$(809,681)	$5,308

Total Liabilities	$17,260,318	$(809,681)	$16,450,637
Shareholders' Equity
Additional paid in capital	$10,593,324	$811,901	$11,405,225
Accumulated deficit	(9,848,822)	(2,220)	(9,851,042)

Total Shareholders' Equity	$766,466	$809,681	$1,576,147
Total Liabilities and Shareholders' Equity	$18,026,784	$—	$18,026,784

Statement of Operations

	Year Ended December 31, 2016
	As Reported	Adjustments	As Revised
Interest expense	$(320,950)	$(2,220)	$(323,170)

Total other (expense)	$(320,377)	$(2,220)	$(322,597)
Net (loss)	$(4,479,052)	$(2,220)	$(4,481,272)

REPORT OF INDEPENDENT AUDITOR

To the Board of Directors and Shareholders
PetroShare Corp.

        We have audited the accompanying statement of revenues and direct operating expenses of certain assets acquired from PDC Energy, Inc. (the "PDC Assets") for the years ended December 31, 2015 and 2014. These financial statements are the responsibility of the management of PetroShare Corp. (the "Company"). Our responsibility is to express an opinion on these financial statements based on our audit.

Management's Responsibility for the Financial Statement

        Management is responsible for the preparation and fair presentation of the statement of revenues and direct operating expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenues and direct operating expenses that is free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on the statement of revenues and direct operating expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and direct operating expenses is free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal controls of the PDC Assets. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statements referred to above present fairly, in all material respects, the statements of revenues and direct operating expenses of the PDC Assets for the years ended December 31, 2015 and 2014, in conformity with generally accepted accounting principles in the United States of America.

Emphasis of Matter

        The accompanying statements of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for

3600 S Yosemite St. #600 Denver, CO 80237 T: 303.694.6700 F: 303.694.6761

877.754.4557

inclusion in the Company's Form 8-K/A and were not intended to be a complete presentation of the results of the operations of the PDC Assets. Our opinion is not modified with respect to this matter.

/s/ Singer Lewak LLP

Denver, Colorado
September 16, 2016

PDC Assets

Statements of Revenues and Direct Operating Expenses

	For the six months ended June 30,		For the years ended December 31,
	2016	2015	2015	2014
	(unaudited)
Oil and gas production revenues:
Oil	$47,615	$62,127	$117,569	$364,311
Natural gas and natural gas liquids	85,407	191,383	304,756	632,288

Total Oil and gas production revenues	133,022	253,510	422,325	996,599
Direct operating expenses:
Lease operating expenses	72,011	95,117	170,113	175,918
Severance taxes	5,582	14,645	22,289	29,634
Re-engineering and workovers	28,631	21,509	76,791	6,781

Total direct operating expenses	106,224	131,271	269,193	212,333
Revenues in excess of direct operating expenses	$26,798	$122,239	$153,132	$784,266

The accompanying notes are an integral part of these financial statements.

PDC Assets

Notes to Statements of Revenues and Direct Operating Expenses

NOTE 1—ORGANIZATION AND NATURE OF OPERATIONS

        PetroShare Corp. ("PetroShare" or the "Company") is a corporation organized under the laws of the State of Colorado on September 4, 2012 to investigate, acquire and develop crude oil and natural gas properties in the Rocky Mountain or mid-continent portion of the United States. Since inception, PetroShare has focused on financing activities and the acquisition, exploration and development of crude oil and natural gas prospects in the Rocky Mountain and mid-continent region of the United States. The Company's recent focus is on the Wattenberg Field, part of the Denver-Julesburg Basin in northeast Colorado. The Company recently acquired certain crude oil and natural gas properties located in Adams County, Colorado from PDC Energy, Inc. ("PDC"). The accompanying financial statements represent the revenues and direct operating expenses of the properties acquired.

NOTE 2—ACQUISITION

        On June 30, 2016, the Company completed the acquisition of certain oil and gas assets from PDC, including leases covering approximately 3,652 gross (1,410 net) acres of lands located in Adams County, Colorado and PDC's interest in 35 currently-producing wells (collectively, the "PDC assets"). Simultaneous with the closing, the Company's principal lender, Providence Energy Operators, LLC ("Providence"), exercised its option under a participation agreement and acquired 50% of the interest the Company acquired in the PDC assets. The acquisition was effective April 1, 2016.

        The gross purchase price for the PDC assets was $4,611,833 after a holdback allowance of $542,797 associated with certain title defects. Following Providence's exercise of its option under the participation agreement, the net purchase price to the Company was $2,305,917. The gross purchase price may be adjusted upwards to $5,154,630 if PDC completes certain title curative actions within 90 days following closing. The purchase price is also subject to certain post-closing adjustments based on a final proration of costs and revenues from operation of the assets following the effective date. The post-closing adjustment is scheduled 90 days after the acquisition date, or September 28, 2016.

        The acquisition was accounted for as a business combination in accordance with Accounting Standards Codification ("ASC") No. 805, Business Combinations, which among other things requires the assets acquired and liabilities assumed to be measured and recorded at their fair values as of the acquisition date.

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The accompanying Statements of Revenues and Direct Operating Expenses and related notes present the revenues and direct operating expenses related to the PDC assets for the six month periods ended June 30, 2016 and 2015 (unaudited) and for the years ended December 31, 2015 and 2014, and have been derived from historical data related to the PDC assets. Revenues relate to the historical net revenue interests and net working interests acquired by the Company. Direct operating expenses include lease operating expenses, production and ad valorem taxes, transportation and all other direct operating costs associated with the PDC assets.

        The Statements of Revenues and Direct Operating Expenses are presented because it is not practicable to obtain full historical audited financial statements with respect to the PDC assets. The Statements of Revenues and Direct Operating Expenses are not indicative of the financial condition or results of operations of the PDC assets going forward due to the omission of various operating

PDC Assets

Notes to Statements of Revenues and Direct Operating Expenses (Continued)

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

expenses. During the periods presented, the PDC assets were not accounted for as a separate business unit. As such, certain costs, such as depreciation, depletion and amortization of oil and gas properties, accretion of asset retirement obligations, general and administrative expenses, interest expense and income taxes were not allocated to the PDC assets.

        The preparation of the Statements of Revenues and Direct Operating Expenses in conformity with accounting principles generally accepted in the United States of America ("US GAAP") required management to make certain estimates and assumptions that affect the reported amounts of revenues and operating expenses during the reporting periods. Although these estimates are based on management's best available knowledge of current and future events, actual results could be different from those estimates.

Revenue recognition

        Oil, natural gas and natural gas liquids revenues are recognized under the sales method when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectability of the revenue is probable. Revenues are reported net of overriding and other royalties due to third parties.

NOTE 4—OMITTED FINANCIAL INFORMATION

        Historical financial statements reflecting financial position, results of operations and cash flows required by US GAAP are not presented as such information was not available on a property-by-property basis, nor is it practicable to obtain such information in these circumstances. Historically, no allocation of general and administrative, interest expense, corporate taxes, accretion of asset retirement obligations, and depreciation, depletion and amortization of oil and gas properties was made to the PDC assets. Accordingly, the Statements of Revenues and Direct Operating Expenses are presented in lieu of the financial statements required under Rules 3-01 and 3-02 of the Securities and Exchange Commission's Regulation S-X.

NOTE 5—SUBSEQUENT EVENTS

        Management has evaluated subsequent events through September 16, 2016, the date the financial statements were available to be issued. No subsequent events were identified requiring additional recognition or disclosure in the accompanying financial statements.

NOTE 6—SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

Oil and Gas Reserve Information

        The following tables summarize the net ownership interests in estimated quantities of proved, proved developed, and proved undeveloped ("PUD") oil and natural gas reserves of the PDC assets for the periods indicated, estimated by the Company's independent petroleum engineers, and the related summary of changes in estimated quantities of net remaining proved reserves during the periods indicated. Reserve estimates are inherently imprecise and estimates of new discoveries are more

PDC Assets

Notes to Statements of Revenues and Direct Operating Expenses (Continued)

NOTE 6—SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED) (Continued)

imprecise than those of producing oil and gas properties. Accordingly, reserve estimates are expected to change as additional performance data becomes available.

	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Liquids (Gallons)	Total (BOE)(1)(2)
Balance—January 1, 2014	30,896	711,839	2,930,844	219,318
Extension and Discoveries	351,700	1,465,200	12,065,088	883,164
Production	(4,170)	(75,984)	(259,438)	(23,011)
Revisions to Estimates	(426)	(8,755)	(147,626)	(5,400)
Balance at December 31, 2014	378,000	2,092,300	14,588,868	1,074,071
Extension and Discoveries	383,500	1,574,800	24,258,024	1,223,538
Production	(2,201)	(62,666)	(247,671)	(18,542)
Revisions to Estimates	(20,325)	(140,628)	(11,925,777)	(327,710)
Balance at December 31, 2015	738,974	3,463,806	26,673,444	1,951,537
Proved developed reserves
December 31, 2014	26,300	627,100	2,523,780	190,907
December 31, 2015	18,500	517,800	2,415,420	162,310
Proved undeveloped reserves
December 31, 2014	351,700	1,465,200	12,065,088	883,164
December 31, 2015	720,474	2,946,006	24,258,024	1,789,047

(1)
Barrel of oil equivalent ("BOE") is equal to (i) 42 gallons of natural gas liquids per barrel of oil ("Bbl") or (ii) 6 thousand cubic feet "(Mcf") of natural gas per Bbl.

(2)
Increases in proved undeveloped reserves during the years ended December 31, 2015 and 2014 are attributable to the increases in economic horizontal drilling activity adjacent to the subject acreage.

        Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs) at the time the estimate is made. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells and equipment in place and under operating methods being utilized at the time the estimates were made.

Standardized Measure of Discounted Estimated Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

        The following table sets forth the computation of the standardized measure of estimated discounted future net cash flows relating to proved oil and gas reserves and the changes in standardized measure of discounted future net cash flows of the PDC assets in accordance with ASC Topic 932, Extractive Activities—Oil and Gas ("ASC 932"), and based estimated on oil and natural gas reserve and production volumes. Estimated future cash inflows as of December 31, 2015 and 2014 were computed by applying average fiscal-year prices (calculated as the unweighted arithmetic average of the

PDC Assets

Notes to Statements of Revenues and Direct Operating Expenses (Continued)

NOTE 6—SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED) (Continued)

first-day-of-the-month oil and gas prices for each month within the years ended December 31, 2015 and 2014) to estimated future production. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the estimated proved oil and natural gas reserves at year-end, based on year-end costs and assuming the continuation of existing economic conditions. Price changes based on inflation, federal regulatory changes and supply and demand are not considered. Estimated future production costs related to period-end reserves are based on period-end costs. Such costs include, but are not limited to, production taxes and direct operating costs. Inflation and other anticipatory costs are not considered until the actual cost change takes effect. In accordance with the ASC 932, a discount rate of 10% is applied to the annual estimated future net cash flows.

        The prices, calculated as described above, were $50.28 per barrel of oil and $2.59 per MMBtu of natural gas at December 31, 2015, and $94.99 per Bbl and $4.35 per MMBtu of natural gas at December 31, 2014. The prices were based on index prices, which have been adjusted for historical average location and quality differentials. Estimated future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs resulting in net cash flow before tax. Future income tax expense was estimated based on an estimated effective tax rate of 37.5%.

        The standardized measure is not intended to be representative of the fair market value of the proved reserves. The calculations of revenues and costs do not necessarily represent the amounts to be received or expended. Accordingly, the estimates of future net cash flows from proved reserves and the present value thereof may not be materially correct when judged against actual subsequent results. Further, since prices and costs do not remain static, and no price or cost changes have been considered, and future production and development costs are estimates to be incurred in developing and producing the estimated proved oil and gas reserves, the results are not necessarily indicative of the fair market value of estimated proved reserves, and the results may not be comparable to estimates disclosed by other oil and gas producers.

Standardized Measure of Estimated Discounted Future Net Cash Flows

	December 31,
	2015	2014
Future Cash Inflows	$48,130,473	$50,786,062
Future Production Costs	(12,404,692)	(10,762,283)
Future Development Costs	(15,831,775)	(7,744,474)
Future Income Taxes	(2,462,005)	(4,003,972)

Estimated future net cash flows	17,432,001	28,275,333
10% annual discount for estimated timing of cash flows	(8,591,436)	(13,249,806)

Standardized measure of estimated discounted future cash flows	$8,840,565	$15,025,527

PDC Assets

Notes to Statements of Revenues and Direct Operating Expenses (Continued)

NOTE 6—SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED) (Continued)

        The following table summarizes the principal factors comprising the changes in the standardized measure of estimated discounted net cash flows for the years ended December 31, 2015 and 2014:

Changes in Standardized Measure of Estimated Discounted Future Net Cash Flows

	December 31,
	2015	2014
Beginning of the year	$15,025,527	$3,067,407
Sales of oil and gas produced net of production cost	(422,325)	(996,599)
Net change in sales prices, net of production costs	(1,349,758)	271,018
Extensions, discoveries and improved recoveries	3,915,143	24,408,689
Previously estimated development costs incurred during the period	—	—
Net changes in future development costs	(8,087,301)	(7,744,474)
Revision of previous quantity estimates	(847,287)	(31,203)
Accretion of discount	(993,735)	—
Net change in income tax	1,541,966	(4,003,972)
Changes in timing of estimated cash flows and others	58,335	54,661

Standardized measure, end of year	$8,840,565	$15,025,527

HEIN	Hein & Associates LLP 1999 Broadway, Suite 4000 Denver, Colorado 80202	www.heincpa.com p 303.298.9600 f 303.298.8118

INDEPENDENT AUDITOR'S REPORT

Audit Committee
PetroShare Corp.

Report on the Statements

        We have audited the accompanying statements of revenues and direct operating expense of the properties acquired by PetroShare Corp. (the "Company"), for the years ended December 31, 2015 and 2014.

Management's Responsibility for the Statements

        Management is responsible for the preparation and fair presentation of these statements ("the Statements") in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of Statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on the Statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the Statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the statements of revenues and direct operating expense referred to above present fairly, in all material respects, the revenues and direct operating expenses of the properties acquired by PetroShare Corp. for the years ended December 31, 2015 and 2014, in accordance with accounting principles generally accepted in the United States of America.

CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS	DENVER -- HOUSTON -- DALLAS -- ORANGE COUNTY

Basis of Accounting

        The accompanying Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 and are not intended to be a complete presentation of the properties' revenues and expenses.

/s/ Hein & Associates LLP
Hein & Associates LLP

Denver, Colorado
March 10, 2017

Statements of Revenues and Direct Operating Expenses of the properties acquired by PetroShare Corp.

	For the nine months ended September 30,		For the years ended December 31,
	2016	2015	2015	2014
	(Unaudited)
Revenues:
Oil	$63,016	$80,421	$103,631	$249,803
Natural gas and natural gas liquids	83,514	101,580	132,076	283,012

Total oil and gas production revenues	146,530	182,001	235,707	532,815
Direct operating expenses:
Lease operating expenses	75,158	108,086	133,587	164,332
Production taxes	14,084	15,299	25,887	24,134
Re-engineering and workovers	13,851	21,176	27,949	68,925

Total direct operating expenses	103,093	144,561	187,423	257,391
Revenues in excess of direct operating expenses	$43,437	$37,440	$48,284	$275,424

See the accompanying notes to the Statements of Revenues and Direct Operating Expenses

Notes to the Statements of Revenues and Direct Operating Expenses

NOTE 1—BASIS OF PRESENTATION

        On December 22, 2016, PetroShare Corp. (the "Company") completed the acquisition of certain oil and gas assets ("Crimson assets") from Crimson Exploration Operating, Inc., a Delaware corporation ("Crimson"). The accompanying Statements of Revenues and Direct Operating Expenses (the "Statements") are presented on the accrual basis of accounting and relate to the operations of the Crimson assets and have been derived from the historical accounting records of Crimson. Certain costs such as depreciation, depletion, and amortization, accretion of asset retirement obligations, general and administrative expenses, interest and corporate income taxes are omitted. As such, the Statements are not intended to be a complete presentation of the revenues and expenses of the Crimson assets. Furthermore, the Statements may not be representative of future operations due to changes in the business and the omission of certain information.

        The financial information for the nine-month periods ended September 30, 2016 and 2015 is unaudited. In the opinion of management, however this information contains all adjustments, consisting only of normal recurring accruals, necessary for fair statements of the revenues and direct operating expenses for the periods presented in accordance with the indicated basis of presentation. The revenues and direct operating expenses for interim periods are not necessarily indicative of the revenues and direct operating expenses for the full fiscal year.

        Historical financial statements reflecting financial position, results of operations and cash flows required by the accounting principles generally accepted in the United States ("US GAAP") are not presented as such information was not available on a property-by-property basis, nor is it practicable to obtain such information in these circumstances. Historically, no allocation of general and administrative, or interest expense, corporate taxes, accretion of asset retirement obligations, and depreciation, depletion and amortization of oil and gas properties was made to the Crimson assets. Accordingly, the Statements of Revenues and Direct Operating Expenses are presented in lieu of the financial statements required under Rule 3.05(b) of the Securities and Exchange Commission's Regulation S-X.

NOTE 2—USE OF ESTIMATES IN PREPARATION OF THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

        The preparation of the Statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the respective reporting periods. Actual results may differ from the estimates and assumptions used in the preparation of the Statements.

NOTE 3—ACQUISITION

        On November 21, 2016, the Company entered into a definitive purchase and sale agreement with Crimson, pursuant to which the Company agreed to acquire the Crimson assets. Completion of the acquisition occurred on December 22, 2016, with an effective date of December 1, 2016.

        The Crimson assets include leases located mostly in Adams and Weld Counties, Colorado. All of the acreage is currently held by production. The Company also acquired a 50% interest in 32 currently producing wells and six shut in wells located on the acreage.

Notes to the Statements of Revenues and Direct Operating Expenses (Continued)

NOTE 4—REVENUE RECOGNITION

        Oil, natural gas and natural gas liquids revenues are recognized on the sales method when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectability of the revenue is probable. Revenues are reported net of overriding and other royalties due to third parties.

NOTE 5—COMMITMENTS AND CONTINGENCIES

        Pursuant to the terms of the definitive purchase and sale agreement there are no known claims, litigation or disputes pending as of the effective date of the Crimson purchase, or any other matters arising in connection with the indemnification and the parties of the Crimson agreement are not aware of any environmental or other commitments that would have a material effect on these statements.

NOTE 6—SUBSEQUENT EVENTS

        In accordance with Accounting Standards Codification ("ASC") 855, the Company has evaluated subsequent events through March 10, 2017, the date the accompanying Statements were available to be issued. There were no material subsequent events that required recognition or additional disclosure in the Statements.

NOTE 7—SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

Oil and Gas Reserve Information

        The following tables summarize the net ownership interest of the Company in estimated quantities of proved developed oil and natural gas reserves of the Crimson assets for the periods indicated, estimated by the Company's management and independent petroleum engineers, and the related summary of changes in estimated quantities of net remaining proved reserves during the periods indicated. There were no proved undeveloped reserves at December 31, 2015 or 2014. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, reserve estimates are expected to change as additional performance data becomes available.

Notes to the Statements of Revenues and Direct Operating Expenses (Continued)

NOTE 7—SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED) (Continued)

Estimated Proved Developed Reserves

	Oil (Mbbl)	Natural Gas (MMcf)(1)(2)	Total (MBOE)(3)
Balance—January 1, 2014	36	743	160
Production	(3)	(54)	(12)
Revisions to Estimates	(4)	(11)	(6)
Balance at December 31, 2014	29	678	142
Production	(3)	(49)	(11)
Revisions to Estimates	(1)	(115)	(20)
Balance at December 31, 2015	25	514	111
Proved developed reserves
December 31, 2014	29	678	142
December 31, 2015	25	514	111

(1)
Barrel of oil equivalent ("BOE") is equal to (i) 42 gallons of natural gas liquids per barrel of oil ("Bbl") or (ii) 6 thousand cubic feet ("Mcf") of natural gas per Bbl. Included in natural gas volumes are natural gas liquids.

(2)
Included in natural gas volumes ("Mcf") are natural gas liquids.

(3)
The revision to estimates in natural gas volumes (including natural gas liquids) for the year ended December 31, 2015 is attributable to the significant decrease in pricing for natural gas and natural gas liquids, and the economics of reserves.

        Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs) at the time the estimate is made. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells and equipment in place and under operating methods being utilized at the time the estimates were made.

Standardized Measure of Discounted Estimated Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

        The following table sets forth for the Crimson assets the computation of the standardized measure of discounted future net cash flows relating to proved oil and gas reserves and the changes in standardized measure of discounted future net cash flows of the Crimson assets in accordance with ASC Topic 932, Extractive Activities—Oil and Gas ("ASC 932"), and based on oil and natural gas reserve and production volumes. Estimated future cash inflows as of December 31, 2015 and 2014 were computed by applying average fiscal-year prices (calculated as the unweighted arithmetic average of the first-day-of-the-month oil and gas prices for each month within the years ended December 31, 2015 and 2014) to estimated future production. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the estimated proved oil and natural gas reserves at year-end, based on year-end costs and assuming the continuation of existing economic conditions. Price changes based on inflation, federal regulatory changes and supply and

Notes to the Statements of Revenues and Direct Operating Expenses (Continued)

NOTE 7—SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED) (Continued)

demand are not considered. Estimated future production costs related to period-end reserves are based on period-end costs. Such costs include, but are not limited to, production taxes and direct operating costs. Inflation and other anticipatory costs are not considered until the actual cost change takes effect. In accordance with the ASC 932, a discount rate of 10% is applied to the annual estimated future net cash flows.

        The prices, calculated as described above, were $36.71 per barrel of oil and $2.35 per Mcf of natural gas at December 31, 2015, and $81.23 per Bbl and $3.98 per Mcf of natural gas at December 31, 2014. The prices were based on index prices, which have been adjusted for historical average location and quality differentials. Estimated future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs resulting in net cash flow before tax. Future income tax expense was estimated based on an estimated effective tax rate of 37.06%.

        The standardized measure is not intended to be representative of the fair market value of the proved reserves. The calculations of revenues and costs do not necessarily represent the amounts to be received or expended. Accordingly, the estimates of future net cash flows from proved reserves and the present value thereof may not be materially correct when judged against actual subsequent results. Further, since prices and costs do not remain static, no price or cost changes have been considered, and future production and development costs are estimates to be incurred in developing and producing the estimated proved oil and gas reserves, the results are not necessarily indicative of the fair market value of estimated proved reserves, and the results may not be comparable to estimates disclosed by other oil and gas producers.

Standardized Measure of Estimated Discounted Future Net Cash Flows

	December 31,
	2015	2014
	(in thousands)
Future cash inflows	$2,267	$5,467
Future production costs	(1,118)	(2,027)
Future development costs	—	—
Future income taxes	(107)	(612)

Estimated future net cash flows	1,042	2,828
10% annual discount for estimated timing of cash flows	(417)	(1,076)

Standardized measure of estimated discounted future cash flows	$625	$1,752

Notes to the Statements of Revenues and Direct Operating Expenses (Continued)

NOTE 7—SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED) (Continued)

        The following table summarizes the principal factors comprising the changes in the standardized measure of estimated discounted net cash flows for the years ended December 31, 2015 and 2014:

Changes in Standardized Measure of Estimated Discounted Future Net Cash Flows

	December 31,
	2015	2014
	(in thousands)
Standardized measure, beginning of the year	$1,752	$2,068
Sales of oil and gas produced, net of production cost	(48)	(275)
Net change in sales prices, net of production costs	(990)	(90)
Extensions, discoveries and improved recoveries	—	—
Previously estimated development costs incurred during the period	—	—
Net changes in future development costs	—	—
Revision of previous quantity estimates	(244)	(75)
Accretion of discount	175	207
Net change in income tax	158	36
Changes in timing of estimated cash flows and others	(178)	(119)

Standardized measure, end of year	$625	$1,752

APPENDIX A
GLOSSARY OF OIL AND NATURAL GAS TERMS

        Unless otherwise indicated in this prospectus, natural gas volumes are stated at the legal pressure base of the state or geographic area in which the reserves are located at 60 degrees Fahrenheit. Crude oil and natural gas equivalents are determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

        The following are abbreviations and definitions of terms commonly used in the oil and natural gas industry and within this prospectus:

        "Bbl"—Barrel or 42 US gallons liquid volume.

        "MBbls"—One thousand Bbls.

        "BOE"—One barrel of crude oil equivalent, which combines Bbls of oil, Bbls of natural gas liquids, and Mcf of natural gas by converting each six Mcf of natural gas to one Bbl of oil.

        "MBOE"—One thousand BOE.

        "BOE/D"—Barrels of oil equivalent per day.

        "Condensate"—A mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.

        "Developed acreage"—The number of acres that are allocated or assignable to producing wells or wells capable of production.

        "Development well"—A well drilled within the proved area of a crude oil or natural gas reservoir to the depth of stratigraphic horizon (rock layer or formation) noted to be productive for the purpose of extracting proved crude oil or natural gas reserves.

        "Exploratory well"—A well drilled to find and produce crude oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be producing crude oil or natural gas in another reservoir, or to extend a known reservoir.

        "Field"—An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

        "Gross acres"—The number of acres in which the Company owns a gross working interest.

        "Gross well"—A well in which the Company owns a working interest.

        "Leases"—Full or partial rights in mineral interests authorizing the leaseholder to drill for, produce and sell oil and natural gas in exchange for any or all of rental, bonus and royalty payments. Leases are generally acquired from private landowners (fee leases) and from federal and state governments on acreage held by them.

        "Mcf"—One thousand cubic feet of natural gas.

        "MMcf"—One thousand Mcf.

        "MMBtu"—One million British thermal units—a measure of the amount of energy required to raise the temperature of a one-pound mass of water one degree Fahrenheit at sea level.

        "Net acres" or "Net wells"—The sum of the fractional working interests owned in gross acres or wells, as the case may be, expressed as whole numbers and fractions thereof.

        "NGL"—Natural gas liquids.

        "Operator"—The individual or company responsible to the working interest owners for the exploration, development and production of an oil or natural gas well or lease.

        "Producing well"—A well that is currently producing crude oil, natural gas, or liquids.

        "Productive well"—A producing well or a well mechanically capable of production.

        "Prospect"—A location where hydrocarbons such as crude oil and natural gas are believed to be present in quantities which are economically feasible to produce.

        "Proved developed reserves"—Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional crude oil and natural gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included in "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

        "Proved reserves"—Proved crude oil and natural gas reserves are those quantities of crude oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

        "Proved undeveloped reserves"—Proved crude oil and natural gas reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for development. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Estimates for proved undeveloped reserves are not attributed to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proven effective by actual tests in the area and in the same reservoir.

        "PV-10 value" means the present value of estimated future gross revenue to be generated from the production of estimated net proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated (unless such prices or costs are subject to change pursuant to contractual provisions), without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expenses or to depreciation, depletion and amortization, discounted using an annual discount rate of 10 percent. While this measure does not include the effect of income taxes as it would in the use of the standardized measure calculation, it does provide an indicative representation of the relative value of our company on a comparative basis to other companies and from period to period.

        "Reservoir"—A porous and permeable underground formation containing a natural accumulation of producible crude oil and/or natural gas that is confined by impermeable rock or water barriers and is separate from other reservoirs.

        "Resources"—Quantities of crude oil and natural gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations.

        "Revenue interest"—The amount or percentage of revenue/proceeds derived from a producing well that the owner is entitled to receive.

        "Section"—640 acres.

        "Shut-in"—A well which is capable of producing but is not presently producing.

        "Spacing" or "Spacing Unit"—The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies.

        "Standardized measure"—The present value of estimated future cash inflows from proved natural gas and crude oil reserves, less future development and production costs and future income tax expenses, using prices and costs as of the date of estimation without future escalation, without giving effect to hedging activities, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization and discounted using an annual discount rate of 10% to reflect timing of future cash flows.

        "Undeveloped acreage"—Leased acres on which wells have not been drilled or completed to a point that would permit the production of economic quantities of crude oil and natural gas, regardless of whether or not such acreage contains proved reserves. Undeveloped acreage includes net acres under the bit until a productive well is established in the spacing unit.

        "Unproved property"—A property or part of a property with no proved reserves.

        "Working interest"—The amount or percentage of costs that an owner is required to pay of drilling and production expenses. It also gives the owners, in the aggregate, the right to drill, produce and conduct operating activities on the property and to share in any revenue from the production.

                Shares

PetroShare Corp.

Common Stock

PROSPECTUS

                , 2017

Johnson Rice & Company L.L.C.	Seaport Global Securities

        Until                    , 2017 (25 days after commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        We will pay all expenses in connection with the issuance and distribution of the securities being registered except selling discounts and commissions of the selling shareholders. The following table sets forth expenses and costs related to this offering (other than underwriting discounts and commissions) expected to be incurred with the issuance and distribution of the securities described in this registration statement.

SEC registration fee		$5,795
FINRA filing fee
Initial NYSE MKT listing fee
Legal fees
Accounting fees
Transfer agent and registrar fees and expenses
Printing and engraving expenses
Miscellaneous

Total	$

Item 14.    Indemnification of Directors and Officers.

        Our Articles of Incorporation and Bylaws provide that we may indemnify, to the fullest extent permitted by Colorado law, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        The Colorado Business Corporation Act, or the CBCA, allows indemnification of directors, officers, employees and agents of a company against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the company if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the Board of Directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses.

        Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the CBCA. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

  •
  any breach of the duty of loyalty to our company or our stockholders;

  •
  acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

  •
  dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;

  •
  violations of certain laws; or

  •
  any transaction from which the director derives an improper personal benefit.

Liability under federal securities law is not limited by the Articles of Incorporation or Bylaws. The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of us and our executive officers and directors for certain liabilities, including liabilities arising under the Securities Act.

        We have purchased and intend to maintain insurance on behalf of each and any person who is or was one of our directors or officers against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

        See also the undertakings set out in response to Item 17 herein.

Item 15.    Recent Sales of Unregistered Securities.

        Between May and July 2014, we issued 2,220,003 shares of common stock to 38 individuals and entities at a price of $0.50 per share in connection with a private placement for cash proceeds of $1,110,002. The common stock was issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

        In October 2014, we issued 23,438 shares of common stock to a former officer of the company in connection with a Separation Agreement, dated August 16, 2013. This transaction was completed pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act.

        In December 2015, we sold 25,000 shares of common stock to one accredited investor in a private placement at a price of $1.00 per share, for gross proceeds of $25,000. The common stock was issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

        In January 2016, we sold 95,000 shares of common stock to one accredited investor in a private placement at a price of $1.00 per share, for gross proceeds of $95,000. The common stock was issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

        In April 2016, we issued 50,000 shares of common stock to an investor relations company in connection with certain services to be provided. The shares were valued at $32,500. This transaction was completed pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

        In May 2016, we issued an aggregate of 50,000 shares of common stock under our equity incentive plan to two individuals in connection with their becoming members of our Board of Directors. This transaction was completed pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

        In July 2016, we issued (i) 25,000 shares of common stock under our equity incentive plan to an individual in connection with his becoming a member of our Board of Directors and (ii) 8,333 shares of common stock to an investor relations company in connection with certain services to be provided, which shares were valued at $13,750. These transactions were completed pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

        In August 2016, we issued 8,333 shares of common stock to an investor relations company in connection with certain services to be provided, which shares were valued at $11,666. In August 2016,

we issued 50,000 shares of common stock to the investor relations company in connection with a termination agreement, which shares were valued at $72,000. These transactions were completed pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

        In November 2016, we issued 14,425 shares of common stock to an oil and gas lease broker in connection with certain services to be provided to us. The shares were valued at $26,686. This transaction was completed pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

        In December 2016, we issued 30,000 shares of common stock to a working interest partner in exchange for certain oil and gas interests. The shares were valued at $56,700. This transaction was completed pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

        In December 2016 and January 2017, we sold 200 units consisting of common stock purchase warrants and convertible promissory notes to 131 accredited investors for gross proceeds of $10,000,000. Each unit is comprised of a 10% unsecured convertible promissory note in the face amount of $50,000 and 33,333 common stock purchase warrants. GVC Capital LLC served as the placement agent for the offering and was paid a commission of $1,000,000. As additional compensation, we issued to GVC Capital LLC warrants to purchase up to 666,600 shares of our common stock at an exercise price of $1.50 per share. The units were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder and the warrants issued to GVC Capital LLC were issued pursuant to the exemption from registration contained in Section 4(a)(2).

        In April 2017, we issued 450,000 shares of common stock to an oil and gas company in exchange for certain oil and gas interests. The shares were valued at $810,000. The common stock was issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

        In April 2017, we issued 116,700 restricted shares of common stock to certain employees in consideration of services provided to us. The shares were valued at $213,561. The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

        In each transaction in which we relied on Section 4(a)(2) of the Securities Act and/or Rule 506(b) promulgated thereunder, we did not engage in any general solicitation or advertising and we offered the securities to a limited number of persons with whom we had pre-existing relationships. We exercised reasonable care to ensure that the purchasers of securities were not underwriters within the meaning of the Securities Act, including making reasonable inquiry prior to accepting any subscription, making written disclosure regarding the restricted nature of the securities and placing a legend on the certificates representing the shares. In each case, the offerees were provided with a subscription agreement detailing the restrictions on transfer of the shares and eliciting their investment intent. Further, stop transfer restrictions were placed with our transfer agent and a restrictive legend was placed on the certificate in connection with these offerings. In addition, sales in the transactions exempt under Rule 506(b) were made exclusively to what the Company reasonably believed were accredited investors as defined in Rule 501 of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

        See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

Item 17.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that it will:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Douglas County, State of Colorado on May 18, 2017.

PETROSHARE CORP. (Registrant)
By:	/s/ STEPHEN J. FOLEY Stephen J. Foley Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned officers and directors of PetroShare Corp., a Colorado corporation, do hereby constitute and appoint Stephen J. Foley to be our true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for each of us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ BILL M. CONRAD Bill M. Conrad	Chairman of the Board	May 18, 2017
/s/ STEPHEN J. FOLEY Stephen J. Foley	Chief Executive Officer and Director (Principal Executive Officer)	May 18, 2017
/s/ PAUL D. MANISCALCO Paul D. Maniscalco	Chief Financial Officer (Principal Financial and Accounting Officer)	May 18, 2017
/s/ FREDERICK J. WITSELL Frederick J. Witsell	President and Director	May 18, 2017

/s/ SCOTT C. CHANDLER Scott C. Chandler	Director	May 18, 2017
/s/ JAMES H. SINCLAIR James H. Sinclair	Director	May 18, 2017
/s/ DOUGLAS R. HARRIS Douglas R. Harris	Director	May 18, 2017

EXHIBIT INDEX

        The following Exhibits are filed or incorporated by reference as part of this registration statement on Form S-1:

			Incorporated by Reference
Exhibit No.							Filed Herewith
		Exhibit Description	Form	File No.	Exhibit	Filing Date
1.1	*	Form of Underwriting Agreement

2.1		Letter Agreement between the Company and Phyllis Dowell, dated October 5, 2016	8-K	333-198881	2.1	October 12, 2016

2.2		Purchase and Sale Agreement between the Company and Crimson Exploration Operating, Inc., dated November 21, 2016	8-K	001-37943	2.1	November 28, 2016

2.3		Purchase and Sale Agreement between the Company and Morning Gun Exploration LLC, dated February 23, 2017	8-K	001-37943	2.1	February 28, 2017

3.1		Articles of Incorporation as filed with the Colorado Secretary of State on September 4, 2012	S-1	333-198881	3.1	September 22, 2014

3.2		Bylaws of the Company dated November 30, 2012	S-1	333-198881	3.2	September 22, 2014

4.1		Specimen stock certificate	S-1	333-198881	4.1	November 5, 2014

4.2		Form of Warrant Agreement	S-1	333-198881	4.2	August 27, 2015

4.3		Form of Warrant to purchase common stock	8-K	001-37943	4.1	February 3, 2017

5.1	*	Opinion of Polsinelli PC as to legality of securities being registered

10.1	^	Amended and Restated PetroShare Corp. Equity Incentive Plan dated August 18, 2016	8-K	333-198881	10.1	September 13, 2016

10.2	^	Form of Option Agreement	S-1	333-198881	10.2	September 22, 2014

10.3	^	Form of Amended and Restated Employment Agreement	8-K	333-198881	10.2	March 1, 2016

10.4	^	Amended and Restated Executive Employment Agreement between the Company and Stephen J. Foley, effective March 1, 2016					X

			Incorporated by Reference
Exhibit No.							Filed Herewith
		Exhibit Description	Form	File No.	Exhibit	Filing Date
10.5	^	Amended and Restated Executive Employment Agreement between the Company and Frederick J. Witsell, effective March 1, 2016					X

10.6	^	Executive Employment Agreement between the Company and William B. Lloyd, effective January 1, 2016	8-K	333-198881	10.3	March 1, 2016

10.7	^	Executive Employment Agreement between the Company and William R. Givan, effective April 15, 2016					X

10.8		Form of Joint Operating Agreement	S-1	333-198881	10.9	September 22, 2014

10.9		Participation Agreement dated September 30, 2013 with U.S. Energy Development Co.	S-1	333-198881	10.11	September 22, 2014

10.10		Participation Agreement dated November 1, 2013 with LLOCO, L.L.C.	S-1	333-198881	10.12	September 22, 2014

10.11		Agreement for Services dated November 12, 2014 between the Company and Kingdom Resources, LLC	8-K	333-198881	10.1	March 5, 2015

10.12		Revolving Line of Credit Facility Agreement dated May 13, 2015 between the Company and Providence Energy Operators, LLC	10-Q	333-198881	10.1	May 15, 2015

10.13		Promissory Note dated May 13, 2015 for the benefit of Providence	10-Q	333-198881	10.2	May 15, 2015

10.14		Participation Agreement dated May 13, 2015	10-Q	333-198881	10.4	May 15, 2015

10.15		Form of Lock-Up Agreement between Noble Financial Capital Markets and officers and directors of the Company	S-1	333-198881	10.20	September 4, 2015

10.16		Extension of Agreement for Services dated September 2, 2015 between the Company and Kingdom Resources, LLC	8-K	333-198881	10.1	September 8, 2015

			Incorporated by Reference
Exhibit No.							Filed Herewith
		Exhibit Description	Form	File No.	Exhibit	Filing Date
10.17		First Amendment to Revolving Line of Credit Facility Agreement between the Company and Providence, dated February 24, 2016	8-K	333-198881	10.1	March 1, 2016

10.18		Purchase and Sale Agreement between the Company and Kerr-McGee Oil & Gas Onshore LP, dated March 31, 2016	8-K	333-198881	10.1	April 6, 2016

10.19		Letter Agreement between the Company and The Equinox Group LLC, executed April 14, 2016	8-K	333-198881	10.1	April 19, 2016

10.20		Purchase and Sale Agreement between the Company and PDC Energy, Inc., dated May 27, 2016	8-K	333-198881	10.1	June 3, 2016

10.21		Revolving Line of Credit Facility, dated October 13, 2016, between the Company and Providence Energy Partners III, LP	8-K	333-198881	10.1	October 18, 2016

10.22		Letter Agreement, dated March 30, 2017, between the Company and Providence Energy Partners III, LP	10-K	001-37943	10.1	March 31, 2017

10.23		Form of 10% Unsecured Convertible Promissory Note	8-K	001-37943	10.1	February 3, 2017

10.24		Placement Agent Agreement by and between the Company and GVC Capital LLC, dated December 29, 2016	8-K	001-37943	10.2	February 3, 2017

10.25		Form of Subscription Agreement	8-K	001-37943	10.3	February 3, 2017

10.26	^	Form of Restricted Stock Agreement					X

14.1		Code of Ethics, dated March 1, 2016	8-K	333-198881	14.1	March 1, 2016

16.1		Letter from StarkSchenkein, LLP to the U.S. Securities and Exchange Commission, dated May 6, 2015	8-K	333-198881	16.1	May 7, 2015

23.1		Consent of SingerLewak, LLP					X

23.2		Consent of Hein & Associates LLP					X

23.3	*	Consent of Polsinelli PC (included in Exhibit 5.1)

Incorporated by Reference
Exhibit No.							Filed Herewith
		Exhibit Description	Form	File No.	Exhibit	Filing Date
23.4		Consent of Cawley, Gillespie & Associates, Inc.					X

24		Power of Attorney (included on signature page)

99.1		Report of Cawley, Gillespie & Associates, Inc., Independent Petroleum Engineers relating to Proved Reserves, dated March 23, 2017	10-K	001-37943	99.1	March 31, 2017

101.INS	*	XBRL Instance Document

101.SCH	*	XBRL Schema Document

101.CAL	*	XBRL Calculation Linkbase Document

101.DEF	*	XBRL Definition Linkbase Document

101.LAB	*	XBRL Label Linkbase Document

101.PRE	*	XBRL Presentation Linkbase Document

^
Management contract or compensatory plan or arrangement.

*
To be provided by amendment.